                                                                    EXHIBIT 10.1

                           LOAN AND SECURITY AGREEMENT

                                  by and among

                              HANCOCK FABRICS, INC.
                             HF MERCHANDISING, INC.
                           HANCOCK FABRICS OF MI, INC.
                            HANCOCKFABRICS.COM, INC.
                              HANCOCK FABRICS, LLC
                                  as Borrowers

                                       and

                              HF ENTERPRISES, INC.
                               HF RESOURCES, INC.
                                  as Guarantors

           THE LENDERS AND ISSUING BANK FROM TIME TO TIME PARTY HERETO

                       WACHOVIA BANK, NATIONAL ASSOCIATION
                             as Administrative Agent

                       THE CIT GROUP/BUSINESS CREDIT, INC.
                              as Syndication Agent

                          WACHOVIA CAPITAL MARKETS, LLC
                  as Sole Lead Arranger, Manager and Bookrunner

                              Dated: June 29, 2005

SECTION 1. DEFINITIONS.........................................................................   1

SECTION 2. CREDIT FACILITIES...................................................................  33

   2.1 Revolving Loans.........................................................................  33
   2.2 Letters of Credit.......................................................................  33
   2.3 Increase or Decrease in Maximum Credit..................................................  38

SECTION 3. INTEREST AND FEES...................................................................  40

   3.1 Interest................................................................................  40
   3.2 Fees....................................................................................  41
   3.3 Changes in Laws and Increased Costs of Loans............................................  42

SECTION 4. CONDITIONS PRECEDENT................................................................  44

   4.1 Conditions Precedent to Initial Loans and Letters of Credit.............................  44
   4.2 Conditions Precedent to All Loans and Letters of Credit ................................  46

SECTION 5. GRANT AND PERFECTION OF SECURITY INTEREST...........................................  47

   5.1 Grant of Security Interest..............................................................  47
   5.2 Perfection of Security Interests........................................................  48

SECTION 6. COLLECTION AND ADMINISTRATION.......................................................  52

   6.1 Borrowers' Loan Accounts................................................................  52
   6.2 Statements..............................................................................  52
   6.3 Cash Management; Collection of Collateral Proceeds......................................  52
   6.4 Payments................................................................................  54
   6.5 Taxes...................................................................................  55
   6.6 Authorization to Make Loans.............................................................  57
   6.7 Use of Proceeds.........................................................................  58
   6.8 Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of
       Loans and Statements....................................................................  58
   6.9 Pro Rata Treatment......................................................................  59
   6.10 Sharing of Payments, Etc...............................................................  59
   6.11 Settlement Procedures..................................................................  60
   6.12 Obligations Several; Independent Nature of Lenders' Rights.............................  62
   6.13 Bank Products..........................................................................  62

SECTION 7. COLLATERAL REPORTING AND COVENANTS..................................................  63

   7.1 Collateral Reporting....................................................................  63
   7.2 Accounts Covenants......................................................................  64
   7.3 Inventory Covenants.....................................................................  65
   7.4 Equipment and Real Property Covenants...................................................  66
   7.5 Power of Attorney.......................................................................  66
   7.6 Right to Cure...........................................................................  67

                                      (ii)

   7.7 Access to Premises......................................................................  68

SECTION 8. REPRESENTATIONS AND WARRANTIES......................................................  68

   8.1 Existence, Power and Authority..........................................................  68
   8.2 Name; State of Organization; Chief Executive Office; Collateral Locations...............  68
   8.3 Financial Statements; No Material Adverse Change........................................  69
   8.4 Priority of Liens; Title to Properties..................................................  69
   8.5 Tax Returns.............................................................................  70
   8.6 Litigation..............................................................................  70
   8.7 Compliance with Other Agreements and Applicable Laws....................................  70
   8.8 Environmental Compliance................................................................  71
   8.9 Employee Benefits.......................................................................  71
   8.10 Bank Accounts..........................................................................  72
   8.11 Intellectual Property..................................................................  72
   8.12 Subsidiaries; Affiliates; Capitalization; Solvency.....................................  73
   8.13 Labor Disputes.........................................................................  73
   8.14 Restrictions on Subsidiaries...........................................................  74
   8.15 Material Contracts.....................................................................  74
   8.16 Credit Card Agreements.................................................................  74
   8.17 Interrelated Businesses................................................................  74
   8.18 Payable Practices......................................................................  75
   8.19 Accuracy and Completeness of Information...............................................  75
   8.20 Survival of Warranties; Cumulative.....................................................  75

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS..................................................  75

   9.1 Maintenance of Existence................................................................  75
   9.2 New Collateral Locations................................................................  76
   9.3 Compliance with Laws, Regulations, Etc..................................................  76
   9.4 Payment of Taxes and Claims.............................................................  77
   9.5 Insurance...............................................................................  77
   9.6 Financial Statements and Other Information..............................................  78
   9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc.................................  80
   9.8 Encumbrances............................................................................  82
   9.9 Indebtedness............................................................................  84
   9.10 Loans, Investments, Etc................................................................  86
   9.11 Restricted Payments....................................................................  88
   9.12 Transactions with Affiliates...........................................................  90
   9.13 Compliance with ERISA..................................................................  90
   9.14 End of Fiscal Years; Fiscal Quarters...................................................  90
   9.15 Change in Business.....................................................................  90
   9.16 Limitation of Restrictions Affecting Subsidiaries......................................  90
   9.17 License Agreements.....................................................................  91
   9.18 Credit Card Agreements.................................................................  92
   9.19 Minimum Excess Availability............................................................  92
   9.20 After Acquired Real Property...........................................................  92
   9.21 Foreign Assets Control Regulations, Etc................................................  93

                                      (iii)

   9.22 Costs and Expenses....................................................................   93
   9.23 Further Assurances....................................................................   94

SECTION 10. EVENTS OF DEFAULT AND REMEDIES....................................................   95

   10.1 Events of Default.....................................................................   95
   10.2 Remedies..............................................................................   98

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS..................................................  101

   11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.................  101
   11.2 Waiver of Notices.....................................................................  103
   11.3 Amendments and Waivers................................................................  103
   11.4 Waiver of Counterclaims...............................................................  105
   11.5 Indemnification.......................................................................  105

SECTION 12. THE AGENT.........................................................................  106

   12.1 Appointment, Powers and Immunities....................................................  106
   12.2 Reliance by Agent.....................................................................  106
   12.3 Events of Default.....................................................................  107
   12.4 Wachovia in its Individual Capacity...................................................  107
   12.5 Indemnification.......................................................................  107
   12.6 Non-Reliance on Agent and Other Lenders...............................................  108
   12.7 Failure to Act........................................................................  108
   12.8 Additional Loans......................................................................  108
   12.9 Concerning the Collateral and the Related Financing Agreements........................  109
   12.10 Field Audit, Examination Reports and other Information; Disclaimer by Lenders........  109
   12.11 Collateral Matters...................................................................  110
   12.12 Agency for Perfection................................................................  111
   12.13 Successor Agent......................................................................  112
   12.14 Other Agent Designations.............................................................  112

SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS..................................................  112

   13.1 Term..................................................................................  112
   13.2 Interpretative Provisions.............................................................  114
   13.3 Notices...............................................................................  115
   13.4 Partial Invalidity....................................................................  117
   13.5 Confidentiality.......................................................................  117
   13.6 Successors............................................................................  118
   13.7 Assignments; Participations...........................................................  118
   13.8 Entire Agreement......................................................................  120
   13.9 USA Patriot Act.......................................................................  121
   13.10 Counterparts, Etc....................................................................  121

                                      (iv)

                                      INDEX
                                       TO
                             EXHIBITS AND SCHEDULES

Exhibit A                 Form of Assignment and Acceptance
Exhibit B                 Information Certificate
Exhibit C                 Form of Borrowing Base Certificate
Exhibit D                 Form of Compliance Certificate
Schedule 1.27             Commitments
Schedule 1.35             Customs Brokers
Schedule 1.55             Existing Lenders
Schedule 1.95             Owned Store Real Properties
Schedule 8.16             Credit Card Agreements

                                       (v)

                           LOAN AND SECURITY AGREEMENT

      This Loan and Security Agreement dated June 29, 2005 is entered into by and among Hancock Fabrics, Inc, a Delaware corporation ("Parent"), HF Merchandising, Inc., a Delaware corporation ("Merchandising"), Hancock Fabrics of MI, Inc., a Delaware corporation ("Fabrics MI"), hancockfabrics.com, Inc., a Delaware corporation ("Fabrics.com"), Hancock Fabrics, LLC, a Delaware limited liability company ("Fabrics LLC", and together with Parent, Merchandising, Fabrics MI and Fabrics.com, each individually a "Borrower" and collectively, "Borrowers" as hereinafter further defined), HF Enterprises, Inc., a Delaware corporation ("Enterprises"), HF Resources, Inc., a Delaware corporation ("Resources", and together with Enterprises, each individually a "Guarantor" and collectively, "Guarantors" as hereinafter further defined), the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a "Lender" and collectively, "Lenders" as hereinafter further defined) and Wachovia Bank, National Association , a national banking association, in its capacity as agent for Lenders (in such capacity, "Agent" as hereinafter further defined).

                              W I T N E S S E T H:

      WHEREAS, Borrowers and Guarantors have requested that Agent and Lenders enter into financing arrangements with Borrowers pursuant to which Lenders may make loans and provide other financial accommodations to Borrowers; and

      WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to Borrowers on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and Agent is willing to act as agent for Lenders on the terms and conditions set forth herein and the other Financing Agreements;

      NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

      For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

      1.1 "Accounts" shall mean, as to each Borrower and Guarantor, all present and future rights of such Borrower and Guarantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or
(d) arising out of the use of a credit or charge card or information contained on or for use with the card.

      1.2 "Adjusted Eurodollar Rate" shall mean, with respect to each Interest Period for any Eurodollar Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), the rate per annum determined by dividing (a) the London Interbank Offered Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, "Reserve Percentage" shall mean for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

      1.3 "Administrative Borrower" shall mean Hancock Fabrics, Inc., a Delaware corporation in its capacity as Administrative Borrower on behalf of itself and the other Borrowers pursuant to Section 6.8 hereof and it successors and assigns in such capacity.

      1.4 "Affiliate" shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten (10%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds ten (10%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds ten (10%) percent or more of the equity interests and (c) any director or executive officer of such Person. For the purposes of this definition, the term "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

      1.5 "Agent" shall mean Wachovia Bank, National Association, in its capacity as agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

      1.6 "Agent Payment Account" shall mean account no. 5000000030295 of Agent at Wachovia, or such other account of Agent as Agent may from time to time designate to Administrative Borrower as the Agent Payment Account for purposes of this Agreement and the other Financing Agreements.

      1.7 "Applicable Margin" shall mean, at any time, as to the interest rate for Prime Rate Loans and the interest rate for Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below if the Quarterly Average Excess Availability for the immediately preceding fiscal quarter is at or within the amounts indicated for such percentage as of the last day of the immediately preceding fiscal quarter:

                                                 Applicable          Applicable
                   Quarterly Average           Eurodollar Rate       Prime Rate
Tier              Excess Availability              Margin              Margin
----         ----------------------------      ---------------       ----------
 1           Greater than $35,000,000                1.25%                0%

 2           Less than or equal to
             $35,000,000 and greater than            1.50%                0%
             $15,000,000

 3           Less than or equal to
             $15,000,000                             1.75%              .25%

provided, that, (i) the Applicable Margin shall be calculated and established once each fiscal quarter and shall remain in effect until adjusted thereafter after the end of the next fiscal quarter, (ii) the Applicable Margin through December 31, 2005 shall be the amount for Tier 2 set forth above, and (iii) in the event that the level of Quarterly Average Excess Availability falls within Tier 1, the EBITDA of the Parent and its Subsidiaries for the immediately preceding four (4) fiscal quarters (based on the most recent financial statements then received by Agent) shall not be less than $20,000,000 in order for the Applicable Margins set forth for Tier 1 to apply (it being understood that, if the level of Quarterly Average Excess Availability falls within Tier 1 but such EBITDA of Parent and its Subsidiaries is less than $20,000,000 then the Applicable Margin shall be the amount for Tier 2 set forth above).

      1.8 "Assignment and Acceptance" shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender's interest hereunder in accordance with the provisions of Section 13.7 hereof.

      1.9 "Baldwyn Real Property" shall mean the Real Property of Parent located in Baldwyn, Mississippi.

      1.10 "Bank Product Provider" shall mean any Lender, Affiliate of any Lender or other financial institution (in each case as to any Lender, Affiliate or other financial institution to the extent approved by Agent) that provides any Bank Products to Borrowers or Guarantors.

      1.11 "Bank Products" shall mean any one or more of the following types or services or facilities provided to a Borrower by Agent, any Lender or any Affiliate of any Lender or any other financial institution acceptable to Agent:
(a) credit cards or stored value cards or (b) cash management or related services, including (i) the automated clearinghouse transfer of funds for the account of a Borrower pursuant to agreement or overdraft for any accounts of Borrowers maintained at Agent, any Lender or any Affiliate of any Lender (in each case to the extent approved by Agent) that are subject to the control of Agent pursuant to any Deposit Account

Control Agreement to which Agent, such Affiliate of Agent, Lender or Affiliate of Lender is a party, as applicable, and (ii) controlled disbursement services and (iii) Hedge Agreements if and to the extent permitted hereunder. Any of the foregoing shall only be included in the definition of the term "Bank Products" to the extent that the Lender, its Affiliate or the other financial institution has been approved by Agent.

      1.12 "Blocked Accounts" shall have the meaning set forth in Section 6.3 hereof.

      1.13 "Borrowers" shall mean, collectively, the following (together with their respective successors and assigns): (a) Hancock Fabrics, Inc., a Delaware corporation; (b) HF Merchandising, Inc, a Delaware corporation; (c) Hancock Fabrics of MI, Inc., a Delaware corporation; (d) hancockfabrics.com, Inc., a Delaware corporation; (e) Hancock Fabrics, LLC, a Delaware limited liability company, and (f) any other Person that at any time after the date hereof becomes a Borrower; each sometimes being referred to herein individually as a "Borrower".

      1.14 "Borrowing Base" shall mean, at any time, the amount equal to:

            (a) the sum of: (i) the amount equal to eighty-five (85%) percent of Eligible Credit Card Receivables, plus (ii) the amount equal to the lesser of
(A) sixty-five (65%) percent multiplied by the Value of Eligible Inventory or
(B) eighty-five (85%) percent of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory, plus (iii) the amount equal to the lesser of
(A) sixty-five (65%) percent multiplied by the Value of Eligible In-Transit Inventory, (B) eighty-five (85%) percent of the Net Recovery Percentage multiplied by the Value of such Eligible In-Transit Inventory or (C) $2,500,000, plus (iv) Real Property Availability, minus

            (b) Reserves.

The amounts of Eligible Inventory of any Borrower shall, at Agent's option, be determined based on the lesser of the amount of Inventory set forth in the general ledger of such Borrower or the perpetual inventory record maintained by such Borrower.

      1.15 "Borrowing Base Certificate" shall mean a certificate substantially in the form of Exhibit C hereto, as such form may from time to time be modified by Agent, which is duly completed (including all schedules thereto) and executed by the chief financial officer or other appropriate financial officer of Borrowers acceptable to Agent and delivered to Agent.

      1.16 "Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of Texas or the State of North Carolina, and a day on which Agent is open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

      1.17 "Capital Leases" shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such

Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

      1.18 "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

      1.19 "Cash Dominion Event" shall mean either (a) an Event of Default shall exist or have occurred and be continuing or (b) Excess Availability shall at any time have fallen below the Cash Dominion Trigger Amount.

      1.20 Cash Dominion Trigger Amount" shall mean $27,500,000; provided, that, the Cash Dominion Trigger Amount shall be reduced to $20,000,000 commencing on the date (if any) that Agent shall have received evidence that Borrowers have implemented and tested a management information system with respect to inventory which is satisfactory to Agent; provided, further, that, if the Maximum Credit exceeds $110,000,000, the Cash Dominion Trigger Amount shall mean such greater amount as Agent may determine.

      1.21 "Cash Equivalents" shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers' acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1,000,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of any Borrower or Guarantor) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody's Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $1,000,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

      1.22 "Change of Control" shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of any Borrower or Guarantor to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than as permitted in Section 9.7 hereof; (b) the liquidation or dissolution of any Borrower or Guarantor or the adoption of a plan by the stockholders of any Borrower or Guarantor relating to the dissolution or liquidation of such Borrower or Guarantor, other than as permitted in Section 9.7 hereof; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of more than thirty (30%) percent of beneficial ownership, directly or indirectly, of the voting power of the total outstanding Voting Stock of Parent or the Board of Directors of Parent; (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors (or similar governing body) of any Borrower or Guarantor (together with any new directors whose nomination for election by the stockholders of such Borrower or Guarantor was approved by a vote of at least a majority of the directors (or similar persons) then still in office who were either directors (or similar persons) at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors (or similar governing body) of any Borrower or Guarantor then still in office; or (e) the failure of Parent to own and control, directly or indirectly, one hundred (100%) percent of the voting power of the total outstanding Voting Stock of any other Borrower or Guarantor.

      1.23 "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

      1.24 "Collateral" shall have the meaning set forth in Section 5 hereof.

      1.25 "Collateral Access Agreement" shall mean an agreement in writing, in form and substance satisfactory to Agent, from any lessor of premises to any Borrower or Guarantor (other than lessors of retail store locations, except as otherwise agreed to by Administrative Borrower and Agent), or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person.

      1.26 "Commercial Letter of Credit" shall mean any Letter of Credit issued for the purpose of providing the primary manner of payment for the purchase price of goods or services by a Borrower in the ordinary course of the business of such Borrower.

      1.27 "Commitment" shall mean, at any time, as to each Lender, the principal amount set forth opposite such Lender's name on Schedule 1.27 hereto or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of
Section 2.3 or 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as "Commitments".

      1.28 "Consolidated Net Income" shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (and as to Borrowers and Guarantors, excluding to the extent included therein (i) any extraordinary, one-time or non-recurring gains, (ii) extraordinary, one-time or non-recurring non-cash losses or charges, and (iii) operations that have been discontinued on or before the date hereof) after deducting all charges which should be deducted before arriving at the net income
(loss) for such period (but without regard to operations that have been discontinued on or before the date hereof) and after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided, that, (a) the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a wholly-owned Subsidiary of such Person; (b) except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a wholly-owned Subsidiary of such Person or is merged into or consolidated with such Person or any of its wholly-owned Subsidiaries or that Person's assets are acquired by such Person or by any of its wholly-owned Subsidiaries shall be excluded; (c) the effect of any change in accounting principles adopted by such Person or its Subsidiaries after the date hereof shall be excluded; (d) net income shall exclude interest accruing, but not paid, on indebtedness owing to a Subsidiary or parent corporation of such Person; and (e) the net income (if positive) of any wholly-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to such Person or to any other wholly-owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such wholly-owned Subsidiary shall be excluded . For the purposes of this definition, net income excludes any gain and non-cash loss together with any related Provision for Taxes for such gain and non-cash loss realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions and for this purpose sales or other dispositions of retail store locations shall not be deemed to be in the ordinary course of the business of Borrowers and Guarantors) or of any Capital Stock of such Person or a Subsidiary of such Person and any net income or non-cash loss realized as a result of changes in accounting principles or the application thereof to such Person.

      1.29 "Credit Card Acknowledgments" shall mean, collectively, the agreements by Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements in favor of Agent acknowledging Agent's first priority security interest, for and on behalf of Lenders, in the monies due and to become due to a Borrower or Guarantor (including, without limitation, credits and reserves) under the Credit Card Agreements, and agreeing to transfer all such amounts to the Blocked Accounts, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, sometimes being referred to herein individually as a "Credit Card Acknowledgment".

      1.30 "Credit Card Agreements" shall mean all agreements now or hereafter entered into by any Borrower or any Guarantor for the benefit of any Borrower, in each case with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, the agreements set forth on Schedule 8.16 hereto.

      1.31 "Credit Card Issuer" shall mean any person (other than a Borrower) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank

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

credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Discover Financial Services, Inc.

      1.32 "Credit Card Processor" shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower's or Guarantor's sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

      1.33 "Credit Card Receivables" shall mean, collectively, (a) all present and future rights of any Borrower or Guarantor to payment from any Credit Card Issuer, Credit Card Processor or other third party arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card and (b) all present and future rights of any Borrower or Guarantor to payment from any Credit Card Issuer, Credit Card Processor or other third party in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise.

      1.34 "Credit Facility" shall mean the Loans and Letters of Credit provided to or for the benefit of any Borrower pursuant to Sections 2.1 and 2.2 hereof.

      1.35 "Customs Broker" shall mean the persons listed on Schedule 1.35 hereto or such other person selected by any Borrower after written notice by such Borrower to Agent who are reasonably acceptable to Agent to perform port of entry services to process Inventory imported by such Borrower from outside the United States of America and to supply facilities, labor and materials to such Borrower in connection therewith.

      1.36 "Default" shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

      1.37 "Defaulting Lender" shall have the meaning set forth in Section 6.11 hereof.

      1.38 Deposit Account Control Agreement" shall mean an agreement in writing, in form and substance satisfactory to Agent, by and among Agent, the Borrower or Guarantor with a deposit account at any bank and the bank at which such deposit account is at any time maintained which provides that such bank will comply with instructions originated by Agent directing disposition of the funds in the deposit account without further consent by such Borrower or Guarantor and has such other terms and conditions as Agent may require.

      1.39 "EBITDA" shall mean, as to any Person, with respect to any period, an amount equal to: (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) depreciation, amortization, LIFO adjustments consisting of non-cash charges, and other non-cash charges, including imputed interest, deferred compensation and in the case of

Borrowers and Guarantors, non-cash costs associated with the closing of retail store locations, in each case for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (c) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (d) the Provision for Taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person).

      1.40 "Eligible Credit Card Receivables" shall mean, as to each Borrower, Credit Card Receivables of such Borrower which are and continue to be acceptable to Agent based on the criteria set forth below. Credit Card Receivables shall be Eligible Credit Card Receivables if:

            (a) such Credit Card Receivables arise from the actual and bona fide sale and delivery of goods or rendition of services by such Borrower in the ordinary course of the business of such Borrower which transactions are completed in accordance with the terms and provisions contained in any agreements binding on such Borrower or the other party or parties related thereto;

            (b) such Credit Card Receivables are not past due (beyond any stated applicable grace period, if any, therefor) pursuant to the terms set forth in the Credit Card Agreements with the Credit Card Issuer or Credit Card Processor of the credit card or debit card used in the purchase which give rise to such Credit Card Receivables;

            (c) such Credit Card Receivables are not unpaid more than five (5) Business Days after the date of the sale of Inventory giving rise to such Credit Card Receivables;

            (d) all material procedures required by the Credit Card Issuer or the Credit Card Processor of the credit card or debit card used in the purchase which gave rise to such Credit Card Receivables shall have been followed by such Borrower and all documents required for the authorization and approval by such Credit Card Issuer or Credit Card Processor shall have been obtained in connection with the sale giving rise to such Credit Card Receivables;

            (e) the required authorization and approval by such Credit Card Issuer or Credit Card Processor shall have been obtained for the sale giving rise to such Credit Card Receivables;

            (f) such Borrower shall have submitted all materials required by the Credit Card Issuer or Credit Card Processor obligated in respect of such Credit Card Receivables in order for such Borrower to be entitled to payment in respect thereof;

            (g) the Credit Card Issuer or Credit Card Processor obligated in respect of such Credit Card Receivable has not failed to remit any monthly payment in respect of such Credit Card Receivable;

            (h) such Credit Card Receivables comply with the applicable terms and conditions contained in Section 7.2 of this Agreement;

            (i) the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of setoff against such Credit Card Receivables (other than setoffs to fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with such Borrower as of the date hereof or as such practices may change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstance of such Borrower), but the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the amount owing by such Borrower to such Credit Card Issuer or Credit Card Processor pursuant to such fees and chargebacks may be deemed Eligible Credit Card Receivables;

            (j) the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not setoff against amounts otherwise payable by such Credit Card Issuer or Credit Card Processor to such Borrower for the purpose of establishing a reserve or collateral for obligations of such Borrower to such Credit Card Issuer or Credit Card Processor (notwithstanding that the Credit Card Issuer or Credit Card Processor may have setoffs for fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with such Borrower as of the date hereof or as such practices may hereafter change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstances of such Borrower);

            (k) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Credit Card Receivables or reduce the amount payable or delay payment thereunder (other than for setoffs for fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with such Borrower as of the date hereof or as such practices may hereafter change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstances of such Borrower or any Guarantor);

            (l) such Credit Card Receivables are subject to the first priority, valid and perfected security interest and lien of Agent, for and on behalf of itself and Lenders, and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any security interest or lien in favor of any person other than Agent except as otherwise permitted in this Agreement, in each case subject to and in accordance with the terms and conditions applicable hereunder to any such permitted security interest or lien;

            (m) there are no proceedings or actions which are pending or, to the best of any Borrower's knowledge, threatened against the Credit Card Issuers or Credit Card Processors with respect to such Credit Card Receivables which would reasonably be expected to result in any material adverse change in the financial condition of any such Credit Card Issuer or Credit Card Processor;

            (n) such Credit Card Receivables are owed by Credit Card Issuers or Credit Card Processors deemed creditworthy at all times by Agent in good faith;

            (o) no event of default has occurred under the Credit Card Agreement of such Borrower with the Credit Card Issuer or Credit Card Processor who has issued the credit card or debit card or handles payments under the credit card or debit card used in the sale which gave rise to such Credit Card Receivables which event of default gives such Credit Card Issuer or Credit Card Processor the right to cease or suspend payments to such Borrower or any Guarantor and no event shall have occurred which gives such Credit Card Issuer or Credit Card Processor the right to setoff against amounts otherwise payable to such Borrower, including on behalf of a Guarantor (other than for then current fees and chargebacks consistent with the current practices of such Credit Card Issuer or Credit Card Processor as of the date hereof or as such practices may hereafter change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstances of such Borrower or any Guarantor), except as may have been waived in writing on terms and conditions reasonably satisfactory to Agent pursuant to the Credit Card Acknowledgment by such Credit Card Issuer or Credit Card Processor), or the right to establish reserves or establish or demand collateral, and the Credit Card Issuer or Credit Card Processor has not sent any written notice of default and/or notice of its intention to cease or suspend payments to such Borrower in respect of such Credit Card Receivables or to establish reserves or cash collateral for obligations of such Borrower to such Credit Card Issuer or Credit Card Processor, and such Credit Card Agreements are otherwise in full force and effect and constitute the legal, valid, binding and enforceable obligations of the parties thereto;

            (p) the terms of the sale giving rise to such Credit Card Receivables and all practices of such Borrower and Guarantors with respect to such Credit Card Receivables comply in all material respects with applicable Federal, State, and local laws and regulations; and

            (q) the customer using the credit card or debit card giving rise to such Credit Card Receivable shall not have returned the merchandise purchased giving rise to such Credit Card Receivable.

Credit Card Receivables which would otherwise constitute Eligible Credit Card Receivables pursuant to this Section will not be deemed ineligible solely by virtue of the Credit Card Agreements with respect thereto having been entered into by any Guarantor, for the benefit of Borrowers. General criteria for Eligible Credit Card Receivables may only be changed and any new criteria for Eligible Credit Card Receivables may only be established by Agent in good faith, upon notice to Administrative Borrower, based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Credit Card Receivables in the good faith determination of Agent. Any Credit Card Receivables which are not Eligible Credit Card Receivables shall nevertheless be part of the Collateral.

      1.41 "Eligible In-Transit Inventory" shall mean Inventory that would otherwise be Eligible Inventory (other than for its location) that as to which:
(i) the Inventory is not purchased with and subject to a Letter of Credit, (ii) the Inventory is then in transit (whether by vessel, air or land) from a location outside of the continental United States of America to a location permitted hereunder and for which Agent shall have received such evidence thereof as Agent may require, (iii) the title of the Inventory has passed to, and such Inventory is owned by, a Borrower and for which Agent shall have received such evidence thereof as Agent may require, (iv) Agent has received each of the following: (A) a Collateral Access Agreement, duly authorized, executed and delivered by the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory, (B) a copy of the certificate of marine cargo insurance in connection therewith in which Agent has been named as an additional insured and loss payee in a manner acceptable to Agent and (C) a copy of the invoice, packing slip and manifest with respect thereto, (v) the Inventory is either (A) subject to a negotiable bill of lading:
(1) that is consigned to Agent, (2) that was issued by the carrier in respect of such Inventory and (3) is either in the possession of the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory acting on behalf of Agent or the subject of a telefacsimile or other electronic copy which also confirms that such document is in transit to Agent or the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory acting on behalf of Agent or (B) subject to a negotiable cargo receipt and is not the subject of a bill of lading (other than a negotiable bill of lading consigned to, and in the possession of a carrier or Agent, or their respective agents) and such negotiable cargo receipt is (1) consigned to Agent, (2) issued by a carrier in respect of such Inventory and (3) either in the possession of Agent or the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory acting on behalf of Agent or the subject of a telefacsimile or other electronic copy which also confirms that such document is in transit to Agent or the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory, (vi) such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Agent, and
(vii) such Inventory shall not have been in transit for more than forty-five
(45) days.

      1.42 "Eligible Inventory" shall mean, as to each Borrower, Inventory of such Borrower consisting of finished goods held for resale in the ordinary course of the business of such Borrower that satisfy the criteria set forth below as determined by Agent. In general, Eligible Inventory shall not include:
(a) raw materials and work-in-process; (b) spare parts for equipment; (c) packaging and shipping materials; (d) supplies used or consumed in such Borrower's business; (e) Inventory at premises other than those owned or leased and controlled by any Borrower except any Inventory (other than Eligible In-Transit Inventory and Eligible LC Inventory) which would otherwise be deemed Eligible Inventory that is not located at premises owned and operated by such Borrower may nevertheless be considered Eligible Inventory: (i) as to retail store locations which are leased by such Borrower, Agent may, at its option, establish such Reserves in respect of amounts at any time payable by such Borrower to the lessor thereof as Agent shall determine in accordance with the definition of Reserves, (ii) as to locations which are leased by such Borrower (other than retail store locations which are leased), if Agent shall have received a Collateral Access Agreement from the lessor of such location, duly authorized, executed and delivered by such lessor, or if Agent shall not have received such Collateral Access Agreement (or Agent shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by Agent), Agent may, at its option, nevertheless consider Inventory at such location to be Eligible Inventory to the extent

Agent shall have established such Reserves in respect of amounts at any time payable by such Borrower to the lessor thereof as Agent shall determine in good faith, and (iii) as to locations operated by a third person, (A) if Agent shall have received a Collateral Access Agreement from such owner with respect to such location, duly authorized, executed and delivered by such operator or if Agent shall not have received such Collateral Access Agreement (or Agent shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by Agent), Agent may, at its option, nevertheless consider Inventory at such location to be Eligible Inventory to the extent Agent shall have established such Reserves in respect of amounts at any time payable by such Borrower to the owner and operator thereof as Agent shall determine, and (B) in addition, if required by Agent, if Agent shall have received: (1) UCC financing statements between the owner and operator, as consignee or bailee and such Borrower, as consignor or bailor, in form and substance satisfactory to Agent, which are duly assigned to Agent and (2) a written notice to any lender to the owner and operator of the first priority security interest in such Inventory of Agent; (f) Inventory subject to a security interest or lien in favor of any Person other than Agent except those permitted in this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or lien and Agent; (g) bill and hold goods; (h) unserviceable, obsolete or slow moving Inventory; (i) Inventory that is not subject to the first priority, valid and perfected security interest of Agent; (j) returned Inventory that is not saleable and held for sale in the ordinary course of business; (k) damaged and/or defective Inventory; (l) Inventory purchased or sold on consignment; (m) Inventory located outside the United States of America; and (n) Inventory of a Borrower sold under a licensed trademark or trade name or which contains or uses a medium subject to a licensed copyright, unless, on or prior to the forty-fifth (45th) day after the date of this Agreement, either (i) Agent shall be satisfied that it has the right to sell or otherwise dispose of such Inventory without further action or (ii) Agent shall have received a letter agreement, in form and substance satisfactory to Agent, duly authorized, executed and delivered by such Borrower and the applicable licensor. The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Agent. Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral.

      1.43 "Eligible LC Inventory" shall mean Inventory that would otherwise be Eligible Inventory (other than for its location) that as to which: (i) the Inventory is purchased with and subject to a Letter of Credit, (ii) the Inventory is then in transit (whether by vessel, air or land) from a location outside of the continental United States of America to a location permitted hereunder and for which Agent shall have received such evidence thereof as Agent may require, (iii) the title of the Inventory has passed to, and such Inventory is owned by, a Borrower and for which Agent shall have received such evidence thereof as Agent may require, (iv) Agent has received each of the following: (A) a Collateral Access Agreement, duly authorized, executed and delivered by the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory, (B) a copy of the certificate of marine cargo insurance in connection therewith in which Agent has been named as an additional insured and loss payee in a manner acceptable to Agent and (C) a copy of the invoice, packing slip and manifest with respect thereto, (v) the Inventory is either (A) subject to a negotiable bill of lading: (1) that is consigned to Agent, (2) that was issued by the carrier in respect of such Inventory and (3) is either in the possession of the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory acting on behalf of Agent or the subject of a telefacsimile or other electronic copy which also confirms that such document is in transit to Agent or the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory acting on behalf of Agent or (B) subject to a negotiable cargo receipt and is not the subject of a bill of lading (other than a negotiable bill of lading consigned to, and in the possession of a carrier or Agent, or their respective agents) and such negotiable cargo receipt is (1) consigned to Agent, (2) issued by a carrier in respect of such Inventory and (3) either in the possession of Agent or the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory acting on behalf of Agent or the subject of a telefacsimile or other electronic copy which also confirms that such document is in transit to Agent or the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory, (vi) such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Agent, and (vii) such Inventory shall not have been in transit for more than forty-five (45) days.

      1.44 "Eligible Real Property" shall mean, as to any Borrower, Real Property owned by such Borrower in fee simple in each case which are acceptable to Agent in good faith based on the criteria set forth below. In general, Eligible Real Property shall not include: (i) Real Property which is not operated by a Borrower except as Agent may otherwise agree; (ii) Real Property subject to a security interest, lien, mortgage or other encumbrance in favor of any person other than Agent (and other than those permitted under Section 9.8(b), 9.8(c) or 9.8(d) hereof or are subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such lien and Agent); (iii) Real Property that is not located in the continental United States of America; (iv) Real Property that is not subject to the valid and enforceable, first priority, perfected security interest, lien and mortgage of Agent; (v) Real Property where Agent determines that issues relating to compliance with Environmental Laws adversely affect such Real Property in such manner that such Real Property would not be acceptable for purposes of including it in the calculation of the Borrowing Base based on the customary practices, procedures and policies of Agent and its Affiliates; provided, that, if the Real Property is acceptable for such purposes in accordance with such practices, procedures and policies, subject to the satisfaction of the other conditions set forth herein and any requirements arising pursuant to such practices, procedures and policies, such Real Property will be considered Eligible Real Property but subject to the right of Agent to establish Reserves to reflect the adverse affect of any environmental conditions or events with respect thereto on its value or the ability of Agent to sell or otherwise realize on such Collateral;
(vi) Real Property improved with residential housing; (vii) Real Property that is not subject to a then current final written appraisal by an appraiser reasonably acceptable to Agent (which shall be one of the appraisers selected by Agent from its list of approved appraisers), on which Agent and Lenders are expressly permitted to rely, and that is in form, scope and methodology reasonably satisfactory to Agent; (viii) if requested by Agent, Real Property for which Agent shall not have received a then current environmental audit conducted by an independent environmental engineering firm reasonably acceptable to Agent (based on Agent's list of approved firms and in form, scope, substance and methodology reasonably satisfactory to Agent, the results of which are satisfactory to Agent; (ix) if requested by Agent, Real Property for which Agent shall not have received, in form and substance reasonably satisfactory to Agent, a valid and effective title insurance policy (whether in the form of a pro form policy or a marked up title policy commitment) issued by a company and agent reasonably acceptable to Agent: (A) insuring the priority, amount and sufficiency of the Mortgage with respect to such Real Property, (B) insuring against matters that would be disclosed by surveys and (C) containing any legally available endorsements, assurances or affirmative coverage requested by Agent for protection of its interests; and (x) any Real Property other than the Baldwyn Real Property, except as Agent may otherwise agree. Any Real Property that is not Eligible Real Property shall nevertheless be part of the Collateral.

      1.45 "Eligible Transferee" shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and in each case is approved by Agent; and (d) any other commercial bank, financial institution or "accredited investor" (as defined in Regulation D under the Securities Act of 1933) approved by Agent, provided, that, (i) neither any Borrower nor any Guarantor or any Affiliate of any Borrower or Guarantor shall qualify as an Eligible Transferee and (ii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of any Borrower or Guarantor shall qualify as an Eligible Transferee, except as Agent may otherwise specifically agree.

      1.46 "Environmental Laws" shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower or Guarantor and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term "Environmental Laws" includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

      1.47 "Equipment" shall mean, as to each Borrower and Guarantor, all of such Borrower's and Guarantor's now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

      1.48 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

      1.49 "ERISA Affiliate" shall mean any person required to be aggregated with any Borrower, any Guarantor or any of its or their respective Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

      1.50 "ERISA Event" shall mean (a) any "reportable event", as defined in
Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than events as to which the requirement of notice has been waived in regulations by the Pension Benefit Guaranty Corporation; (b) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) a complete or partial withdrawal by any Borrower, Guarantor or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Pension Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower, Guarantor or any ERISA Affiliate in excess of $750,000 and (g) any other event or condition with respect to a Plan including any Pension Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of any Borrower in excess of $750,000.

      1.51 "Eurodollar Rate Loans" shall mean any Revolving Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

      1.52 "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

      1.53 "Excess Availability" shall mean the amount, as determined by Agent, calculated at any time, equal to:

            (a) the lesser of (i) the Borrowing Base or (ii) the Maximum Credit (in each case under (i) or (ii) after giving effect to any Reserves other than any Reserves in respect of Letters of Credit), minus

            (b) the sum of (i) the amount of the then outstanding Loans, plus
(ii) the amount of all Reserves then established in respect of Letters of Credit, plus (iii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Borrowers which are outstanding more than sixty (60) days past due as of the end of the immediately preceding month or at Agent's option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by a Borrower in good faith).

      1.54 "Exchange Act" shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

      1.55 "Existing Lenders" shall mean the lenders to Borrowers listed on
Schedule 1.55 hereto and their respective predecessors, successors and assigns.

      1.56 "Federal Funds Rate" shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by it.

      1.57 "Fee Letter" shall mean the letter agreement, dated of even date herewith, by and among Borrowers and Agent, setting forth certain fees payable by Borrowers in connection with the Credit Facility, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

      1.58 "Financing Agreements" shall mean, collectively, this Agreement and all notes, guarantees, security agreements, deposit account control agreements, investment property control agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or Guarantor in connection with this Agreement; provided, that, the Financing Agreements shall not include Hedge Agreements.

      1.59 "Foreign Lender" shall mean any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

      1.60 "Funding Bank" shall have the meaning given to such term in Section
3.3 hereof.

      1.61 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied.

      1.62 "Governmental Authority" shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

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

      1.63 "Guarantors" shall mean, collectively, the following (together with their respective successors and assigns): (a) HF Enterprises, Inc., a Delaware corporation; (b) HF Resources, Inc., a Delaware corporation; and (c) any other Person that at any time after the date hereof becomes party to a guarantee in favor of Agent or any Lender or otherwise liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (other than Borrowers); each sometimes being referred to herein individually as a "Guarantor".

      1.64 "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

      1.65 "Hedge Agreement" shall mean an agreement between any Borrower or Guarantor and a Bank Product Provider that is a rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto) for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices; sometimes being collectively referred to herein as "Hedge Agreements".

      1.66 "Indebtedness" shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (other than an account payable to a trade creditor (whether or not an Affiliate) incurred in the ordinary course of business of such Person and payable in accordance with customary trade practices); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker's acceptances, drafts or similar documents or instruments issued for such Person's account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values; (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments; (j) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person's ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefor or such Person has no liability therefor as a matter of law and (k) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP.

      1.67 "Information Certificate" shall mean, collectively, the Information Certificates of Borrowers and Guarantors constituting Exhibit B hereto containing material information with respect to Borrowers and Guarantors, their respective businesses and assets provided by or on behalf of Borrowers and Guarantors to Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

      1.68 "Intellectual Property" shall mean, as to each Borrower and Guarantor, such Borrower's and Guarantor's now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to any Borrower's or Guarantor's use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

      1.69 "Intercompany Royalty Accounts" shall mean, collectively, the following bank accounts maintained at PNC Bank: (a) the bank account of Resources bearing account number 5602229374 and (b) the bank account of Enterprises bearing account number 5602229788

      1.70 "Interest Expense" shall mean, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person, whether paid or accrued during such period (including the interest component of Capital Leases for such period), including, without limitation, discounts in connection with the sale of any Accounts and bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker's acceptances or similar instruments.

      1.71 "Interest Period" shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration as any Borrower (or Administrative Borrower on behalf of such Borrower) may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, such Borrower (or Administrative Borrower on behalf of such Borrower) may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

      1.72 "Interest Rate" shall mean,

            (a) Subject to clause (b) of this definition below:

                  (i) as to Prime Rate Loans, a rate equal to the then Applicable Margin for Prime Rate Loans on a per annum basis plus the Prime Rate, and

                  (ii) as to Eurodollar Rate Loans, a rate equal to the then Applicable Margin for Eurodollar Rate Loans on a per annum basis plus the Adjusted Eurodollar Rate.

            (b) Notwithstanding anything to the contrary contained herein, Agent may, at its option, and Agent shall, at the direction of the Required Lenders, increase the Applicable Margin otherwise used to calculate the Interest Rate for Prime Rate Loans and Eurodollar Rate Loans in each case to the highest percentage set forth in the definition of the term Applicable Margin for each category of Revolving Loans (without regard to the amount of Quarterly Average Excess Availability) plus two (2%) percent per annum: (i) for the period (A) from and after the effective date of termination or non-renewal hereof until Agent and Lenders have received full and final payment of all outstanding and unpaid Obligations which are not contingent and cash collateral or letter of credit, as Agent may specify, in the amounts and on the terms required under
Section 13.1 hereof for contingent Obligations (notwithstanding entry of a judgment against any Borrower or Guarantor) and (B) from and after the date of the occurrence of an Event of Default and for so long as such Event of Default is continuing and (ii) on Revolving Loans at any time outstanding in excess of the Borrowing Base (whether or not such excess(es) arise or are made with or without the knowledge or consent of Agent or any Lender and whether made before or after an Event of Default).

      1.73 "Inventory" shall mean, as to each Borrower and Guarantor, all of such Borrower's and Guarantor's now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower or Guarantor as lessor; (b) are held by such Borrower or Guarantor for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower or Guarantor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

      1.74 "Investment" shall have the meaning set forth in Section 9.10 hereof.

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

      1.75 "Investment Property Control Agreement" shall mean an agreement in writing, in form and substance satisfactory to Agent, by and among Agent, any Borrower or Guarantor (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such Borrower or Guarantor acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Agent, that it will comply with entitlement orders originated by Agent with respect to such investment property, or other instructions of Agent, and has such other terms and conditions as Agent may require.

      1.76 "Issuing Bank" shall mean Wachovia.

      1.77 "Lenders" shall mean the financial institutions who are signatories hereto as Lenders and other persons made a party to this Agreement as a Lender in accordance with Section 13.7 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a "Lender".

      1.78 "Letter of Credit Documents" shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for i) the rights and obligations of the parties concerned or at risk or ii) any collateral security for such obligations.

      1.79 "Letter of Credit Limit" shall mean $25,000,000.

      1.80 "Letter of Credit Obligations" shall mean, at any time, the sum of i) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus ii) the aggregate amount of all drawings under Letters of Credit for which Issuing Bank has not at such time been reimbursed, plus iii) without duplication, the aggregate amount of all payments made by each Lender to Issuing Bank with respect to such Lender's participation in Letters of Credit as provided in Section 2.2 for which Borrowers have not at such time reimbursed the Lenders, whether by way of a Revolving Loan or otherwise.

      1.81 "Letters of Credit" shall mean all letters of credit (whether documentary or stand-by and whether for the purchase of inventory, equipment or otherwise) issued by an Issuing Bank for the account of any Borrower pursuant to this Agreement, and all amendments, renewals, extensions or replacements thereof.

      1.82 "License Agreements" shall have the meaning set forth in Section 8.11 hereof.

      1.83 "Loans" shall mean the Revolving Loans.

      1.84 "London Interbank Offered Rate" shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, that, if more than one rate is specified on

Telerate Page 3750, the applicable rate shall be the arithmetic average of all such rates. If, for any reason, such rate is not available, the term "London Interbank Offered Rate" shall mean, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic average of all such rates.

      1.85 "Material Adverse Effect" shall mean a material adverse effect on (a) the financial condition, business, performance or operations of Borrowers; (b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Agent upon the Collateral; (d) the Collateral or its value; (e) the ability of any Borrower to repay the Obligations or of any Borrower to perform its obligations under this Agreement or any of the other Financing Agreements as and when to be performed; or (f) the ability of Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Agent and Lenders under this Agreement or any of the other Financing Agreements.

      1.86 "Material Contract" shall mean (a) any contract or other agreement (other than the Financing Agreements), written or oral, of any Borrower or Guarantor involving monetary liability of or to any Person in an amount in excess of $5,000,000 in any fiscal year and (b) any other contract or other agreement (other than the Financing Agreements), whether written or oral, to which any Borrower or Guarantor is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

      1.87 "Maturity Date" shall mean shall have the meaning set forth in
Section 13.1 hereof.

      1.88 "Maximum Credit" shall mean the amount of $110,000,000, as such amount may be increased or decreased in accordance with the terms of Section 2.3 hereof.

      1.89 "Mortgage" shall mean the Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing, dated even date herewith by Parent in favor of Agent with respect to the Real Property and related assets of such Borrower located in Baldwyn, Mississippi, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

      1.90 "Multiemployer Plan" shall mean a "multi-employer plan" as defined in
Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower, Guarantor or any ERISA Affiliate or with respect to which any Borrower, Guarantor or any ERISA Affiliate may incur any liability.

      1.91 "Net Recovery Percentage" shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the Inventory at such time on a "going out of business sale" basis as set forth in the most recent appraisal of Inventory received by Agent in accordance with Section 7.3, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the applicable original cost of the aggregate amount of the Inventory subject to appraisal.

      1.92 "Obligations" shall mean (a) any and all Loans, Letter of Credit Obligations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers to Agent or any Lender, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to such Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured and (b) for purposes only of Section 5.1 hereof and the Security Provisions and subject to the priority in right of payment set forth in
Section 6.4 hereof, all obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers or Guarantors to Agent or any Bank Product Provider arising under or pursuant to any Bank Products, whether now existing or hereafter arising, provided, that, (i) as to any such obligations, liabilities and indebtedness arising under or pursuant to a Hedge Agreement, the same shall only be included within the Obligations if upon Agent's request, Agent shall have entered into an agreement, in form and substance satisfactory to Agent, with the Bank Product Provider that is a counterparty to such Hedge Agreement, as acknowledged and agreed to by Borrowers and Guarantors, providing for the delivery to Agent by such counterparty of information with respect to the amount of such obligations and providing for the other rights of Agent and such Bank Product Provider in connection with such arrangements, (ii) any Bank Product Provider, other than Wachovia and its Affiliates, shall have delivered written notice to Agent that (A) such Bank Product Provider has entered into a transaction to provide Bank Products to a Borrower and Guarantor and (B) the obligations arising pursuant to such Bank Products provided to Borrowers and Guarantors constitute Obligations entitled to the benefits of the security interest of Agent granted hereunder, and Agent shall have accepted such notice in writing and (iii) in no event shall any Bank Product Provider to whom such obligations, liabilities or indebtedness are owing be deemed a Lender for purposes hereof to the extent of and as to such obligations, liabilities or indebtedness other than for purposes of Section 5.1 hereof and other than for purposes of Sections 12.1, 12.2, 12.3(b), 12.6, 12.7, 12.9, 12.12 and 13.6 hereof and in no event shall such obligations be included in the Obligations to the extent that the effect is that the value of the Collateral (as determined by Agent) is less than the Obligations and in no event shall the approval of any such person be required in connection with the release or termination of any security interest or lien of Agent.

      1.93 "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (including, without limitation, Guarantors), other than Borrowers.

      1.94 "Other Taxes" shall have the meaning given to such term in Section
6.5 hereof.

      1.95 "Owned Store Real Properties" shall mean, collectively, the Real Properties of Parent listed on Schedule 1.95 hereto.

      1.96 "Parent" shall mean Hancock Fabrics, Inc., a Delaware corporation, and its successors and assigns.

      1.97 "Participant" shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letters of Credit in conformity with the provisions of Section 13.7 of this Agreement governing participations.

      1.98 "Permitted Acquisitions" shall mean the purchase by a Borrower or Guarantor after the date hereof of all or substantially all of the assets of any Person or a business or division of such Person (including pursuant to a merger with such Person or the formation of a wholly owned Subsidiary solely for such purpose that is merged with such Person) or of all or a majority of the Capital Stock (such assets or Person being referred to herein as the "Acquired Business") and in one or a series of transaction that satisfies each of the following conditions as determined by Agent:

            (a) Agent shall have received not less than ten (10) Business Days' prior written notice of the proposed acquisition and such information with respect thereto as Agent may request, including (i) the proposed date and amount of the acquisition, (ii) a list and description of the assets or shares to be acquired, (iii) the total purchase price for the assets to be purchased (and the terms of payment of such purchase price), and (iv) a summary of the due diligence undertaken by Borrowers in connection with such acquisition,

            (b) the Acquired Business shall be an operating company that engages in a line of business substantially similar to the business that Borrowers are engaged in on date hereof,

            (c) the consideration paid for or in connection with the assets or shares of the Acquired Business shall not exceed $10,000,000 and after giving effect to all payments or other consideration paid in respect of such acquisition, the aggregate amount of all payments made or other consideration delivered in connection with all Permitted Acquisitions shall not exceed $20,000,000,

            (d) if requested by Agent, Agent shall have received: (i) the most recent annual and interim financial statements with respect to the Acquired Business and related statements of income and cash flows, (ii) detailed forecasts of cash flows for the Acquired Business, (iii) detailed projections for Parent and its Subsidiaries through the Maturity Date, on a monthly basis for the first year after the acquisition and on a quarterly basis thereafter, giving pro forma effect to such acquisition, based on assumptions satisfactory to Agent and demonstrating pro forma compliance with all financial covenants set forth in this Agreement, prepared in good faith an in a manner and using such methodology as is consistent with the most recent financial statements delivered to Agent pursuant to Section 9.6 hereof and in form and substance satisfactory to Agent and (iv) current, updated projections of the amount of the Borrowing Base and Excess Availability for the six month period after the date of such acquisition, in a form reasonably satisfactory to Agent, representing Borrowers' reasonable best estimate of the future

Borrowing Base and Excess Availability for the period set forth therein as of the date not more than ten (10) days prior to the date of such acquisition, which projections shall have been prepared on the basis of the assumptions set forth therein which Borrowers believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions,

            (e) if Agent so elects, Agent shall have received an appraisal of the inventory of the Acquired Business and such other assets of the Acquired Business as Agent may specify, in each case in form and containing assumptions and appraisal methods satisfactory to Agent by an appraiser acceptable to Agent, on which Agent and Lenders are expressly permitted to rely,

            (f) if Agent so elects, Agent shall have completed a field examination with respect to the business and assets of the Acquired Business in accordance with Agent's customary procedures and practices and as otherwise required by the nature and circumstances of the business of the Acquired Business, the scope and results of which shall be satisfactory to Agent and any inventory of the Acquired Business shall only be Eligible Inventory to the extent the criteria for Eligible Inventory set forth herein are satisfied with respect thereto in accordance with this Agreement (or such other or additional criteria as Agent may, at its option, establish with respect thereto in accordance with this Agreement and subject to such Reserves as Agent may establish in connection with the Acquired Business),

            (g) Agent shall have received all items required by Sections 5.2 and
9.23 in connection with the Acquired Business,

            (h) in the case of the acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such acquisition and such Person shall not have announced that it will oppose such acquisition or shall not have commenced any action which alleges that such acquisition will violate applicable law,

            (i) Excess Availability shall have been not less than $30,000,000 (or, if the Maximum Credit has been increased pursuant to Section 2.3 hereof, such higher amount as Agent shall determine) for each of the two consecutive months immediately prior to the date of any such acquisition based on the Borrowing Base as of the end of each of such months and after giving effect to the acquisition and all payments and other consideration in respect thereof, on a pro forma basis using the Excess Availability as of the end of the month immediately prior to the date of such acquisition and payments or other consideration, Excess Availability shall be not less than $30,000,000 (or, if the Maximum Credit has been increased pursuant to Section 2.3 hereof, such higher amount as Agent shall determine),

            (j) no Default or Event of Default shall exist or have occurred as of the date of the acquisition or any payment in respect thereof and after giving effect to the acquisition or such payment,

            (k) Agent shall have received true, correct and complete copies of all agreements, documents and instruments relating to such acquisition, which documents shall be satisfactory to Agent, and

            (l) if required by Agent, Agent shall have received a certificate of the chief financial officer or chief executive officer of Administrative Borrower certifying to Agent and Lenders as to the matters set forth above in this definition.

      1.99 "Permitted Dispositions" shall mean each of the following:

            (a) sales of Inventory in the ordinary course of business,

            (b) the sale or other disposition of Equipment (including worn-out or obsolete Equipment or Equipment no longer used or useful in the business of any Borrower or Guarantor) so long as such sales or other dispositions do not involve Equipment having an aggregate fair market value in excess of $500,000 for all such Equipment disposed of in any fiscal year of Borrowers or as Agent may otherwise agree,

            (c) sales or other dispositions by any Borrower of assets in connection with the closing or sale of a retail store location of such Borrower in the ordinary course of such Borrower's business which consist of leasehold interests in the premises of such store, the Equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such store; provided, that, as to each and all such sales and closings, (i) after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, and (ii) such sale shall be on commercially reasonable prices and terms in a bona fide arm's length transaction,

            (d) the sale of the Tupelo Real Property, any of the Owned Store Real Properties, the Equipment and fixtures located at the Tupelo Real Property and the Owned Store Real Properties and the books and records relating exclusively and directly to the operations of the Tupelo Real Property or any of the Owned Store Real Properties; provided, that, as to such sale and closing,
(i) Agent shall have received not less than ten (10) Business Days prior written notice of such sale or closing, which notice shall set forth in reasonable detail satisfactory to Agent, the parties to such sale, the purchase price and the manner of payment thereof and such other information with respect thereto as Agent may request, (ii) after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (iii) such sale shall be on commercially reasonable prices and terms in a bona fide arm's length transaction,

            (e) the grant by any Borrower or Guarantor after the date hereof of a non-exclusive license to any person for the use of any Intellectual Property consisting of trademarks owned by such Borrower or Guarantor; provided, that, as to any such license, each of the following conditions is satisfied, (i) such licenses shall be on commercially reasonable prices and terms in a bona fide arms' length transactions, (ii) the rights of the licensee shall be subject to the rights of Agent, and shall not adversely affect, limit or restrict the rights of Agent to use any Intellectual Property of a Borrower or Guarantor to sell or otherwise dispose of any Inventory or other Collateral, (iii) Agent shall have received, true, correct and complete copies of the executed license agreement, promptly upon the execution thereof and (iv) as of the date of the grant of any such license, and after giving effect thereto, no Default or Event of Default shall exist or have occurred,

            (f) sales, transfers and dispositions of assets of a Borrower to another Borrower or by a Guarantor or other Subsidiary of Parent to a Borrower or Guarantor, in each case to the extent permitted under Section 9.12 hereof.

      1.100 "Permitted Investments" shall mean each of the following:

            (a) the endorsement of instruments for collection or deposit in the ordinary course of business;

            (b) Investments in cash or Cash Equivalents, provided, that, (i) at any time on and after a Cash Dominion Event and for so long as the same is continuing, no Loans are then outstanding and (ii) the terms and conditions of
Section 5.2 hereof shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held;

            (c) the existing Investments of each Borrower and Guarantor as of the date hereof in its Subsidiaries, provided, that, no Borrower or Guarantor shall have any further obligations or liabilities to make any capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries;

            (d) loans and advances by any Borrower or Guarantor to employees of such Borrower or Guarantor not to exceed the principal amount of $250,000 in the aggregate at any time outstanding for: (i) reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for such Borrower or Guarantor and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees);

            (e) stock or obligations issued to any Borrower or Guarantor by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Borrower or Guarantor in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent's request, together with such stock power, assignment or endorsement by such Borrower or Guarantor as Agent may request; and

            (f) obligations of account debtors to any Borrower or Guarantor arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to such Borrower or Guarantor; provided, that, promptly upon the receipt of the original of any such promissory note by such Borrower or Guarantor, such promissory note shall be endorsed to the order of Agent by such Borrower or Guarantor and promptly delivered to Agent as so endorsed.

      1.101 "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

      1.102 "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower or Guarantor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or, in the case of a Multiemployer Plan, has made contributions at any time during the immediately preceding six (6) plan years or with respect to which any Borrower or Guarantor may incur liability.

      1.103 "Prime Rate" shall mean, on any date, the greater of (a) the rate from time to time publicly announced by Wachovia, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank or (b) the Federal Funds Rate in effect on such day plus one-half (1/2%) percent.

      1.104 "Prime Rate Loans" shall mean any Revolving Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

      1.105 "Pro Rata Share" shall mean as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender's Commitment and the denominator of which is the aggregate amount of all of the Commitments of Lenders, as adjusted from time to time in accordance with the provisions of
Section 13.7 hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender's Loans and its interest in the Letters of Credit and the denominator shall be the aggregate amount of all unpaid Loans and Letters of Credit.

      1.106 "Provision for Taxes" shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

      1.107 "Quarterly Average Excess Availability" shall mean, at any time, the daily average of the aggregate amount of the Excess Availability for the immediately preceding fiscal quarter.

      1.108 "Real Property" shall mean all now owned and hereafter acquired real property of each Borrower and Guarantor, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located, including the real property and related assets more particularly described in the Mortgage.

      1.109 "Real Property Availability" shall mean the amount equal to the lesser of:

            (a) $10,000,000; or

            (b) fifty (50%) percent of the fair market value of Eligible Real Property as set forth in the most recent acceptable appraisal (or acceptable updates of existing appraisals) of such Real Property received by Agent in accordance with Section 4.1 or 7.4 hereof.

      1.110 "Receivables" shall mean all of the following now owned or hereafter arising or acquired property of each Borrower and Guarantor: (a) all Accounts;
(b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of such Borrower or Guarantor; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or Guarantor or otherwise in favor of or delivered to any Borrower or Guarantor in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower or Guarantor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Borrower or Guarantor or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Borrower or Guarantor) or otherwise associated with any Accounts, Inventory or general intangibles of any Borrower or Guarantor (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Borrower or Guarantor in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Borrower or Guarantor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Borrower or Guarantor is a beneficiary).

      1.111 "Records" shall mean, as to each Borrower and Guarantor, all of such Borrower's and Guarantor's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Borrower or Guarantor with respect to the foregoing maintained with or by any other person).

      1.112 "Register" shall have the meaning set forth in Section 13.7 hereof.

      1.113 "Required Lenders" shall mean, at any time, those Lenders whose Pro Rata Shares aggregate more than fifty (50%) percent of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom more than fifty (50%) percent of the then outstanding Obligations are owing; provided, that, if the Pro Rata Share of any Lender exceeds fifty (50%) percent at a time when more than one Lender exists, then Required Lenders shall mean such Lender and at least one other Lender.

      1.114 "Reserves" shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith reducing the amount of Revolving Loans and Letters of Credit which would otherwise be available to any Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations, its value or the amount that might be received by Agent from the sale or other disposition or realization upon such Collateral, or
(ii) the assets, business or prospects of any Borrower or Guarantor or (iii) the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect

Agent's good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or Guarantor to Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letters of Credit as provided in Section 2.2 hereof or (d) in respect of any state of facts which Agent determines in good faith constitutes a Default or an Event of Default. Without limiting the generality of the foregoing, Reserves may be established to reflect any of the following:
(i)that dilution with respect to the Credit Card Receivables (based on the ratio of the aggregate amount of non-cash reductions in Credit Card Receivables for any period to the aggregate dollar amount of the sales of Borrowers giving rise to Credit Card Receivables for such period) as calculated by Agent for any period is or is reasonably anticipated to be greater than five (5%) percent of such appraised fair market value, (ii) to the extent that the fair market value of the Real Property subject to the Mortgage as set forth in the most recent acceptable appraisals received by Agent with respect thereto has declined so that the amount of Real Property Availability is greater than fifty (50%) percent of such appraised fair market value, (iii)inventory shrinkage, (iv) reserves in respect of markdowns and cost variances (pursuant to discrepancies between the purchase order price of Inventory and the actual cost thereof), (v) amounts due or to become due in respect of sales, use and/or withholding taxes,
(vi) any rental payments, service charges or other amounts to become due to lessors of real property to the extent Inventory or Records are located in or on such property or such Records are needed to monitor or otherwise deal with the Collateral, provided, that, the Reserves established pursuant to this clause
(vi) as to retail store locations that are leased shall not exceed at any time the aggregate of amounts payable for the next three (3) months to the lessors of such retail store locations located in those States where any right of the lessor to Collateral may have priority over the security interest and lien of Agent therein, provided, that, such limitation on the amount of the Reserves pursuant to this clause (vi) shall only apply so long as: (A) no Event of Default shall exist or have occurred, (B) neither a Borrower, Guarantor nor Agent shall have received notice of any event of default under the lease with respect to such location and (C) no Borrower has granted to the lessor a security interest or lien upon any assets of such Borrower, (vii) any rental payments, service charges or other amounts due or to become due to lessors of personal property; (viii) amounts owing by Borrowers to Credit Card Issuers or Credit Card Processors in connection with the Credit Card Agreements, (ix) up to fifty (50%) percent of the aggregate amount of merchandise gift certificates and coupons, (x) an increase in the number of days of the turnover of Inventory or a change in the mix of the Inventory that results in an overall decrease in the value thereof or a deterioration in its nature or quality (but only to the extent not addressed by the lending formulas in a manner satisfactory to Agent),
(xi) variances between the perpetual inventory records of Borrowers and the results of the test counts of Inventory conducted by Agent with respect thereto in excess of the percentage acceptable to Agent, (xii) the aggregate amount of deposits, if any, received by any Borrower from its retail customers in respect of unfilled orders for merchandise and the purchase price of layaway goods and
(xiii) obligations, liabilities or indebtedness (contingent or otherwise) of Borrowers or Guarantors to any Bank Product Provider arising under or in connection with any Bank Products of any Borrower or Guarantor with a Bank Product Provider or as such Bank Product Provider may otherwise require in connection therewith to the extent that such obligation, liabilities or indebtedness constitute Obligations as such term is defined herein or otherwise receive the benefit of the security interest of Agent in any Collateral. The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve as determined by Agent

      1.115 "Restricted Payment" shall mean (a) any cash dividend or other cash distribution, direct or indirect, on account of any shares of any class of Capital Stock of Parent or any of its Subsidiaries, as the case may be, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment on account of, or purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Parent or any of its Subsidiaries, except for any redemption, retirement, sinking funds or similar payment payable solely in such shares of that class of stock or in any class of stock junior to that class, (c) any cash payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any shares of any class of Capital Stock of Parent or any of its Subsidiaries now or hereafter outstanding, or (d) any payment to any Affiliate of any Borrower except to the extent expressly permitted in this Agreement.

      1.116 "Revolving Loans" shall mean the loans now or hereafter made by or on behalf of any Lender or by Agent for the account of any Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

      1.117 "Secured Parties" shall mean, collectively, (i) Agent, (ii) Lenders,
(iii) the Issuing Bank and (iv) any Bank Product Provider; provided, that, (i) as to any Bank Product Provider, only to the extent of the Obligations owing to such Bank Product Provider and (ii) such parties are sometimes referred to herein individually as a "Secured Party".

      1.118 "Security Provisions" shall mean the following provisions of the Financing Agreements (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) Section
2.01 of the Mortgage; (b) Section 1 of the Trademark Collateral Assignment and Security Agreement, dated of even date herewith, by and between Enterprises and Agent; (c) Section 1 of the Pledge and Security Agreement, dated of even date herewith, by Parent in favor of Agent; (d) Section 1 of the Pledge and Security Agreement, dated of even date herewith, by Resources in favor of Agent; (e)
Section 1 of the Pledge and Security Agreement, dated of even date herewith, by Enterprises in favor of Agent; and (f) such other sections of such other Financing Agreements as Agent may from time to time designate as a "Security Provision" in a writing delivered by Agent to Administrative Borrower.

      1.119 "Solvent" shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

      1.120 "Special Agent Advances" shall have the meaning set forth in Section
12.11 hereof.

      1.121 "Specified Amount" shall mean $25,000,000; provided, that, the Specified Amount shall be reduced to $17,500,000 commencing on the date (if any) that Agent shall have received evidence that Borrowers have implemented and tested a management information system with respect to inventory which is satisfactory to Agent.

      1.122 "Standby Letters of Credit" shall mean all Letters of Credit other than Commercial Letters of Credit.

      1.123 "Store Accounts" shall have the meaning set forth in Section 6.3.

      1.124 "Subordinated Debt Documents" shall mean, collectively, any and all agreements, documents and instruments evidencing or otherwise related to Indebtedness permitted under Section 9.9(f) hereof.

      1.125 "Subsidiary" or "subsidiary" shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

      1.126 "Tupelo Real Property" shall mean all Real Property of Parent located in Tupelo, Mississippi.

      1.127 "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine).

      1.128 "Value" shall mean, as determined by Agent in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP or (b) market value, provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Borrower or Guarantor on the sale thereof to any other Borrower or
(B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent prior to the date hereof, if any.

      1.129 "Voting Stock" shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

      1.130 "Wachovia" shall mean Wachovia Bank, National Association, in its individual capacity, and its successors and assigns.

SECTION 2. CREDIT FACILITIES

      2.1 Revolving Loans.

            (a) Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to make its Pro Rata Share of Revolving Loans to Borrowers from time to time in amounts requested by any Borrower (or Administrative Borrower on behalf of Borrowers) up to the aggregate amount outstanding for all Lenders at any time equal to the Borrowing Base at such time.

            (b) Except in Agent's discretion, with the consent of all Lenders, or as otherwise provided herein, (i) the aggregate principal amount of the Revolving Loans and the Letter of Credit Obligations outstanding at any time shall not exceed the Maximum Credit and (ii) the aggregate principal amount of the Revolving Loans and Letter of Credit Obligations outstanding at any time shall not exceed the Borrowing Base.

            (c) In the event that (i) the aggregate principal amount of the Revolving Loans and the Letter of Credit Obligations outstanding at any time exceed the Maximum Credit, or (ii) except as otherwise provided herein, the aggregate principal amount of the Revolving Loans and Letter of Credit Obligations outstanding at any time exceed the Borrowing Base, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.

      2.2 Letters of Credit.

            (a) Subject to and upon the terms and conditions contained herein and in the Letter of Credit Documents, at the request of a Borrower (or Administrative Borrower on behalf of such Borrower), Agent agrees to cause Issuing Bank to issue, and Issuing Bank agrees to issue, for the account of such Borrower one or more Letters of Credit, for the ratable risk of each Lender according to its Pro Rata Share, containing terms and conditions acceptable to Agent and Issuing Bank.

            (b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letters of Credit, Borrowers shall pay to Agent, for the benefit of Lenders, monthly a letter of credit fee at a rate equal to the percentage (on a per annum basis) set forth below on the daily outstanding balance of the Commercial Letters of Credit and Standby Letters of Credit during the immediately preceding month (or part thereof), payable in arrears as of the first of each succeeding month, provided, that, such percentage shall be increased or decreased, as the case may be, to the percentage (on a per annum basis) set forth below based on the Quarterly Average Excess Availability for the immediately preceding fiscal quarter being at or within the amounts indicated for such percentage:

                                                    Commercial                Standby
           Quarterly Average Excess                 Letter of                Letter of
Tier             Availability                      Credit Rate              Credit Rate
----          -------------------                  -----------              -----------
1      Greater than $35,000,000                        .750%                    1.25%

2      Less than or equal to $35,000,000
       and greater than $15,000,000                    .875%                    1.50%

3      Less than or equal to $15,000,000              1.000%                    1.75%

provided, that, (i) the applicable percentage shall be calculated and established once each fiscal quarter and shall remain in effect until adjusted thereafter after the end of the next fiscal quarter, (ii) if the Excess Availability is greater than $15,000,000 as of the date hereof, the applicable percentage through December 31, 2005 shall be the amount for Tier 2 set forth above (otherwise the applicable percentage through December 31, 2005 shall be the amount for Tier 3 above), (iii) in the event that the level of Quarterly Average Excess Availability falls within Tier 1, the EBITDA of the Parent and its Subsidiaries for the immediately preceding four (4) fiscal quarters (based on the most recent financial statements then received by Agent) shall not be less than $20,000,000 in order for the applicable percentage set forth for Tier 1 to apply (it being understood that, if the level of Quarterly Average Excess Availability falls within Tier 1 but such EBITDA of Parent and its Subsidiaries is less than $20,000,000, then the applicable percentage shall be the amount for Tier 2), and (iv) notwithstanding anything to the contrary contained herein, Agent may, and upon the written direction of Required Lenders shall, require Borrowers to pay to Agent for the benefit of Lenders, such letter of credit fee at a rate equal to two (2%) percent per annum on such daily outstanding balance higher than the rate set forth in Tier 3: (A) for the period (1) from and after the effective date of termination or non-renewal hereof until Agent and Lenders have received full and final payment of all outstanding and unpaid Obligations which are not contingent and cash collateral or a letter of credit, as Agent may specify, in the amounts and on the terms required under Section 13.1 hereof for contingent Obligations (notwithstanding entry of a judgment against any Borrower or Guarantor) and (2) from and after the date of the occurrence of an Event of Default and for so long as such Event of Default is continuing and (B) on the Letters of Credit at any time outstanding in excess of the Letter of Credit Limit (whether or not such excess(es) arise or are issued with or without the knowledge or consent of Agent or any Lender and whether issued before or after an Event of Default).

            (c) The Borrower requesting such Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall give Agent and Issuing Bank three (3) Business Days' prior written notice of such Borrower's request for the issuance of a Letter of Credit. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit requested, the effective date (which date shall be a Business Day and in no event shall be a date less than ten (10) days prior to the end of the then current term of this Agreement) of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the date on which such requested Letter of Credit is to expire (which date shall be a Business Day and shall not be more than one year from the date of issuance), the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit. The Borrower requesting the Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall attach to such notice the proposed terms of the Letter of Credit. The renewal or extension of any Letter of Credit shall, for purposes hereof be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

            (d) In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit shall be available unless each of the following conditions precedent have been satisfied in a manner satisfactory to Agent: (i) the Borrower requesting such Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall have delivered to Issuing Bank at such times and in such manner as Issuing Bank may require, an application, in form and substance satisfactory to Issuing Bank and Agent, for the issuance of the Letter of Credit and such other Letter of Credit Documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit shall be satisfactory to Agent and Issuing Bank, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that Issuing Bank refrain from, the issuance of letters of credit generally or the issuance of such Letter of Credit, (iii) after giving effect to the issuance of such Letter of Credit, the Letter of Credit Obligations shall not exceed the Letter of Credit Limit, and (iv) the Excess Availability, prior to giving effect to any Reserves with respect to such Letter of Credit, on the date of the proposed issuance of any Letter of Credit shall be equal to or greater than: (A) if the proposed Letter of Credit is a Commercial Letter of Credit for the purpose of purchasing Eligible LC Inventory and the documents of title with respect thereto are consigned to the Issuing Bank or delivered to and in the possession of a Customs Broker (provided, that, as to such Customs Broker, Agent shall have received a Collateral Access Agreement duly authorized, executed and delivered by such person, such agreement shall be in full force and effect and such person shall be in compliance in all material respects with the terms thereof), the sum of: (1) the percentage equal to one hundred (100%) percent minus the then applicable percentage with respect to Eligible Inventory set forth in the definition of Borrowing Base multiplied by the Value of such Eligible LC Inventory plus (2) the amount of the Reserve to be established based on freight, taxes, duty and other amounts which Agent estimates must be paid in connection with such Inventory being purchased with such Letter of Credit calculated as described below and (B) if the proposed Letter of Credit is a Standby Letter of Credit or for any other purpose or the documents of title are not consigned to the Issuing Bank or are not delivered to and in the possession of a Customs Broker (or if delivered to and in the possession of a Customs Broker, any of the conditions set forth in clause (A) are not satisfied as to such Customs Broker) in connection with a Letter of Credit for the purpose of purchasing Inventory, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Agent with respect thereto. Effective on the issuance of each

Letter of Credit, a Reserve shall be established in the applicable amount set forth in Section 2.2(d)(iv)(A) or Section 2.2(d)(iv)(B).

            (e) The amount of the Reserve based on freight, taxes, duty and other amounts referred to above shall be calculated from time to time as follows: (i) the amount equal to (A) the most recent determination by Agent of the average of the freight, taxes, duty and other amounts referred to above as a percentage of the outstanding Letters of Credit consisting of Commercial Letters of Credit used to purchase Inventory as of the date of such calculation in accordance with the current practices and procedures of Agent as of the date hereof, multiplied by (B) the then outstanding amount of such Letters of Credit multiplied by (ii) the percentage equal to (A) the percentage of one hundred (100%) percent minus (B) the average of the percentages used for Inventory at such time in the calculation of the Borrowing Base.

            (f) Except in Agent's discretion, with the consent of all Lenders (except as otherwise provided herein), the amount of all outstanding Letters of Credit and all other commitments and obligations made or incurred by Agent or any Lender in a connection therewith shall not at any time exceed the Maximum Credit less any Revolving Loans outstanding.

            (g) Each Borrower shall reimburse immediately Issuing Bank for any draw under any Letter of Credit issued for the account of such Borrower and pay Issuing Bank the amount of all other charges and fees payable to Issuing Bank in connection with any Letter of Credit issued for the account of such Borrower immediately when due, irrespective of any claim, setoff, defense or other right which such Borrower may have at any time against Issuing Bank or any other Person. Each drawing under any Letter of Credit or other amount payable in connection therewith when due shall constitute a request by the Borrower for whose account such Letter of Credit was issued to Agent for a Prime Rate Loan in the amount of such drawing or other amount then due, and shall be made by Agent on behalf of Lenders as a Revolving Loan (or Special Agent Advance, as the case may be). The date of such Loan shall be the date of the drawing or as to other amounts, the due date therefor. Any payments made by or on behalf of Agent or any Lender to Issuing Bank and/or related parties in connection with any Letter of Credit shall constitute additional Revolving Loans to such Borrower pursuant to this Section 2 (or Special Agent Advances as the case may be).

            (h) Borrowers and Guarantors shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence or wilful misconduct of Agent or any Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Each Borrower and Guarantor assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit and for such purposes the drawer or beneficiary shall be deemed such Borrower's agent. Each Borrower and Guarantor assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit or any documents, drafts or acceptances thereunder. Each

Borrower and Guarantor hereby releases and holds Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions, whether caused by any Borrower, Guarantor, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit, except for the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(h) shall survive the payment of Obligations and the termination of this Agreement.

            (i) In connection with Inventory purchased pursuant to any Letter of Credit, Borrowers and Guarantors shall, at Agent's request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest that, upon Agent's request, such items shall be delivered to Agent and/or subject to Agent's order, and if they shall come into such Borrower's or Guarantor's possession, to deliver them, upon Agent's request, to Agent in their original form; provided, that, Agent shall not exercise the rights under this clause (i) to have such persons deliver any cash, checks, Inventory, documents or instruments (but as to such documents and instruments, Agent shall not exercise such rights only so long as the same are held by a Customs Broker and the conditions set forth in Section 2.2(d)(iv)(A) hereof as to such Customs Broker are satisfied), unless an Event of Default shall exist or have occurred and be continuing. Borrowers and Guarantors shall also, at Agent's request, designate Agent as the consignee on all bills of lading and other negotiable and non-negotiable documents.

            (j) Each Borrower and Guarantor hereby irrevocably authorizes and directs Issuing Bank to name such Borrower or Guarantor as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by Issuing Bank pursuant to any Letter of Credit and to accept and rely upon Agent's instructions and agreements with respect to all matters arising in connection with any Letter of Credit or the Letter of Credit Documents with respect thereto. Nothing contained herein shall be deemed or construed to grant any Borrower or Guarantor any right or authority to pledge the credit of Agent or any Lender in any manner. Borrowers and Guarantors shall be bound by any reasonable interpretation made in good faith by Agent, or Issuing Bank under or in connection with any Letter of Credit or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of any Borrower or Guarantor.

            (k) Immediately upon the issuance or amendment of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Lender's Pro Rata Share of the liability with respect to such Letter of Credit and the obligations of Borrowers with respect thereto (including all Letter of Credit Obligations with respect thereto). Each Lender shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to Issuing Bank therefor and discharge when due, its Pro Rata Share of all of such obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender's participation in any Letter of Credit, to the extent that Issuing Bank has not been reimbursed or otherwise paid as required hereunder or under any such Letter of Credit, each such Lender shall pay to Issuing Bank its Pro Rata Share of such unreimbursed drawing or other amounts then due to Issuing Bank in connection therewith.

            (l) The obligations of Borrowers to pay each Letter of Credit Obligations and the obligations of Lenders to make payments to Agent for the account of Issuing Bank with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances, whatsoever, notwithstanding the occurrence or continuance of any Default, Event of Default, the failure to satisfy any other condition set forth in Section 4 or any other event or circumstance. If such amount is not made available by a Lender when due, Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Agent at the interest rate then payable by any Borrower in respect of Loans that are Prime Rate Loans. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrowers to reimburse Issuing Bank under any Letter of Credit or make any other payment in connection therewith.

      2.3 Increase or Decrease in Maximum Credit.

            (a) Administrative Borrower may, at any time, deliver a written request to Agent to increase or decrease the Maximum Credit. Any such written request shall specify the amount of the increase or decrease, as the case may be, in the Maximum Credit that Borrowers are requesting, provided, that, (i) in no event shall the aggregate amount of any increase in the Maximum Credit cause the Maximum Credit to exceed $130,000,000, (ii) in no event shall the aggregate amount of any decrease in the Maximum Credit cause the Maximum Credit to be less than $90,000,000, (ii) any such request for an increase or decrease shall be for an increase or decrease, as the case may be, of not less than $10,000,000, (iv) any such request shall be irrevocable, and (v) in no event shall more than one such written request be delivered to Agent in any calendar year.

            (b) Upon the receipt by Agent of a written request to increase the Maximum Credit, Agent shall notify each of the Lenders of such request and each Lender shall have the option (but not the obligation) to increase the amount of its Commitment by an amount up to its Pro Rata Share of the amount of the increase in the Maximum Credit requested by Administrative Borrower as set forth in the notice from Agent to such Lender. Each Lender shall notify Agent within thirty (30) days after the receipt of such notice of a request for such increase from Agent whether it is willing to so increase its Commitment, and if so, the amount of such increase; provided, that, no Lender shall be obligated to provide such increase in its Commitment and the determination to increase the Commitment of a Lender shall be within the sole and absolute discretion of such Lender. If the aggregate amount of the increases in the Commitments received from the Lenders does not equal or exceed the amount of the increase in the Maximum Credit requested by Administrative Borrower, Agent may seek additional increases from Lenders or Commitments from such Eligible Transferees as it may determine, after consultation with Administrative Borrower. In the event Lenders (or Lenders and any such Eligible Transferees, as the case may be) have committed in writing to provide increases in their Commitments or new Commitments in an aggregate amount in excess of the increase in the Maximum Credit requested by Borrowers or permitted hereunder, Agent shall then have the right to allocate such commitments, first to Lenders and then to Eligible Transferees, in such amounts and manner as Agent may determine, after consultation with Administrative Borrower.

            (c) In the event of a request to increase the Maximum Credit, the Maximum Credit shall be increased by the amount of the increase in Commitments from Lenders or new Commitments from Eligible Transferees, in each case selected in accordance with Section 2.3(b), for which Agent has received Assignment and Acceptances sixty (60) days after the date of the request by Administrative Borrower for the increase or such earlier date as Agent and Administrative Borrower may agree (but subject to the satisfaction of the conditions set forth below), whether or not the aggregate amount of the increase in Commitments and new Commitments, as the case may be, equal or exceed the amount of the increase in the Maximum Credit requested by Administrative Borrower in accordance with the terms hereof, effective on the date that each of the following conditions have been satisfied:

                  (i) Agent shall have received from each Lender or Eligible Transferee that is providing an additional Commitment as part of the increase in the Maximum Credit, an Assignment and Acceptance duly executed by such Lender or Eligible Transferee and Administrative Borrower;

                  (ii) the conditions precedent to the making of Revolving Loans set forth in Section 4.2 hereof shall be satisfied as of the date of the increase in the Maximum Credit, both before and after giving effect to such increase;

                  (iii) Agent shall have received an opinion of counsel to Borrowers and Guarantors in form and substance and from counsel reasonably satisfactory to Agent, addressing such matters as Agent may reasonably request (including an opinion as to no conflicts with other Indebtedness);

                  (iv) such increase in the Maximum Credit on the date of the effectiveness thereof shall not violate any applicable law, regulation or order or decree of any court or other Governmental Authority and shall not be enjoined, temporarily, preliminarily or permanently;

                  (v) there shall have been paid to each Lender and Eligible Transferee providing an additional Commitment in connection with such increase in the Maximum Credit all fees and expenses due and payable to such Person on or before the effectiveness of such increase; and

                  (vi) there shall have been paid to Agent, for the account of the Agent and Lenders (in accordance with any agreement among them), all fees and expenses (including reasonable fees and expenses of counsel) due and payable pursuant to any of the Financing Agreements on or before the effectiveness of such increase.

            (d) Upon the receipt by Agent of a written request to decrease the Maximum Credit, Agent shall notify each of the Lenders of such request and, subject to the terms of Section 2.3(e) hereof, the Commitments of each Lender shall be decreased on the date determined by Administrative Borrower and Agent by an amount equal to such Lender's Pro Rata Share of the amount of the decrease in the Maximum Credit requested by Administrative Borrower as set forth in the notice from Agent to such Lender.

            (e) In the event of a request to decrease the Maximum Credit, the Maximum Credit shall be decreased by the amount of the decrease in Commitments requested by Administrative Borrower in accordance with the terms hereof, subject to the satisfaction of each of the following conditions:

                  (i) the Maximum Credit, after giving effect to such decrease, shall not be less than the aggregate amount of the Loans and Letter of Credit Obligations outstanding at such time; and

                  (ii) Borrowers shall be in compliance with the terms of
Section 9.19 hereof, before and after giving effect to such decrease.

            (f) As of the effective date of any such increase or decrease, as the case may be, in the Maximum Credit, each reference to the term Maximum Credit herein and in any of the other Financing Agreements shall be deemed amended to mean the amount of the Maximum Credit specified in the most recent written notice from Agent to Administrative Borrower of the increase or decrease, as the case may be, in the Maximum Credit.

SECTION 3. INTEREST AND FEES

      3.1 Interest.

            (a) Borrowers shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.

            (b) Each Borrower (or Administrative Borrower on behalf of such Borrower) may from time to time request Eurodollar Rate Loans or may request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from a Borrower (or Administrative Borrower on behalf of such Borrower) shall specify the amount of the Eurodollar Rate Loans or the amount of the Prime Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request from a Borrower (or Administrative Borrower on behalf of such Borrower), such Eurodollar Rate Loans shall be made or Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) no party hereto shall have sent any notice of termination of this Agreement, (iii) such Borrower (or Administrative Borrower on behalf of such Borrower) shall have complied with such customary procedures as are established by Agent and specified by Agent to Administrative Borrower from time to time for requests by Borrowers for Eurodollar Rate Loans, (iv) no more than four (4) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and (vi) Agent and each Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Agent and such Lender and can be readily determined as of the date of the request for such

Eurodollar Rate Loan by such Borrower. Any request by or on behalf of a Borrower for Eurodollar Rate Loans or to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent and Lenders had purchased such deposits to fund the Eurodollar Rate Loans.

            (c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Agent has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Agent's option, upon notice by Agent to Parent, be subsequently converted to Prime Rate Loans in the event that this Agreement shall terminate or not be renewed. Borrowers shall pay to Agent, for the benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate any Lender or Participant for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

            (d) Interest shall be payable by Borrowers to Agent, for the account of Lenders, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year (or, in the case of Prime Rate Loans, a 365 or 366 day year, as the case may be) and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrowers to Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

      3.2 Fees.

            (a) Borrowers shall pay to Agent, for the account of Lenders, monthly an unused line fee at a rate equal to the percentage (on a per annum basis) set forth below calculated upon the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Revolving Loans and Letters of Credit during the immediately preceding month (or part thereof) while the Loan Agreement is in effect and for so long thereafter as any Obligations are outstanding. Such fee shall be payable on the first day of each month in arrears and shall be calculated based on a three hundred sixty (360) day year and actual days elapsed. The percentage used for determining the unused line fee shall be as set forth below if the Quarterly Average Excess Availability for the immediately preceding fiscal quarter is at or within the amounts indicated for such percentage:

                    Quarterly Average                      Unused Line
Tier               Excess Availability                    Fee Percentage
----               -------------------                    --------------
 1          Greater than $35,000,000                          .35%

 2          Less than or equal to $35,000,000
            and greater than $15,000,000                      .30%

 3          Less than or equal to $15,000,000                 .25%

provided, that, (i) the unused line fee percentage shall be calculated and established based on the foregoing once each fiscal quarter, and (ii) the applicable percentage through December 31, 2005 shall be the amount for Tier 2 set forth above.

            (b) Borrowers agree to pay to Agent the other fees and amounts set forth in the Fee Letter in the amounts and at all times specified therein.

      3.3 Changes in Laws and Increased Costs of Loans.

            (a) If after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to any Lender or any banking or financial institution from whom any Lender borrows funds or obtains credit (a "Funding Bank"), or (ii) a Funding Bank or any Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank, any Lender or Issuing Bank determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank, any Lender or Issuing Bank complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Lender's or Issuing Bank's capital as a consequence of its obligations hereunder to a level below that which such Lender or Issuing Bank could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank's or Lender's or Issuing Bank's policies with respect to capital adequacy) by an amount deemed by such Lender or Issuing Bank to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to any Lender or Issuing Bank of funding or maintaining the Loans, the Letters of Credit or its Commitment, then Borrowers and Guarantors shall from time to time upon demand by Agent pay to Agent additional amounts sufficient to indemnify such Lender, as the case may be, against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified). A certificate as to the amount of such increased cost shall be submitted to Administrative Borrower by Agent or the applicable Lender and shall be conclusive, absent manifest error.

            (b) If prior to the first day of any Interest Period, (i) Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrowers and Guarantors) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period, (ii) Agent has received notice from the Required Lenders that the Adjusted Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Lenders of making or maintaining Eurodollar Rate Loans during such Interest Period, or
(iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Agent shall give telecopy or telephonic notice thereof to Administrative Borrower as soon as practicable thereafter, and will also give prompt written notice to Administrative Borrower when such conditions no longer exist. If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Prime Rate Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Prime Rate Loans. Until such notice has been withdrawn by Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall any Borrower (or Administrative Borrower on behalf of any Borrower) have the right to convert Prime Rate Loans to Eurodollar Rate Loans.

            (c) Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Agent or any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Agent or such Lender shall promptly give written notice of such circumstances to Administrative Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Prime Rate Loans to Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Rate Loans, such Lender shall then have a commitment only to make a Prime Rate Loan when a Eurodollar Rate Loan is requested and (iii) such Lender's Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrowers and Guarantors shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.3(d) below.

            (d) Borrowers and Guarantors shall indemnify Agent and each Lender and to hold Agent and each Lender harmless from any loss or expense which Agent or such Lender may sustain or incur as a consequence of (i) default by any Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after such Borrower (or Administrative Borrower on behalf of such Borrower) has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) default by any Borrower in making any prepayment of a Eurodollar Rate Loan after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (B) the amount of interest (as determined by such Agent or such Lender) which would have accrued to Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.

SECTION 4. CONDITIONS PRECEDENT

      4.1 Conditions Precedent to Initial Loans and Letters of Credit. The obligation of Agent and Lenders to make the initial Loans or of Issuing Bank to issue the initial Letters of Credit hereunder is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:.

            (a) Agent shall have received, in form and substance satisfactory to Agent, all releases, terminations and such other documents as Agent may request to evidence and effectuate the termination by the Existing Lenders of their respective financing arrangements with Borrowers and Guarantors;

            (b) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Agent may have requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation or formation of each Borrower and Guarantor certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete name of such Borrower or Guarantor as is set forth herein and such document as shall set forth the organizational identification number of each Borrower or Guarantor, if one is issued in its jurisdiction of incorporation or formation);

            (c) no material adverse change shall have occurred in the assets, business or prospects of Borrowers since the date of Agent's latest field examination (not including for this purpose the field review referred to in clause (d) below) and no change or event shall have occurred which would impair the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Agent or any Lender to enforce the Obligations or realize upon the Collateral;

            (d) Agent shall have completed a field review of the Records and such other information with respect to the Collateral as Agent may require to determine the amount of Loans available to Borrowers (including, without limitation, current perpetual inventory records with respect to the distribution center of Borrowers and/or roll-forwards of Accounts and

Inventory through the date of closing and test counts of the Inventory in a manner satisfactory to Agent, together with such supporting documentation as may be necessary or appropriate, and other documents and information that will enable Agent to accurately identify and verify the Collateral), the results of which in each case shall be satisfactory to Agent, not more than seven (7) Business Days prior to the date hereof or such earlier date as Agent may agree;

            (e) Agent shall have received, in form and substance satisfactory to Agent, (i) an opening pro-forma balance sheet of Parent and its Subsidiaries (on a consolidated basis), reflecting the transactions contemplated hereby and (ii) projected income statements, balance sheets and statements of cash flow for Parent and its Subsidiaries (on a consolidated basis) prepared on a monthly basis for the period through the end of the 2006 fiscal year and thereafter, on an annual basis for each fiscal year through the end of the 2009 fiscal year, in each case with the results and assumptions set forth in all of such projections in form and substance satisfactory to Agent;

            (f) Agent shall have received, in form and substance satisfactory to Agent, all consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, Collateral Access Agreements (other than from the lessors of retail store locations) and Credit Card Acknowledgments;

            (g) the Excess Availability as determined by Agent, as of the date hereof, shall be not less than $25,000,000 after giving effect to the initial Loans made or to be made and Letters of Credit issued or to be issued in connection with the initial transactions hereunder;

            (h) Agent shall have received, in form and substance satisfactory to Agent, a Deposit Account Control Agreement by and among Agent, duly authorized, executed and delivered by Parent and BancorpSouth Bank;

            (i) Agent shall have received evidence, in form and substance satisfactory to Agent, that Agent has a valid perfected first priority security interest in all of the Collateral;

            (j) Agent shall have received and reviewed lien search results for each Borrower and Guarantor in such jurisdictions as Agent shall request, which search results shall be in form and substance satisfactory to Agent;

            (k) Agent shall have received environmental audits of the Real Property to be subject to the Mortgage conducted by an independent environmental engineering firm acceptable to Agent, and in form, scope and methodology satisfactory to Agent, the results of which shall be satisfactory to Agent;

            (l) Agent shall have received, in form and substance satisfactory to Agent, a valid and effective title insurance policy issued by a company and agent acceptable to Agent: (i) insuring the priority, amount and sufficiency of the Mortgage, (ii) insuring against matters that would be disclosed by surveys and (iii) containing any legally available endorsements, assurances or affirmative coverage requested by Agent for protection of its interests;

            (m) Agent shall have received originals of the shares of the stock certificates (if any) representing all of the issued and outstanding shares of the Capital Stock of each Borrower and Guarantor (other than Parent) and owned by any Borrower or Guarantor, in each case together with stock powers duly executed in blank with respect thereto;

            (n) Agent shall have received a Borrowing Base Certificate setting forth the Loans and Letters of Credit available to Borrowers as of the date hereof as completed in a manner satisfactory to Agent and duly authorized, executed and delivered on behalf of Borrowers;

            (o) Agent shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Agent, and certificates of insurance policies and/or endorsements naming Agent as loss payee;

            (p) Agent shall have received a written appraisal as to the Inventory of Borrowers and Guarantors and the Baldwyn Real Property, in each case by an appraiser acceptable to Agent, in form, scope and methodology reasonably acceptable to Agent, addressed to Agent and upon which Agent and Lenders are expressly permitted to rely;

            (q) no material pending or threatened, litigation, proceeding, bankruptcy or insolvency, injunction, order or claims with respect to Borrowers and Guarantors shall exist;

            (r) as of the date hereof and after giving effect to the transactions contemplated hereby, no defaults or events of default on any material Indebtedness or any other Material Contracts of Borrowers or Guarantors shall exist or have occurred and be continuing;

            (s) Agent shall have received, in form and substance satisfactory to Agent, such opinion letters of counsel to Borrowers and Guarantors with respect to the Financing Agreements and such other matters as Agent may request; and

            (t) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Agent, in form and substance satisfactory to Agent.

      4.2 Conditions Precedent to All Loans and Letters of Credit . The obligation of Lenders to make the Loans, including the initial Loans, or of the Issuing Bank to issue any Letter of Credit, including the initial Letters of Credit and any further Loans and Letters of Credit, is subject to the further satisfaction of, or waiver of, immediately prior to or concurrently with the making of each such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:.

            (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate in all material respects on and as of such earlier date);

            (b) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Letters of Credit, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or (ii) has or has a reasonable likelihood of having a Material Adverse Effect; and

            (c) no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit and after giving effect thereto.

SECTION 5. GRANT AND PERFECTION OF SECURITY INTEREST

      5.1 Grant of Security Interest. To secure payment and performance of all Obligations, each Borrower and Guarantor hereby grants to Agent, for itself and the benefit of the Secured Parties, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for itself and the benefit of the Lenders, as security, all of the following personal property, and interests in personal property, of each Borrower and Guarantor, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender, collectively, the "Collateral"), including:.

            (a) all Accounts;

            (b) all general intangibles, including, without limitation, Intellectual Property;

            (c) all goods, including without limitation, Inventory and Equipment;

            (d) all Real Property and fixtures;

            (e) all chattel paper, including without limitation, all tangible and electronic chattel paper;

            (f) all instruments. including without limitation, all promissory notes;

            (g) all documents;

            (h) all deposit accounts;

            (i) all letters of credit, banker's acceptances and similar instruments and including all letter of credit rights;

            (j) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other

Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral; (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party; (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, other Collateral, including returned, repossessed and reclaimed goods; and (iv) deposits by and property of account debtors and other persons securing the obligations of account debtors;

            (k) all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of any Borrower or Guarantor now or hereafter held or received by or in transit to Agent or any Lender or its Affiliates at any other depository or other institution from or for the account of any Borrower or Guarantor, whether for safekeeping, pledge, custody transmission, collection or otherwise;

            (l) all commercial tort claims, including, without limitation, those identified in the Information Certificate;

            (m) to the extent not described above, all Receivables;

            (n) all Records; and

            (o) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

      5.2 Perfection of Security Interests.

            (a) Each Borrower and Guarantor irrevocably and unconditionally authorizes Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and such Borrower or Guarantor as debtor, as Agent may require, and including any other information with respect to such Borrower or Guarantor or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Each Borrower and Guarantor hereby ratifies and approves all financing statements naming Agent or its designee as secured party and such Borrower or Guarantor, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any). Each Borrower and Guarantor hereby authorizes Agent to adopt on behalf of such Borrower and Guarantor any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Agent or its designee as the secured party and any Borrower or Guarantor as debtor includes assets and properties of such Borrower or Guarantor that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Borrower or Guarantor to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. In no event shall any Borrower or Guarantor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and such Borrower or Guarantor as debtor.

            (b) Each Borrower and Guarantor does not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall be entitled to or shall receive any chattel paper or instrument after the date hereof, Borrowers and Guarantors shall promptly notify Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of any Borrower or Guarantor (including by any agent or representative), such Borrower or Guarantor shall deliver, or cause to be delivered to Agent, all tangible chattel paper and instruments that such Borrower or Guarantor has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify, in each case except as Agent may otherwise agree. At Agent's option, each Borrower and Guarantor shall, or Agent may at any time on behalf of any Borrower or Guarantor, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Agent with the following legend referring to chattel paper or instruments as applicable: "This [chattel paper][instrument] is subject to the security interest of Wachovia Bank, National Association and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party."

            (c) In the event that any Borrower or Guarantor shall at any time hold or acquire an interest in any electronic chattel paper or any "transferable record" (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Borrower or Guarantor shall promptly notify Agent thereof in writing. Promptly upon Agent's request, such Borrower or Guarantor shall take, or cause to be taken, such actions as Agent may request to give Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

            (d) Each Borrower and Guarantor does not have any deposit accounts as of the date hereof, except as set forth in the Information Certificate. Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of any Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Borrower or Guarantor is dealing and the purpose of the account, except as to any Store Account opened or established after the date hereof, so long as no Event of Default shall exist or have occurred and be continuing, Agent shall only have received such information as to such Store Account on the next monthly report with respect to deposit accounts in accordance with Section 7.1(a) hereof, (ii) the bank where such account is opened or maintained shall be acceptable to Agent, and (iii) on or before the opening of such deposit account (other than as to a Store Account so long as no Event of Default shall exist or have occurred and be continuing), such Borrower or Guarantor shall as Agent may specify either (A) deliver to Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Borrower or Guarantor and the bank at which such deposit account is opened and maintained or (B) arrange for Agent to become the customer of the bank with respect to the deposit account on terms and conditions acceptable to Agent. The terms of this subsection (d) shall not apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower's or Guarantor's salaried employees.

            (e) No Borrower or Guarantor owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.

            (f) In the event that any Borrower or Guarantor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, such Borrower or Guarantor shall promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify. If any securities, now or hereafter acquired by any Borrower or Guarantor are uncertificated and are issued to such Borrower or Guarantor or its nominee directly by the issuer thereof, such Borrower or Guarantor shall immediately notify Agent thereof and shall as Agent may specify, either (A) cause the issuer to agree to comply with instructions from Agent as to such securities, without further consent of any Borrower or Guarantor or such nominee, or (B) arrange for Agent to become the registered owner of the securities.

            (g) Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Borrower or Guarantor is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Borrower or Guarantor shall as Agent may specify either (i) execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Borrower or Guarantor and such securities intermediary or commodity intermediary or (ii) arrange for Agent to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Agent.

            (h) Borrowers and Guarantors are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker's acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall be entitled to or shall receive any right to payment under any letter of credit, banker's acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, such Borrower or Guarantor shall promptly notify Agent thereof in writing. Such Borrower or Guarantor shall immediately, as Agent may specify, either (i) deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker's acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by such Borrower or Guarantor and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct or (ii) cause Agent to become, at Borrowers' expense, the transferee beneficiary of the letter of credit, banker's acceptance or similar instrument (as the case may be).

            (i) Borrowers and Guarantors do not have any commercial tort claims as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall at any time after the date hereof have any commercial tort claims, such Borrower or Guarantor shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower or Guarantor to Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower or Guarantor to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Agent provided in Section 5.2(a) hereof or otherwise arising by the execution by such Borrower or Guarantor of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and such Borrower or Guarantor as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Borrower and Guarantor shall promptly upon Agent's request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may require in connection with such commercial tort claim.

            (j) Borrowers and Guarantors do not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate and except for goods located in the United States in transit to a location of a Borrower or Guarantor permitted herein in the ordinary course of business of such Borrower or Guarantor in the possession of the carrier transporting such goods. In the event that any goods, documents of title or other Collateral are at any time after the date hereof in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, Borrowers and Guarantors shall promptly notify Agent thereof in writing. Promptly upon Agent's request, Borrowers and Guarantors shall deliver to Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and the Borrower or Guarantor that is the owner of such Collateral.

            (k) Borrowers and Guarantors shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and first priority of, and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that any Borrower's or Guarantor's signature thereon is required therefor, (ii) causing Agent's name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

SECTION 6. COLLECTION AND ADMINISTRATION

      6.1 Borrowers' Loan Accounts. Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letters of Credit and other Obligations and the Collateral, (b) all payments made by or on behalf of any Borrower or Guarantor and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent's customary practices as in effect from time to time.

      6.2 Statements. Agent shall render to Administrative Borrower each month a statement setting forth the balance in the Borrowers' loan account(s) maintained by Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and Guarantors and conclusively binding upon Borrowers and Guarantors as an account stated except to the extent that Agent receives a written notice from Administrative Borrower of any specific exceptions of Administrative Borrower thereto within thirty (30) days after the date such statement has been received by Parent. Until such time as Agent shall have rendered to Administrative Borrower a written statement as provided above, the balance in any Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers and Guarantors.

      6.3 Cash Management; Collection of Collateral Proceeds.

            (a) Each Borrower and Guarantor shall establish and maintain, at its expense, deposit account arrangements and merchant payment arrangements with the banks set forth on Schedule 8.10 to the Information Certificate and subject to
Section 5.2(d) hereof such other
banks as such Borrower or Guarantor may hereafter select. The banks set forth on
Schedule 8.10 to the Information Certificate constitute all of the banks with which Borrowers and Guarantors have deposit account arrangements and merchant payment arrangements as of the date hereof and identifies each of the deposit accounts at such banks that are used solely for receiving store receipts from a retail store location of a Borrower (together with any other deposit accounts at any time established or used by any Borrower for receiving such store receipts from any retail store location, collectively, the "Store Accounts" and each individually, a "Store Account") or otherwise describes the nature of the use of such deposit account by such Borrower.

            (b) Each Borrower shall deposit all proceeds from sales of Inventory in every form, including, without limitation, cash, checks, credit card sales drafts, credit card sales or charge slips or receipts and other forms of daily store receipts, from each retail store location of such Borrower on each Business Day into the Store Account of such Borrower used solely for such purpose; provided, that, each retail store of a Borrower shall be permitted to retain cash on hand in an amount not to exceed $1,000 immediately after giving effect to the deposit of funds from such store into the applicable Store Account. All such funds deposited into the Store Accounts shall be sent by wire transfer or other electronic funds transfer on each Business Day to the Blocked Accounts as provided in Section 6.3(c), except for nominal amounts required to be maintained in such Store Accounts under the terms of such Borrower's arrangements with the bank at which such Store Accounts are maintained (which nominal amounts shall not at any time exceed $3,000 as to each Store Account). All amounts in each Intercompany Royalty Account shall be sent by wire transfer or other electronic funds transfer on each Business Day to the Blocked Accounts.

            (c) Each Borrower shall establish and maintain, at its expense, deposit accounts with such banks as are reasonably acceptable to Agent (the "Blocked Accounts") into which each Borrower shall promptly either cause all amounts on deposit in the Store Accounts of such Borrower to be sent as provided in Section 6.3(a)(i) above (except as expressly provided in Section 6.3(b) hereof) or shall itself deposit or cause to be deposited all proceeds of Collateral, including all proceeds from sales of Inventory, all amounts payable to each Borrower from Credit Card Issuers and Credit Card Processors and all other proceeds of Collateral. Borrowers and Guarantors shall deliver, or cause to be delivered to Agent a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.2 hereof. At any time a Default or an Event of Default shall exist or have occurred and be continuing, promptly upon Agent's request, Borrowers and Guarantors shall deliver, or cause to be delivered, to Agent a Deposit Account Control Agreement duly authorized, executed and delivered by such banks where a Store Account is maintained as Agent shall specify. Without limiting any other rights or remedies of Agent or Lenders, Agent may, at its option, instruct the depository banks at which the Blocked Accounts are maintained to transfer all available funds received or deposited into the Blocked Accounts to the Agent Payment Account at any time that a Cash Dominion Event occurs. Without limiting any other rights or remedies of Agent or Lenders, in the event that a Deposit Account Control Agreement is in effect for a Store Account, then Agent may, at its option, instruct the depository bank at which the Store Account is maintained to transfer all available funds received or deposited into the Store Account to the

Agent Payment Account at any time that an Event of Default shall exist or have occurred and be continuing. At all times that Agent shall have notified any depository bank to transfer funds from a Blocked Account or Store Account to the Agent Payment Account, all payments made to such Blocked Accounts or Store Accounts, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations.

            (d) For purposes of calculating the amount of the Loans available to each Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Agent Payment Account provided such payments and notice thereof are received in accordance with Agent's usual and customary practices as in effect from time to time and within sufficient time to credit the applicable loan account on such day, and if not, then on the next Business Day.

            (e) Each Borrower and Guarantor and their respective employees, agents and Subsidiaries shall, acting as trustee for Agent, receive, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and promptly upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent. Borrowers agree to reimburse Agent on demand for any amounts owed or paid to any bank or other financial institution at which a Blocked Account or any other deposit account or investment account is established or any other bank, financial institution or other person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent's payments to or indemnification of such bank, financial institution or other person. The obligations of Borrowers to reimburse Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.

      6.4 Payments.

            (a) All Obligations shall be payable to the Agent Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time. Subject to the other terms and conditions contained herein, Agent shall apply payments received or collected from any Borrower or Guarantor or for the account of any Borrower or Guarantor (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent, Lenders and Issuing Bank from any Borrower or Guarantor; second, to pay interest due in respect of any Loans (and including any Special Agent Advances) or Letter of Credit Obligations; third, to pay principal in respect of Special Agent Advances; fourth, to pay principal in respect of the Revolving Loans; fifth, to pay Obligations then due arising under or pursuant to any Hedge Agreement of a Borrower or Guarantor with a Bank Product Provider (up to the amount of any then effective Reserve established in respect of such Obligations), on a pro rata basis; sixth, to pay or prepay any other Obligations whether or not then due, in such order and manner as Agent determines and, at any time an Event of Default exists or has occurred and is continuing, to be held as cash collateral in connection with any Letter of Credit; and seventh, to pay Obligations arising under or pursuant to any Bank Product (other than to the extent provided for above) on a pro rata basis. Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Agent, or unless a Default or an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar

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Rate Loans or (B) in the event that there are no outstanding Prime Rate Loans and (ii) to the extent any Borrower uses any proceeds of the Loans or Letters of Credit to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letter of Credit Obligations that were not used for such purposes and second to the Obligations arising from Loans and Letter of Credit Obligations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral.

            (b) At Agent's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of any Borrower maintained by Agent. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent, any Lender or Issuing Bank is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Borrowers and Guarantors shall be liable to pay to Agent, and do hereby indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4(b) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This
Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.

      6.5 Taxes.

            (a) Any and all payments by or on account of any of the Obligations shall be made free and clear of and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, charges, withholdings, liabilities, restrictions or conditions of any kind, excluding (i) in the case of each Lender, Issuing Bank and Agent
(A) taxes measured by its net income, and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, Issuing Bank or Agent (as the case may be) is organized and (B) any United States withholding taxes payable with respect to payments under the Financing Agreements under laws (including any statute, treaty or regulation) in effect on the date hereof (or, in the case of an Eligible Transferee, the date of the Assignment and Acceptance) applicable to such Lender, Issuing Bank or Agent, as the case may be, but not excluding any United States withholding taxes payable as a result of any change in such laws occurring after the date hereof (or the date of such Assignment and Acceptance) and (ii) in the case of each Lender, taxes measured by its net income, and franchise taxes imposed on it as a result of a connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, fees, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes").

            (b) If any Taxes shall be required by law to be deducted from or in respect of any sum payable in respect of the Obligations to any Lender, Issuing Bank or Agent (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.5), such Lender

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or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the relevant Borrower or Guarantor shall make such deductions, (iii) the relevant Borrower or Guarantor shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (iv) the relevant Borrower or Guarantor shall deliver to Agent evidence of such payment.

            (c) In addition, each Borrower and Guarantor agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made hereunder or under any of the other Financing Agreements or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements (collectively, "Other Taxes").

            (d) Each Borrower and Guarantor shall indemnify each Lender, Issuing Bank and Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this
Section 6.5) paid by such Lender, Issuing Bank or Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted, unless the payment thereof by such Lender, Issuing Bank or Agent (as the case may be) resulted from the gross negligence or willful misconduct of such Lender, Issuing Bank or Agent (as the case may be) as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. This indemnification shall be made within thirty (30) days from the date such Lender, Issuing Bank or Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such payment or liability delivered to Administrative Borrower by a Lender or Issuing Bank (in each case with a copy to Agent) or by Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.

            (e) If Agent, Issuing Bank or any Lender receives a refund or credit in respect of any Taxes or Other Taxes for which Agent, Issuing Bank or such Lender has received payment from any Borrower or Guarantor hereunder, so long as no Event of Default shall exist or have occurred and be continuing, Agent, Issuing Bank or such Lender (as the case may be) shall credit to the loan account of Borrowers the amount of such refund or the amount of any tax savings (if any) realized by Agent, Issuing Bank or such Lender directly attributable to such credit.

            (f) As soon as practicable after any payment of Taxes or Other Taxes by any Borrower or Guarantor, such Borrower or Guarantor shall furnish to Agent, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof.

            (g) Without prejudice to the survival of any other agreements of any Borrower or Guarantor hereunder or under any of the other Financing Agreements, the agreements and obligations of such Borrower or Guarantor contained in this
Section 6.5 shall survive the termination of this Agreement and the payment in full of the Obligations.

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

            (h) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any of the other Financing Agreements shall deliver to Administrative Borrower (with a copy to Agent), at the time or times prescribed by applicable law or reasonably requested by Administrative Borrower or Agent (in such number of copies as is reasonably requested by the recipient), whichever of the following is applicable (but only if such Foreign Lender is legally entitled to do so): (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming exemption from, or a reduction to, withholding tax under an income tax treaty, or any successor form, (ii) duly completed copies of Internal Revenue Service Form 8-8ECI claiming exemption from withholding because the income is effectively connection with a U.S. trade or business or any successor form, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 871(h) or 881(c) of the Code, (A) a certificate of the Lender to the effect that such Lender is not a "bank" within the meaning of
Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of a Borrower within the meaning of Section 881(c)(3)(B) of the Code or a "controlled foreign corporation" described and Section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN claiming exemption from withholding under the portfolio interest exemption or any successor form or (iv) any other applicable form, certificate or document prescribed by applicable law as a basis for claiming exemption from or a reduction in United States withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit a Borrower to determine the withholding or deduction required to be made. Unless Administrative Borrower and Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any of the other Financing Agreements to or for a Foreign Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, Borrowers or Agent shall withhold amounts required to be withheld by applicable requirements of law from such payments at the applicable statutory rate.

            (i) Any Lender claiming any additional amounts payable pursuant to this Section 6.5 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

      6.6 Authorization to Make Loans. Agent and Lenders are authorized to make the Loans based upon telephonic or other instructions received from anyone purporting to be an officer of Administrative Borrower or any Borrower or other authorized person or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letters of Credit hereunder shall specify the date on which the requested advance is to be made (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 11:00 a.m. Dallas, Texas time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letters of Credit under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Borrower or Guarantor when deposited to the credit of any Borrower or

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Guarantor or otherwise disbursed or established in accordance with the instructions of any Borrower or Guarantor or in accordance with the terms and conditions of this Agreement.

      6.7 Use of Proceeds. Borrowers shall use the initial proceeds of the Loans and Letters of Credit hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrowers to Agent on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made or Letters of Credit provided to or for the benefit of any Borrower pursuant to the provisions hereof shall be used only for general operating purposes, working capital purposes and other proper corporate purposes of Borrowers and Guarantors not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

      6.8 Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements.

            (a) Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent and attorney-in-fact to request and receive Loans and Letters of Credit pursuant to this Agreement and the other Financing Agreements from Agent or any Lender in the name or on behalf of such Borrower. Agent and Lenders may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Guarantor. Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

            (b) Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this
Section 6.8. Administrative Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of Parent, or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower.

            (c) Each Borrower and other Guarantor hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.

            (d) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or any Guarantor by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower or Guarantor.

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

            (e) No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days' prior written notice to Agent.

      6.9 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement or as otherwise agreed by Lenders: (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

      6.10 Sharing of Payments, Etc.

            (a) Each Borrower and Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of such Borrower or Guarantor at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to such Borrower or Guarantor), in which case it shall promptly notify Administrative Borrower and Agent thereof; provided, that, such Lender's failure to give such notice shall not affect the validity thereof.

            (b) If any Lender (including Agent) shall obtain from any Borrower or Guarantor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker's lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by any Borrower or Guarantor to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

            (c) Each Borrower and Guarantor agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

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

            (d) Nothing contained herein shall require any Lender to exercise any right of setoff, banker's lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Borrower or Guarantor. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

      6.11 Settlement Procedures.

            (a) In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, at its option, subject to the terms of this Section, make available, on behalf of Lenders, the full amount of the Loans requested or charged to any Borrower's loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Loans.

            (b) With respect to all Loans made by Agent on behalf of Lenders as provided in this Section, the amount of each Lender's Pro Rata Share of the outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of 5:00 p.m. Dallas, Texas time on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week. Agent shall deliver to each of the Lenders after the end of each week, or at such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereinafter referred to as a "Settlement Period"). If the summary statement is sent by Agent and received by a Lender prior to 12:00 p.m. Dallas, Texas time, then such Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. Dallas, Texas time on the same Business Day and if received by a Lender after 12:00 p.m. Dallas, Texas time, then such Lender shall make the settlement transfer by not later than 3:00 p.m. Dallas, Texas time on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Lender's Pro Rata Share of the outstanding Loans is more than such Lender's Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Lender's Pro Rata Share of the outstanding Loans in any Settlement Period is less than the amount of such Lender's Pro Rata Share of the outstanding Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent. Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letters of Credit. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the

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extent such Loans have been funded by such Lender. Because the Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by Borrowers or actually settled with the applicable Lender as described in this Section.

            (c) To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by a Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section. In lieu of weekly or more frequent settlements, Agent may, at its option, at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent's disbursement of such Loan to Borrower. In such event, all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in the other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender's obligation to make a Loan hereunder.

            (d) If Agent is not funding a particular Loan to a Borrower (or Administrative Borrower for the benefit of such Borrower) pursuant to Sections 6.11(a) and 6.11(b) above on any day, but is requiring each Lender to provide Agent with immediately available funds on the date of such Loan as provided in
Section 6.11(c) above, Agent may assume that each Lender will make available to Agent such Lender's Pro Rata Share of the Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of such Borrower on such day. If Agent makes such corresponding amount available to a Borrower and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent's option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (Dallas, Texas time) on that day by each of the three leading brokers of Federal funds transactions in Dallas, Texas selected by Agent) and if such amounts are not paid within three (3) days of Agent's demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans. During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to or for the benefit of any Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account. Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify Administrative Borrower of such failure and Borrowers shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Administrative Borrower's receipt of such notice. A Lender who fails to pay Agent its Pro Rata Share of any Loans made available by the Agent on such Lender's behalf, or any Lender who fails to pay any other amount owing by it to Agent, is a "Defaulting Lender". Agent shall not be obligated to transfer to a Defaulting Lender any

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payments received by Agent for the Defaulting Lender's benefit, nor shall a
Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, relend to a Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero (0). This Section shall remain effective with respect to a Defaulting Lender until such default is cured. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower or Guarantor of their duties and obligations hereunder.

            (e) Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.

      6.12 Obligations Several; Independent Nature of Lenders' Rights. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

      6.13 Bank Products. Borrowers and Guarantors, or any of their Subsidiaries, may (but no such Person is required to) request that the Bank Product Providers provide or arrange for such Person to obtain Bank Products from Bank Product Providers, and each Bank Product Provider may, in its sole discretion, provide or arrange for such Person to obtain the requested Bank Products. Borrowers and Guarantors or any of their Subsidiaries that obtains Bank Products shall indemnify and hold Agent, each Lender and their respective Affiliates harmless from any and all obligations now or hereafter owing to any other Person by any Bank Product Provider in connection with any Bank Products other than for gross negligence or willful misconduct on the part of any such indemnified Person. This Section 6.13 shall survive the payment of the Obligations and the termination of this Agreement. Borrower and its Subsidiaries acknowledge and agree that the obtaining of Bank Products from Bank Product Providers (a) is in the sole discretion of such Bank Product Provider, and (b) is subject to all rules and regulations of such Bank Product Provider. Each Bank Product Provider shall be deemed a party hereto for purposes of any reference in a Financing Agreement to the parties for whom Agent is acting, provided, that, the rights of such Bank Product Provider hereunder and under any of the other Financing Agreements shall consist exclusively of such Bank Product Provider's right to share in payments and collections out of the Collateral as set forth herein. In connection with any such distribution of payments and collections, Agent shall be entitled to assume that no amounts are due to any Bank Product Provider unless such Bank Product

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Provider has notified Agent in writing of any such liability owed to it as of the date of any such distribution.

SECTION 7. COLLATERAL REPORTING AND COVENANTS

      7.1 Collateral Reporting.

            (a) Borrowers shall provide Agent with the following documents in a form satisfactory to Agent:

                  (i) as soon as possible after the end of each month (but in any event within fifteen (15) Business Days after the end thereof) or more frequently as Agent may request, a Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of the last Business Day of the immediately preceding period as to the Inventory, duly completed and executed by the chief financial officer, vice president of finance, treasurer or controller of Administrative Borrower, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed, including but not limited to (A) a monthly aging of Credit Card Receivables identifying those outstanding more then five (5) Business Days since the sale date giving rise thereto and (B) an inventory summary report by category (and upon Agent's request, letter of credit inventory) and identifying where such Inventory is located;

                  (ii) as soon as possible after the end of each month (but in any event within fifteen (15) Business Days after the end thereof), on a monthly basis or more frequently as Agent may request, (A) rollforward inventory reports supported by monthly updates of adjusted cost factors and intercompany eliminations (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors or other third parties), (B) list or agings of outstanding accounts payable (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses, fulfillment centers, processors, custom brokers, freight forwarders and other third parties from time to time in possession of any Collateral), and (C) reports on sales and use tax collections, deposits and payments, including monthly sales and use tax accruals;

                  (iii) as soon as possible after the end of each month (but in any event fifteen (15) Business Days after the end thereof), in each case certified by the chief financial officer, vice president of finance, treasurer or controller of Administrative Borrower as true and correct: (A) a statement confirming the payment of rent and other amounts due to owners and lessors of real property used by Borrower in the immediately preceding month, subject to year-end or monthly percentage rent payment adjustments, (B) the addresses of all new retail store locations of Borrowers and Guarantors opened and existing retail store locations closed or sold, in each case since the date of the most recent certificate delivered to Agent containing the information required under this clause, (C) a report of any new deposit account established or used by any Borrower or Guarantor with any bank or other financial institution, including the Borrower or Guarantor in whose name the account is maintained, the account number, the name and address of the financial institution at which such account is maintained, the purpose of such account and, if any, the amount held in such account on or about the date of such report, and (D) a report of all defective or non-conforming Inventory and Equipment returned to the manufacturers or vendors thereof during the immediately preceding month;

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                  (iv) as soon as possible after the end of each fiscal quarter
(but in any event within fifteen (15) Business Days after the end thereof), on a quarterly basis or more frequently as Agent may request, reports by retail store location of sales and operating profits for each such retail store location;

                  (v) upon Agent's request, (A) reports of sales for each category of Inventory, (B) reports of aggregate Inventory purchases and identifying items of Inventory in transit to any Borrower or Guarantor related to the applicable documentary letter of credit and/or bill of lading number, (C) copies of remittance advices and reports, and copies of deposit slips and bank statements, (D) copies of shipping and delivery documents, (E) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrowers and Guarantor, (F) reports of inventory subject to a license granted to a Borrower by a third party, identifying such inventory by item, source, licensor, royalties paid, royalties payable and applicable license agreement, and (G) a report of all Inventory purchased or sold by Borrowers on consignment;

                  (vi) upon Agent's request, (A) copies of customer statements, purchase orders, sales invoices, credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, and (C) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by any Borrower or Guarantor; and

                  (vii) such other reports as to the Collateral as Agent shall request from time to time.

            (b) Nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of Agent contained herein and in the event of any conflict or inconsistency between the calculation of the Borrowing Base as set forth in any Borrowing Base Certificate and as determined by Agent in good faith, the determination of Agent shall govern and be conclusive and binding upon Borrowers and Guarantors. Without limiting the foregoing, Borrowers shall furnish to Agent any information which Agent may reasonably request regarding the determination and calculation of any of the amounts set forth in any Borrowing Base Certificate. The Borrowing Base may be adjusted based on the information set forth in the reports received by Agent under Section 7.1(a)(i) above. If any Borrower's or Guarantor's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Borrower and Guarantor hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent's instructions with respect to further services.

      7.2 Accounts Covenants.

            (a) Borrowers shall notify Agent promptly of the assertion of (i) any claims, offsets, defenses or counterclaims by any account debtor, Credit Card Issuer or Credit Card Processor or any disputes with any of such persons or any settlement, adjustment or compromise thereof, to the extent any of the foregoing exceeds $250,000 in any one case or $500,000 in the aggregate, (ii) all material adverse information relating to the financial condition of any account debtor, Credit Card Issuer or Credit Card Processor, and (iii) any event or circumstance which, to

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the best of any Borrower's or Guarantor's knowledge, which would cause Agent to consider any then existing Credit Card Receivables as no longer Eligible Credit Card Receivables. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor, Credit Card Issuer or Credit Card Processor except in the ordinary course of a Borrower's business in accordance with the current practices of such Borrower as in effect on the date hereof. So long as no Event of Default exists or has occurred and is continuing, no Borrower shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor, Credit Card Issuer, Credit Card Processor. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors, Credit Card Issuers or Credit Card Processors or grant any credits, discounts or allowances.

            (b) Borrowers shall notify Agent promptly of: (i) any notice of a material default by such Borrower under any of the Credit Card Agreements or of any default which has a reasonable likelihood of resulting in the Credit Card Issuer or Credit Card Processor ceasing to make payments or suspending payments to such Borrower, (ii) any notice from any Credit Card Issuer or Credit Card Processor that such person is ceasing or suspending, or will cease or suspend, any present or future payments due or to become due to any Borrower from such person, or that such person is terminating or will terminate any of the Credit Card Agreements, and (iii) the failure of such Borrower to comply with any material terms of the Credit Card Agreements or any terms thereof which has a reasonable likelihood of resulting in the Credit Card Issuer or Credit Card Processor ceasing or suspending payments to such Borrower.

            (c) Agent shall have the right at any time or times, in Agent's name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise.

      7.3 Inventory Covenants. With respect to the Inventory: (a) each Borrower and Guarantor shall at all times maintain inventory records reasonably satisfactory to Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, such Borrower's or Guarantor's cost therefor and daily withdrawals therefrom and additions thereto;
(b) Borrowers and Guarantors shall conduct a physical count of the Inventory either through periodic cycle counts or wall to wall counts, so that all Inventory is subject to such counts at least once each year, but at any time or times as Agent may request at any time an Event of Default exists or has occurred and is continuing, and promptly following such physical inventory (whether through periodic cycle counts or wall to wall counts) shall supply Agent with a report in the form and with such specificity as may be reasonably satisfactory to Agent concerning such physical count; (c) Borrowers and Guarantors shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except for sales of Inventory in the ordinary course of its business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to such Borrower or Guarantor which is in transit to the locations set forth or permitted herein and except to return defective or non-conforming Inventory to the manufacturers or vendors thereof; (d) upon Agent's request, Borrowers shall, at their expense, no less than two (2) times in any twelve (12) month period, but at any time or times as Agent may request on or after an Event of Default, deliver or cause to be delivered to Agent written appraisals as to the Inventory in form, scope and methodology

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acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely;
(e) Borrowers and Guarantors shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (g) each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (h) Borrowers and Guarantors shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate any Borrower or Guarantor to repurchase such Inventory except for the right of return given to retail customers of such Borrower or Guarantor in the ordinary course of the business of such Borrower or Guarantor in accordance with the then current return policy of such Borrower or Guarantor; (i) Borrowers and Guarantors shall keep the Inventory in good and marketable condition; and (j) Borrowers and Guarantors shall not, without prior written notice to Agent or the specific identification of such Inventory in a report with respect thereto provided by Administrative Borrower to Agent pursuant to Section 7.1(a) hereof, acquire or accept any Inventory on consignment or approval.

      7.4 Equipment and Real Property Covenants. (a) Upon Agent's request, Borrowers and Guarantors shall, at their expense, no more than one (1) time in any twelve (12) month period, but at any time or times as Agent may request on or after an Event of Default, deliver or cause to be delivered to Agent written appraisals as to the Baldwyn Real Property in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and upon which Agent is expressly permitted to rely; (b) Borrowers and Guarantors shall keep the Equipment in good order, repair, and operating condition (ordinary wear and tear excepted); (c) Borrowers and Guarantors shall use the Equipment and Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in material conformity with all applicable laws; (d) the Equipment is and shall be used in the business of Borrowers and Guarantors and not for personal, family, household or farming use; (e) Borrowers and Guarantors shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of its business (or to return defective or non-conforming Equipment to the manufacturers or vendors thereof) or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of such Borrower or Guarantor in the ordinary course of business; (f) the Equipment is now and shall remain personal property and Borrowers and Guarantors shall not permit any of the Equipment to be or become a part of or affixed to real property; and (g) each Borrower and Guarantor assumes all responsibility and liability arising from the use of the Equipment and Real Property.

      7.5 Power of Attorney. Each Borrower and Guarantor hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as such Borrower's and Guarantor's true and lawful attorney-in-fact, and authorizes Agent, in such Borrower's, Guarantor's or Agent's name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on any Collateral, (ii) enforce payment of any of the Collateral by legal proceedings or otherwise, (iii) exercise all of such Borrower's or Guarantor's rights and remedies to collect any

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Collateral, (iv) sell or assign any Collateral upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew any of the Collateral, (vi) discharge and release any Collateral, (vii) prepare, file and sign such Borrower's or Guarantor's name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Collateral to an address designated by Agent, and open and dispose of all mail addressed to such Borrower or Guarantor and handle and store all mail relating to the Collateral; and (ix) do all acts and things which are necessary, in Agent's determination, to fulfill such Borrower's or Guarantor's obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment constituting Collateral or otherwise received in or for deposit in the Blocked Accounts if a Cash Dominion Event has occurred or any item of payment constituting Collateral is otherwise received by Agent or any Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Collateral are sent or received if a Cash Dominion Event has occurred, (iii) endorse such Borrower's or Guarantor's name upon any items of payment in respect of Collateral received by Agent and any Lender and deposit the same in Agent's account for application to the Obligations, (iv) endorse such Borrower's or Guarantor's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (v) clear Inventory the purchase of which was financed with a Letter of Credit through U.S. Customs or foreign export control authorities in such Borrower's or Guarantor's name, Agent's name or the name of Agent's designee, and to sign and deliver to customs officials powers of attorney in such Borrower's or Guarantor's name for such purpose, and to complete in such Borrower's or Guarantor's or Agent's name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, and (vi) sign such Borrower's or Guarantor's name on any verification of amounts owing constituting Collateral and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Each Borrower and Guarantor hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent's or any Lender's own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

      7.6 Right to Cure. Agent may, at its option, upon notice to Administrative Borrower, (a) cure any default by any Borrower or Guarantor under any material agreement with a third party that affects the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any judgment entered against any Borrower or Guarantor, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which, in Agent's judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto. Agent may add any amounts so expended to the Obligations and charge any Borrower's account therefor, such amounts to be repayable by Borrowers on demand. Agent and Lenders shall be

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under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower or Guarantor. Any payment made or other action taken by Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

      7.7 Access to Premises. From time to time as requested by Agent, at the cost and expense of Borrowers, (a) Agent or its designee shall have complete access to all of each Borrower's and Guarantor's premises during normal business hours and after notice to Parent, or at any time and without notice to Administrative Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower's and Guarantor's books and records, including the Records, and (b) each Borrower and Guarantor shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may request, and Agent or any Lender or Agent's designee may use during normal business hours such of any Borrower's and Guarantor's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral.

SECTION 8. REPRESENTATIONS AND WARRANTIES

      Each Borrower and Guarantor hereby represents and warrants to Agent, Lenders and Issuing Bank the following (which shall survive the execution and delivery of this Agreement):

      8.1 Existence, Power and Authority. Each Borrower and Guarantor is a corporation or limited liability company duly organized and in good standing under the laws of its jurisdiction of organization or formation and is duly qualified as a foreign corporation or limited liability company and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on such Borrower's or Guarantor's financial condition, results of operation or business or the rights of Agent in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within each Borrower's and Guarantor's powers, (b) have been duly authorized, (c) are not in contravention of law or the terms of any Borrower's or Guarantor's certificate of incorporation or formation, by laws, operating agreements or other organizational documentation, or any indenture, agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Borrower or Guarantor. This Agreement and the other Financing Agreements to which any Borrower or Guarantor is a party constitute legal, valid and binding obligations of such Borrower and Guarantor enforceable in accordance with their respective terms.

      8.2 Name; State of Organization; Chief Executive Office; Collateral Locations. .

            (a) The exact legal name of each Borrower and Guarantor is as set forth on the signature page of this Agreement and in the Information Certificate. No Borrower or

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Guarantor has, during the five years prior to the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

            (b) Each Borrower and Guarantor is an organization of the type and organized in the jurisdiction set forth in the Information Certificate. The Information Certificate accurately sets forth the organizational identification number of each Borrower and Guarantor or accurately states that such Borrower or Guarantor has none and accurately sets forth the federal employer identification number of each Borrower and Guarantor.

            (c) The chief executive office and mailing address of each Borrower and Guarantor and each Borrower's and Guarantor's Records concerning Accounts are located only at the address identified as such in Schedule 8.2 to the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the rights of any Borrower or Guarantor to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by a Borrower or Guarantor and sets forth the owners and/or operators thereof.

      8.3 Financial Statements; No Material Adverse Change. All financial statements relating to any Borrower or Guarantor which have been or may hereafter be delivered by any Borrower or Guarantor to Agent and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of such Borrower and Guarantor as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrowers and Guarantors to Agent prior to the date of this Agreement, there has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since the date of the most recent audited financial statements of any Borrower or Guarantor furnished by any Borrower or Guarantor to Agent prior to the date of this Agreement. The projections dated April 27, 2005 for the fiscal years ending in 2006 through 2009 that have been delivered to Agent or any projections hereafter delivered to Agent have been prepared in light of the past operations of the businesses of Borrowers and Guarantors and are based upon estimates and assumptions stated therein, all of which Borrowers and Guarantors have determined to be reasonable and fair in light of the then current conditions and current facts and reflect the good faith and reasonable estimates of Borrowers and Guarantors of the future financial performance of Parent and its Subsidiaries and of the other information projected therein for the periods set forth therein.

      8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Agent under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 to the Information Certificate and the other liens permitted under Section 9.8 hereof. Each Borrower and Guarantor has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests,

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encumbrances or charges of any kind, except those granted to Agent and such others as are specifically listed on Schedule 8.4 to the Information Certificate or permitted under Section 9.8 hereof.

      8.5 Tax Returns. Each Borrower and Guarantor has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower and Guarantor has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

      8.6 Litigation. Except as set forth on Schedule 8.6 to the Information Certificate, (a) there is no investigation by any Governmental Authority pending, or to the best of any Borrower's or Guarantor's knowledge threatened, against or affecting any Borrower or Guarantor, its or their assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of any Borrower's or Guarantor's knowledge threatened, against any Borrower or Guarantor or its or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case, which if adversely determined against such Borrower or Guarantor has or could reasonably be expected to have a Material Adverse Effect. .

      8.7 Compliance with Other Agreements and Applicable Laws.

            (a) Borrowers and Guarantors are not in default in any respect under, or in violation in any respect of the terms of, any material agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound. Borrowers and Guarantors are in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, all Environmental Laws, all Federal, State and local statutes, regulations, rules and orders relating to consumer credit (including, without limitation, as each has been amended, the Truth-in-Lending Act, the Fair Credit Billing Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act, and regulations, rules and orders promulgated thereunder), and all Federal, State and local states, regulations, rules and orders pertaining to sales of consumer goods (including, without limitation, the Consumer Products Safety Act of 1972, as amended, and the Federal Trade Commission Act of 1914, as amended, and all regulations, rules and orders promulgated thereunder).

            (b) Borrowers and Guarantors have obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the "Permits"). All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or to

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the best of any Borrower's or Guarantor's knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits.

      8.8 Environmental Compliance.

            (a) Except as set forth on Schedule 8.8 to the Information Certificate, Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any applicable Environmental Law or Permit, and the operations of Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor complies in all material respects with all Environmental Laws and all Permits.

            (b) Except as set forth on Schedule 8.8 to the Information Certificate, there has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of any Borrower's or Guarantor's knowledge threatened, with respect to any non compliance with or violation of the requirements of any Environmental Law by any Borrower or Guarantor or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which adversely affects or could reasonably be expected to adversely affect in any material respect any Borrower or Guarantor or its or their business, operations or assets or any properties at which such Borrower or Guarantor has transported, stored or disposed of any Hazardous Materials.

            (c) Except as set forth on Schedule 8.8 to the Information Certificate, Borrowers and Guarantors have no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

            (d) Borrowers and Guarantors have all Permits required to be obtained or filed in connection with the operations of Borrowers and Guarantors under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect.

      8.9 Employee Benefits.

            (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of any Borrower's or Guarantor's knowledge, nothing has occurred which would cause the loss of such qualification. Each Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

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            (b) There are no pending, or to the best of any Borrower's or
Guarantor's knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

            (c) No ERISA Event has occurred or is reasonably expected to occur;
(ii) based on the latest valuation of each Pension Plan and on the actuarial methods and assumptions employed for such valuation (determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code), the aggregate current value of accumulated benefit liabilities of such Pension Plan under Section 4001(a)(16) of ERISA does not exceed the aggregate current value of the assets of such Pension Plan; (iii) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) each Borrower and Guarantor, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

      8.10 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower or Guarantor maintained at any bank or other financial institution are set forth on Schedule 8.10 to the Information Certificate, subject to the right of each Borrower and Guarantor to establish new accounts in accordance with Section 5.2 hereof.

      8.11 Intellectual Property. Each Borrower and Guarantor owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, Borrowers and Guarantors do not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 to the Information Certificate and has not granted any licenses with respect thereto other than as set forth in Schedule 8.11 to the Information Certificate. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. To the best of any Borrower's and Guarantor's knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Borrower or Guarantor infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting any Borrower or Guarantor contesting its right to sell or use any such Intellectual Property. Schedule 8.11 to the Information Certificate sets forth all of the agreements or other arrangements of each Borrower and Guarantor pursuant to which such Borrower or Guarantor has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of such Borrower or Guarantor as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be

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entered into by any Borrower or Guarantor after the date hereof, collectively, the "License Agreements" and individually, a "License Agreement"). No trademark, servicemark, copyright or other Intellectual Property at any time used by any Borrower or Guarantor which is owned by another person, or owned by such Borrower or Guarantor subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Agent, is affixed to any Eligible Inventory, except (a) to the extent permitted under the term of the license agreements listed on Schedule 8.11 to the Information Certificate and (b) to the extent the sale of Inventory to which such Intellectual Property is affixed is permitted to be sold by such Borrower or Guarantor under applicable law (including the United States Copyright Act of
1976).

      8.12 Subsidiaries; Affiliates; Capitalization; Solvency.

            (a) Each Borrower and Guarantor does not have any direct or indirect Subsidiaries and is not engaged in any joint venture or partnership except as set forth in Schedule 8.12 to the Information Certificate.

            (b) Each Borrower and Guarantor is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed on Schedule 8.12 to the Information Certificate as being owned by such Borrower or Guarantor and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of it Capital Stock or securities convertible into or exchangeable for such shares.

            (c) The issued and outstanding shares of Capital Stock of each Borrower (other than Parent) and Guarantor are directly and beneficially owned and held by the persons indicated in the Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Agent prior to the date hereof.

            (d) Each Borrower and Guarantor is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Agent and the other transaction contemplated hereunder.

      8.13 Labor Disputes.

            (a) Set forth on Schedule 8.13 to the Information Certificate is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Borrower and Guarantor and any union, labor organization or other bargaining agent in respect of the employees of any Borrower or Guarantor on the date hereof.

            (b) There is (i) no significant unfair labor practice complaint pending against any Borrower or Guarantor or, to the best of any Borrower's or Guarantor's knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or Guarantor or, to best of any Borrower's or

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Guarantor's knowledge, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against any Borrower or Guarantor or, to the best of any Borrower's or Guarantor's knowledge, threatened against any Borrower or Guarantor.

      8.14 Restrictions on Subsidiaries. Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower or Guarantor permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on any Borrower or Guarantor or any of its Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between any Borrower or Guarantor and any of its or their Subsidiaries or (ii) between any Subsidiaries of any Borrower or Guarantor or (b) the ability of any Borrower or Guarantor or any of its or their Subsidiaries to incur Indebtedness or grant security interests to Agent or any Lender in the Collateral.

      8.15 Material Contracts. Schedule 8.15 to the Information Certificate sets forth all Material Contracts to which any Borrower or Guarantor is a party or is bound as of the date hereof. Borrowers and Guarantors have delivered true, correct and complete copies of such Material Contracts to Agent on or before the date hereof. Borrowers and Guarantors are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

      8.16 Credit Card Agreements. Set forth in Schedule 8.16 hereto is a correct and complete list of all of the Credit Card Agreements and all other agreements, documents and instruments existing as of the date hereof between or among any Borrower, any of its Subsidiaries, the Credit Card Issuers, the Credit Card Processors and any of their Affiliates. The Credit Card Agreements constitute all of such agreements necessary for each Borrower to operate its business as presently conducted with respect to credit cards and debit cards and no Receivables of any Borrower arise from purchases by customers of Inventory with credit cards or debit cards, other than those which are issued by Credit Card Issuers with whom such Borrower has entered into one of the Credit Card Agreements set forth on Schedule 8.16 hereto or with whom Borrower has entered into a Credit Card Agreement in accordance with Section 9.18 hereof. Each of the Credit Card Agreements constitutes the legal, valid and binding obligations of the Borrower that is party thereto and to the best of each Borrower's and Guarantor's knowledge, the other parties thereto, enforceable in accordance with their respective terms and is in full force and effect. No material default or material event of default, or act, condition or event which after notice or passage of time or both, would constitute a material default or a material event of default under any of the Credit Card Agreements exists or has occurred that would entitle the other party thereto to suspend, withhold or reduce amounts that would otherwise be payable to a Borrower. Each Borrower and the other parties thereto have complied in all material respects with all of the terms and conditions of the Credit Card Agreements to the extent necessary for such Borrower to be entitled to receive all payments thereunder. Borrowers have delivered, or caused to be delivered to Agent, true, correct and complete copies of all of the Credit Card Agreements.

      8.17 Interrelated Businesses. Borrowers and Guarantors make up a related organization of various entities constituting a single economic and business enterprise so that Borrowers and Guarantors share an identity of interests such that any benefit received by any one of them benefits the others. Borrowers and Guarantors render services to or for the benefit of the other

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Borrowers and/or Guarantors, as the case may be, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of the other Borrowers and Guarantors (including inter alia, the payment by Borrowers and Guarantors of creditors of the other Borrowers or Guarantors and guarantees by Borrowers and Guarantors of indebtedness of the other Borrowers and Guarantors and provide administrative, marketing, payroll and management services to or for the benefit of the other Borrowers and Guarantors). Substantially all of the Inventory is paid for pursuant to Letters of Credit funded by Merchandising on behalf of the other Borrowers or are otherwise paid for by Merchandising, and Borrowers use substantially all of the proceeds from the disposition of the Inventory so purchased to repay the amounts owing to Merchandising as a result of such arrangements. Borrowers and Guarantors have centralized accounting and legal services, certain common officers and directors and generally do not provide consolidating financial statements to creditors and certain Borrowers and Guarantors have the same chief executive office.

      8.18 Payable Practices. Each Borrower and Guarantor have not made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof.

      8.19 Accuracy and Completeness of Information. All information furnished by or on behalf of any Borrower or Guarantor in writing to Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Affect, which has not been fully and accurately disclosed to Agent in writing prior to the date hereof.

      8.20 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower or Guarantor shall now or hereafter give, or cause to be given, to Agent or any Lender.

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS

      9.1 Maintenance of Existence.

            (a) Each Borrower and Guarantor shall at all times preserve, renew and keep in full force and effect its existence and rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits necessary to carry on the business as presently or proposed to be

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conducted, other than as permitted in Section 9.7 hereto and other than the termination or expiration of leases in the ordinary course of business.

            (b) No Borrower or Guarantor shall change its name unless each of the following conditions is satisfied: (i) Agent shall have received not less than thirty (30) days prior written notice from Administrative Borrower of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) Agent shall have received a copy of the amendment to the certificate of incorporation or formation of such Borrower or Guarantor providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of such Borrower or Guarantor as soon as it is available.

            (c) No Borrower or Guarantor shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent shall have received not less than thirty (30) days' prior written notice from Administrative Borrower of such proposed change, which notice shall set forth such information with respect thereto as Agent may require and Agent shall have received such agreements as Agent may reasonably require in connection therewith. No Borrower or Guarantor shall change its type of organization, jurisdiction of organization or other legal structure.

      9.2 New Collateral Locations. Each Borrower and Guarantor may only open any new location within the continental United States provided such Borrower or Guarantor (a) gives Agent twenty (20) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location.

      9.3 Compliance with Laws, Regulations, Etc.

            (a) Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, comply in all material respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority.

            (b) Borrowers and Guarantors shall give written notice to Agent immediately upon any Borrower's or Guarantor's receipt of any notice of, or any Borrower's or Guarantor's otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by any Borrower or Guarantor or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by such Borrower or Guarantor to Agent. Each Borrower and Guarantor shall take prompt action to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to Agent on such response.

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            (c) Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of any Borrower or Guarantor in order to avoid any non compliance, with any Environmental Law, Borrowers shall, at Agent's request and Borrowers' expense: (i) cause an independent environmental engineer reasonably acceptable to Agent to conduct such tests of the site where non-compliance or alleged non compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such non-compliance, or such Borrower's or Guarantor's response thereto or the estimated costs thereof, shall change in any material respect.

            (d) Each Borrower and Guarantor shall indemnify and hold harmless Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys' fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Borrower or Guarantor and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

      9.4 Payment of Taxes and Claims. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, duly pay and discharge all material taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books to the extent required by GAAP.

      9.5 Insurance. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer. Borrowers and Guarantors shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if any Borrower or Guarantor fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers. All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for each Borrower and Guarantor in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrowers and Guarantors shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrowers and Guarantors shall obtain non-contributory lender's loss

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payable endorsements to all insurance policies in form and substance satisfactory to Agent. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent as its interests may appear and further specify that Agent and Lenders shall be paid regardless of any act or omission by any Borrower, Guarantor or any of its or their Subsidiaries. Without limiting any other rights of Agent or Lenders, any insurance proceeds received by Agent at any time may be applied to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may determine. Upon application of such proceeds to the Revolving Loans, Revolving Loans may be available subject and pursuant to the terms hereof to be used for the costs of repair or replacement of the Collateral lost or damages resulting in the payment of such insurance proceeds.

      9.6 Financial Statements and Other Information.

            (a) Each Borrower and Guarantor shall, and shall cause any Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Borrower, Guarantor and its Subsidiaries in accordance with GAAP. Borrowers and Guarantors shall promptly furnish to Agent and Lenders all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of Borrowers and Guarantors, and Borrower shall notify the auditors and accountants of Borrowers and Guarantors that Agent is authorized to obtain such information directly from them. Without limiting the foregoing, Borrowers shall furnish or cause to be furnished to Agent, the following:

                  (i) within forty-five (45) days after the end of each fiscal quarter, quarterly unaudited consolidated financial statements and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders' equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and through such fiscal quarter, certified to be correct by the chief financial officer of Parent, subject to normal year-end adjustments, and accompanied by a compliance certificate substantially in the form of Exhibit D hereto, along with a schedule in form reasonably satisfactory to Agent of the calculations used in determining, as of the end of such fiscal quarter, (A) whether Borrowers and Guarantors were in compliance with the covenants set forth in Section 9.19 of this Agreement for such fiscal quarter, and (B) the EBITDA of the Parent and its Subsidiaries for the four (4) fiscal quarters ended on the last day of such fiscal quarter,

                  (ii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements and unaudited consolidating financial statements of Parent and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be an independent accounting firm selected by the audit committe of Parent and acceptable to Agent (it being understood that any of the "Big Four" accounting firms is acceptable to Agent), that such audited consolidated

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financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Parent and its Subsidiaries as of the end of and for the fiscal year then ended, and

                  (iii) at such time as available, but in no event later than thirty (30) days prior to the end of each fiscal year (commencing with the fiscal year of Borrowers ending on or about the last Saturday in January of
2006), projected consolidated financial statements (including in each case, forecasted balance sheets and statements of income and loss, statements of cash flow, and statements of shareholders' equity) of Parent and its Subsidiaries for the next fiscal year, all in reasonable detail, and in a format consistent with the projections delivered by Borrowers to Agent prior to the date hereof, together with such supporting information as Agent may reasonably request. Such projected financial statements shall be prepared on a quarterly basis for the next succeeding year. Such projections shall represent the reasonable best estimate by Borrowers and Guarantors of the future financial performance of Parent and its Subsidiaries for the periods set forth therein and shall have been prepared on the basis of the assumptions set forth therein which Borrowers and Guarantors believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions (it being understood that actual results may differ from those set forth in such projected financial statements). Each year Borrowers shall provide to Agent a semi-annual update with respect to such projections or at any time a Default or Event of Default exists or has occurred and is continuing, more frequently as Agent may require.

            (b) Borrowers and Guarantors shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $250,000 or which if adversely determined would result in any material adverse change in any Borrower's or Guarantor's business, properties, assets, goodwill or condition, financial or otherwise, (ii) any Material Contract being terminated or amended or any new Material Contract entered into (in which event Borrowers and Guarantors shall provide Agent with a copy of such Material Contract), (iii) any order, judgment or decree in excess of $250,000 shall have been entered against any Borrower or Guarantor any of its or their properties or assets, (iv) any notification of a material violation of laws or regulations received by any Borrower or Guarantor, (v) any ERISA Event, and (vi) the occurrence of any Default or Event of Default.

            (c) Promptly after the sending or filing thereof, Borrowers shall send to Agent copies of (i) all reports which Parent or any of its Subsidiaries sends to its security holders generally, (ii) all reports and registration statements which Parent or any of its Subsidiaries files with the Securities Exchange Commission, any national or foreign securities exchange or the National Association of Securities Dealers, Inc., and such other reports as Agent may hereafter specifically identify to Administrative Borrower that Agent will require be provided to Agent, (iii) all press releases and (iv) all other statements concerning material changes or developments in the business of a Borrower or Guarantor made available by any Borrower or Guarantor to the public.

            (d) Borrowers and Guarantors shall furnish or cause to be furnished to Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrowers and Guarantors, as Agent may, from time to time, reasonably request.

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Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrowers and Guarantors to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant. Each Borrower and Guarantor hereby irrevocably authorizes and directs all accountants or auditors to deliver to Agent, at Borrowers' expense, copies of the financial statements of any Borrower and Guarantor and any reports or management letters prepared by such accountants or auditors on behalf of any Borrower or Guarantor and to disclose to Agent and Lenders such information as they may have regarding the business of any Borrower and Guarantor. Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender one (1) year after the same are delivered to Agent or such Lender, except as otherwise designated by Administrative Borrower to Agent or such Lender in writing.

      9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly,

            (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it except that any wholly-owned Subsidiary of Parent (other than any Borrower) may merge with and into or consolidate with any other wholly-owned Subsidiary of Parent (other than any Borrower, and including any such Subsidiary that only becomes a Subsidiary after giving effect to such merger or consolidation subject to the conditions set forth herein) and any Borrower may merge with and into or consolidate with any other Borrower, provided, that, in each case each of the following conditions is satisfied as determined by Agent: (i) Agent shall have received not less than ten (10) Business Days' prior written notice of the intention of such Subsidiaries to so merge or consolidate, which notice shall set forth in reasonable detail satisfactory to Agent, the persons that are merging or consolidating, which person will be the surviving entity, the locations of the assets of the persons that are merging or consolidating, and the material agreements and documents relating to such merger or consolidation,
(ii) Agent shall have received such other information with respect to such merger or consolidation as Agent may reasonably request, (iii) as of the effective date of the merger or consolidation and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (iv) Agent shall have received, true, correct and complete copies of all agreements, documents and instruments relating to such merger or consolidation, including, but not limited to, the certificate or certificates of merger to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), and (v) the surviving corporation shall expressly confirm, ratify and assume the Obligations and the Financing Agreements to which it is a party in writing, in form and substance satisfactory to Agent, and Borrowers and Guarantors shall execute and deliver such other agreements, documents and instruments as Agent may request in connection therewith;

            (b) sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except for:

                  (i) Permitted Dispositions; provided, that, in the event of a sale of Real Property by any Borrower or Guarantor, (A) Agent shall have received not less than ten (10) Business Days' prior written notice of such sale by such Borrower or Guarantor, which

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notice shall specify the parties to whom such Real Property is to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the sale of such Real Property and the net cash proceeds which it is anticipated will be received by such Borrower or Guarantor from such sale, (B) the terms and conditions of the sale thereof shall be acceptable to Agent, (C) except as Agent may otherwise agree in writing, all of the proceeds of the sale of such Real Property shall be paid to Agent for application to the Obligations in accordance with the terms hereof and (D) as of the date of such sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred,

                  (ii) the issuance and sale by any Borrower or Guarantor of Capital Stock of such Borrower or Guarantor after the date hereof; provided, that, (A) Agent shall have received not less than ten (10) Business Days' prior written notice of such issuance and sale by such Borrower or Guarantor, which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by such Borrower or Guarantor from such sale, (B) such Borrower or Guarantor shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof, except as otherwise permitted in Section 9.11 hereof, (C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of any Borrower to request or receive Loans or Letters of Credit or the right of any Borrower and Guarantor to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of Borrowers and Guarantors with Agent and Lenders or are more restrictive or burdensome to any Borrower or Guarantor than the terms of any Capital Stock in effect on the date hereof, (D) except as Agent may otherwise agree in writing, all of the proceeds of the sale and issuance of such Capital Stock shall be paid to Agent for application to the Obligations in accordance with the terms hereof and (E) as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred,

                  (iii) the issuance of Capital Stock of any Borrower or Guarantor consisting of common stock pursuant to a restricted stock award, an employee stock option or grant or similar equity plan or 401(k) plans of such Borrower or Guarantor for the benefit of its employees, directors and consultants, provided, that, in no event shall such Borrower or Guarantor be required to issue, or shall such Borrower or Guarantor issue, Capital Stock pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Event of Default,

                  (iv) the sublease by any Borrower or Guarantor of any Real Property leased by such Borrower or Guarantor; provided, that, as to any such sublease, (A) after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, and (B) such sublease shall be on commercially reasonable prices and terms in a bona fide arm's length transaction, and

                  (v) Licenses and sublicenses of Intellectual Property by a Borrower or Guarantor to another Borrower or Guarantor in the ordinary course of business and consistent with past practices.

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            (c) wind up, liquidate or dissolve except that any Guarantor or
Subsidiary of Parent (other than a Borrower) may wind up, liquidate and dissolve, provided, that, each of the following conditions is satisfied, (i) the winding up, liquidation and dissolution of such Guarantor or other Subsidiary shall not violate any law or any order or decree of any court or other Governmental Authority in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or any other agreement or instrument to which any Borrower or Guarantor is a party or may be bound, (ii) such winding up, liquidation or dissolution shall be done in accordance with the requirements of all applicable laws and regulations, (iii) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Guarantor or other Subsidiary shall be duly and validly transferred and assigned to its shareholders, free and clear of any liens, restrictions or encumbrances other than the security interest and liens of Agent (and Agent shall have received such evidence thereof as Agent may require) and Agent shall have received such deeds, assignments or other agreements as Agent may request to evidence and confirm the transfer of such assets of such Guarantor to a Borrower, (iv) Agent shall have received all documents and agreements that any Borrower or Guarantor has filed with any Governmental Authority or as are otherwise required to effectuate such winding up, liquidation or dissolution, (v) no Borrower or Guarantor shall assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of the entity that is winding up, liquidating or dissolving, unless such Indebtedness is otherwise expressly permitted hereunder, (vi) Agent shall have received not less than ten (10) Business Days prior written notice of the intention of such Guarantor or Subsidiary to wind up, liquidate or dissolve, and (vii) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Default or Event of Default shall exist or have occurred; or

            (d) agree to do any of the foregoing.

      9.8 Encumbrances. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to any such assets or properties, except:

            (a) the security interests and liens of Agent for itself and the benefit of the Secured Parties;

            (b) liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, or Guarantor or Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on its books;

            (c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Borrower's, Guarantor's or Subsidiary's business to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the

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sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

            (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower, Guarantor or such Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

            (e) purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property to secure Indebtedness permitted under Section 9.9(b) hereof;

            (f) pledges and deposits of cash by any Borrower or Guarantor after the date hereof in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security benefits consistent with the current practices of such Borrower or Guarantor as of the date hereof;

            (g) pledges and deposits of cash by any Borrower or Guarantor after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of such Borrower or Guarantor as of the date hereof; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance satisfactory to Agent;

            (h) liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by any Borrower or Guarantor located on the premises of such Borrower or Guarantor (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Borrower or Guarantor and the precautionary UCC financing statement filings in respect thereof;

            (i) liens or rights of setoff against credit balances of Borrowers with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to Borrower in the ordinary course of business, but not liens on or rights of setoff against any other property or assets of Borrowers, pursuant to the Credit Card Agreements (as in effect on the date hereof) to secure the obligations of Borrowers to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks;

            (j) statutory or common law liens or rights of setoff of depository banks with respect to funds of Borrowers or Guarantors at such banks to secure fees and charges in connection with returned items or the standard fees and charges of such banks in connection with

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the deposit accounts maintained by Borrowers and Guarantors at such banks (but not any other Indebtedness or obligations);

            (k) judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that,
(i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such liens is in effect and (iv) Agent may establish a Reserve with respect thereto;

            (l) the security interests and liens set forth on Schedule 8.4 to the Information Certificate which are not permitted by the other provisions of
Section 9.8 above; and

            (m) non-consensual security interests and liens which are not permitted by the other provisions of Section 9.8 above to secure Indebtedness and other liabilities in an amount not to exceed $100,000 in the aggregate.

      9.9 Indebtedness. Each Borrower and Guarantor shall not, and shall not permit any Subsidiaries to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:

            (a) the Obligations;

            (b) purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property not to exceed $500,000 in the aggregate at any time outstanding so long as such security interests and mortgages do not apply to any property of such Borrower, Guarantor or Subsidiary other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

            (c) guarantees by any Borrower or Guarantor of the Obligations of the other Borrowers or Guarantors in favor of Agent for the benefit of Lenders;

            (d) the Indebtedness of any Borrower or Guarantor to any other Borrower or Guarantor or any other Subsidiary of Parent arising pursuant to loans permitted under Section 9.10(d) or (e) hereof, provided, that, as to any such Indebtedness at any time owing by a Borrower to a Guarantor or any other Subsidiary of Parent (other than a Borrower), (i) the Indebtedness arising pursuant to such loans shall be subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to Agent, (ii) promptly upon Agent's request, Agent shall have received a subordination agreement, in form and substance satisfactory to Agent, providing for the terms of the subordination in right of payment of such Indebtedness of such Borrower to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Guarantor and such Borrower, (iii) such Borrower shall not, directly or indirectly make, or be required to make, any payments

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in respect of such Indebtedness prior to the end of the then current term of this Agreement, except that Parent and Merchandising may make payments of interest to Resources on a quarterly basis in respect of intercompany loans by Resources to Parent or Merchandising, as the case may be, so long as Resources immediately applies all of the proceeds of such interest payments to make an intercompany loan in cash to Parent or Merchandising in accordance with the terms of Section 9.10(d) hereof; and (iv) in the case of any Indebtedness owing to a Borrower or Guarantor, the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is promptly delivered to Agent upon its request to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require;

            (e) Indebtedness of any Borrower or Guarantor entered into in the ordinary course of business pursuant to a Hedge Agreement; provided, that, (i) such arrangements are with a Bank Product Provider, (ii) such arrangements are not for speculative purposes, and (iii) such Indebtedness shall be unsecured, except to the extent such Indebtedness constitutes part of the Obligations arising under or pursuant to Hedge Agreements with any Bank Product Provider that are secured under the terms hereof;

            (f) unsecured guarantees by Parent or a Borrower of the obligations of a Borrower arising pursuant to a lease from a third party in a bona fide arm's length transaction of real property for use as a retail store location in the ordinary course of the business of such Borrower; provided, that, (i) the Person issuing such guarantee is permitted hereunder to incur directly the obligation that is being guaranteed and (ii) as of the date on which such guarantee is issued no Event of Default exists or has occurred and is continuing;

            (g) unsecured Indebtedness of any Borrower or Guarantor arising after the date hereof to any third person (but not to any other Borrower or Guarantor), provided, that, each of the following conditions is satisfied as determined by Agent: (i) such Indebtedness shall be on terms and conditions acceptable to Agent and shall be subject and subordinate in right of payment to the right of Agent and Lenders to receive the prior indefeasible payment and satisfaction in full payment of all of the Obligations pursuant to the terms of an intercreditor agreement between Agent and such third party, in form and substance satisfactory to Agent, (ii) Agent shall have received not less than ten (10) days prior written notice of the intention of such Borrower or Guarantor to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Agent may request with respect thereto, (iii) Agent shall have received true, correct and complete copies of all Subordinated Debt Documents evidencing or otherwise related to such Indebtedness, (iv) except as Agent may otherwise agree in writing, all of the proceeds of the loans or other accommodations giving rise to such Indebtedness shall be paid to Agent for application to the Obligations in accordance with the terms hereof, (v) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (vi) such Borrower and Guarantor shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto, except, that, such Borrower or Guarantor may, after prior written notice to Agent, amend, modify, alter or change

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the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, and (vii) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

            (h) Indebtedness arising from lease payments in connection with one or more sale-leaseback transactions in respect of (i) the Owned Store Real Properties, and (ii) the Real Properties formerly owned by Borrowers located at 3245 South Florida Avenue, Lakeland, Florida 33803 and 4705 Navarro Street, Victoria, Texas 77904;

            (i) the Indebtedness set forth on Schedule 9.9 to the Information Certificate which are not permitted by the other provisions of Section 9.9 above; provided, that, (i) Borrowers and Guarantors may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (ii) Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof except, that, Borrowers and Guarantors may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be; and

            (j) unsecured Indebtedness of any Borrower or Guarantor arising after the date hereof to any third person which is not permitted by the other provisions of Section 9.9 above in an aggregate outstanding amount not to exceed $100,000 at any time.

      9.10 Loans, Investments, Etc. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary immediately prior to such merger) any Capital Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit or all or a substantial part of the assets or property of any other Person (whether through purchase of assets, merger or otherwise), or form or acquire

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any Subsidiaries, or agree to do any of the foregoing (each of the foregoing an
"Investment"), except:

            (a) Permitted Investments;

            (b) Permitted Acquisitions;

            (c) Investments by a Borrower, Guarantor or other Subsidiary of Parent in a Borrower or by a Guarantor or other Subsidiary of Parent (other than a Borrower) in another Guarantor, in each case after the date hereof, provided, that, to the extent that such Investment gives rise to any Indebtedness, such Indebtedness is permitted hereunder and to the extent that such Investment gives rise to the issuance of any shares of Capital Stock, such issuance is permitted hereunder;

            (d) loans by a Borrower or Guarantor to another Borrower or Guarantor after the date hereof, provided, that,

                  (i) as to all of such loans, (A) within thirty (30) days after the end of each fiscal month, Borrowers shall provide to Agent a report in form and substance satisfactory to Agent of the outstanding amount of such loans as of the last day of the immediately preceding month and indicating any loans made and payments received during the immediately preceding month, (B) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument (and any amendment or modification thereto) is promptly delivered to Agent to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require,

                  (ii) as to loans by a Borrower to a Guarantor or by a Guarantor to another Guarantor, (A) as of the date of any such loan and after giving effect thereto, the Borrower or Guarantor making such loan shall be Solvent, and (B) as of the date of any such loan and after giving effect thereto, as of the date of any such loan and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

                  (iii) as to loans by a Guarantor to a Borrower, (A) the Indebtedness arising pursuant to such loan shall be subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to Agent, (B) promptly upon Agent's request, Agent shall have received a subordination agreement, in form and substance satisfactory to Agent, providing for the terms of the subordination in right of payment of such Indebtedness of such Borrower to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Guarantor and such Borrower, and (C) such Borrower shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness prior to the end of the then current term of this Agreement, except that Parent and Merchandising may make payments of interest to Resources on a quarterly basis in respect of intercompany loans by Resources to Parent or Merchandising, as the case may be, so long as Resources immediately applies all of the proceeds of such interest payments to make an

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intercompany loan in cash to Parent or Merchandising in accordance with the terms of Section 9.10(d) hereof; and

                  (iv) the aggregate outstanding principal amount of all loans made by Borrowers to Guarantors shall not exceed $100,000 at any time; and

            (e) the loans and advances set forth on Schedule 9.10 to the Information Certificate which are not permitted by the other provisions of
Section 9.10 above; provided, that:

                  (i) as to all such loans and advances, (A) Borrowers and Guarantors shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto, except that Borrowers and Guarantors may amend any such agreement, document or instrument to increase the principal amount of any loans made by a Guarantor to a Borrower so long as the single original of any amendment to any note or other instrument shall be promptly delivered to Agent to hold as part of the Collateral with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require, and (B) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such loans and advances either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be; and

                  (ii) as to loans by a Guarantor to a Borrower, (A) the Indebtedness arising pursuant to such loan shall be subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to Agent, (B) Agent shall have received a subordination agreement, in form and substance satisfactory to Agent, providing for the terms of the subordination in right of payment of such Indebtedness of such Borrower to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Guarantor and such Borrower, and
(C) such Borrower shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness prior to the end of the then current term of this Agreement, except that Parent and Merchandisng may make payments of interest to Resources on a quarterly basis in respect of intercompany loans by Resources to Parent or Merchandisng, as the case may be, so long as Resources immediately applies all of the proceeds of such interest payments to make an intercompany loan in cash to Parent or Merchandising in accordance with the terms of Section 9.10(d) hereof.

      9.11 Restricted Payments. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

            (a) Parent may make Restricted Payments with respect to its Capital Stock payable solely in additional shares of its Capital Stock that satisfies the requirements for issuance of Capital Stock by Parent under Section 9.7(b)(ii) hereof;

            (b) Subsidiaries of any Borrower or Guarantor may make Restricted Payments to a Borrower;

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            (c) Enterprises may make Restricted Payments to Resources for the purpose of paying dividends in respect of the Capital Stock of Enterprises so long as Resources immediately applies all of the proceeds of such Restricted Payments to make an intercompany loan in cash to Parent in accordance with the terms of Section 9.10(d) hereof;

            (d) Borrowers and Guarantors may repurchase Capital Stock consisting of common stock held by employees pursuant to any employee stock ownership plan thereof upon the termination, retirement or death of any such employee in accordance with the provisions of such plan or upon the vesting of restricted stock in any such employee in accordance with the provisions of the restricted stock plan, provided, that, as to any such repurchase, each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor, (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which such Borrower or Guarantor is a party or by which such Borrower or Guarantor or its or their property are bound, and (iv) the aggregate amount of all payments for such repurchases in any calendar year shall not exceed $1,000,000, except that the aggregate amount of all payments for such repurchases in any calendar year may exceed $1,000,000 (but shall not exceed $4,000,000) if (A) Excess Availability shall have been equal to or greater than $30,000,000 (or, if the Maximum Credit has been increased above $110,000,000, such greater amount as Agent may determine) for each of the two consecutive months immediately prior to the date of such payment based on the Borrowing Base as of the end of each of such months and after giving effect to the payment of such repurchases, on a pro forma basis using the Excess Availability as of the end of the month immediately prior to the date of such repurchases, Excess Availability shall be not less than $30,000,000, and (B) as of the date of any such payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred;

            (e) Parent may make Restricted Payments for the purpose of paying dividends and paying other distributions in respect of its Capital Stock or the repurchase of its Capital Stock, provided, that, each of the following conditions is satisfied as determined by Agent: (i) Administrative Borrower shall have provided to Agent not less than ten (10) Business Days' prior written notice of the intention of such Borrower or Guarantor to pay such dividends or other distributions or make such other repurchases (specifying the amount to be paid by Borrowers or Guarantors), (ii) such dividends, distributions or repurchases shall paid with funds legally available therefor, (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which such Borrower or Guarantor is a party or by which such Borrower or Guarantor or its or their property are bound,
(iv) Excess Availability shall have been not less than $30,000,000 (or, if the Maximum Credit has been increased above $110,000,000, such greater amount as Agent may determine) for each of the two consecutive months immediately prior to the date of any such payment based on the Borrowing Base as of the end of each of such months and after giving effect to the payment of such dividends or other distributions or repurchases, on a pro forma basis using the Excess Availability as of the end of the month immediately prior to the date of such dividends or other distributions or repurchases, Excess Availability shall be not less than $30,000,000, and (v) as of the date of any such payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred.

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      9.12 Transactions with Affiliates. Each Borrower and Guarantor shall not, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliate of such Borrower or Guarantor, except (a) in the ordinary course of such Borrower's or Guarantor's business and upon terms no less favorable to such Borrower or Guarantor than such Borrower or Guarantor would obtain in a comparable arm's length transaction with an unaffiliated person, (b) for any purchase or acquisition by any Borrower from another Borrower, any sale or transfer by any Borrower to another Borrower, or any lease of any property by any Borrower from another Borrower or lease of any property from any Borrower to another Borrower and (c) transactions expressly permitted by Section 9.7, 9.9, 9.10 or 9.11 hereof.

      9.13 Compliance with ERISA. Each Borrower and Guarantor shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under
Section 401(a) of the Code to maintain such qualification; (c) not terminate any Pension Plan so as to incur any material liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any Plan or any trust created thereunder which would subject such Borrower, Guarantor or such ERISA Affiliate to a material tax or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Pension Plan; (g) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; or (h) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation.

      9.14 End of Fiscal Years; Fiscal Quarters. Each Borrower and Guarantor shall, for financial reporting purposes, cause its, and each of its Subsidiaries' (a) fiscal years to end on the last Saturday closest to January 31st of each year and (b) fiscal quarters to end on or about each April 30th, July 31st, October 31st and January 31st of each year.

      9.15 Change in Business. Each Borrower and Guarantor shall not engage in any business other than the business of such Borrower or Guarantor on the date hereof and any business reasonably related, ancillary or complimentary to the business in which such Borrower or Guarantor is engaged on the date hereof.

      9.16 Limitation of Restrictions Affecting Subsidiaries. Each Borrower and Guarantor shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Borrower or Guarantor to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; (b) make loans or advances to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (c) transfer any of its properties or assets to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for encumbrances and restrictions

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arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Borrower or Guarantor prior to the date on which such Subsidiary was acquired by such Borrower or such Guarantor and outstanding on such acquisition date, and (vi) the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

      9.17 License Agreements.

            (a) With respect to a License Agreement applicable to Intellectual Property that is owned by a third party and licensed to a Borrower or Guarantor and that is affixed to or otherwise used in connection with the manufacture, sale or distribution of any Inventory, each Borrower and Guarantor shall (i) give Agent not less than ninety (90) days prior written notice of its intention to not renew or to terminate, cancel, surrender or release its rights under any such License Agreement, or to amend any such License Agreement or related arrangements to limit the scope of the right of such Borrower or Guarantor to use the Intellectual Property subject to such License Agreement in any material respect, either with respect to product, territory, term or otherwise, or to increase in any material respect the amounts to be paid by such Borrower or Guarantor thereunder or in connection therewith (and Agent may establish such Reserves as a result of any of the foregoing as Agent may reasonably determine),
(ii) give Agent prompt written notice of any such License Agreement entered into by such Borrower or Guarantor after the date hereof, or any material amendment to any such License Agreement existing on the date hereof, in each case together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may in good faith request, (iii) give Agent prompt written notice of any material breach of any obligation, or any default, by the third party that is the licensor or by the Borrower or Guarantor that is the licensee or any other party under any such License Agreement, and deliver to Agent (promptly upon the receipt thereof by such Borrower or Guarantor in the case of a notice to such Borrower or Guarantor and concurrently with the sending thereof in the case of a notice from such Borrower or Guarantor) a copy of each notice of default and any other notice received or delivered by such Borrower or Guarantor in connection with any such a License Agreement that relates to the scope of the right, or the continuation of the right, of such Borrower or Guarantor to use the Intellectual Property subject to such License Agreement or the amounts required to be paid thereunder.

            (b) With respect to a License Agreement applicable to Intellectual Property that is owned by a third party and licensed to a Borrower or Guarantor and that is affixed to or otherwise used in connection with the manufacture, sale or distribution of any Inventory, at any time an Event of Default shall exist or have occurred and be continuing or if after giving effect to any Reserves, or the reduction in the applicable Borrowing Base as a result of Eligible Inventory using such licensed Intellectual Property ceasing to be Eligible Inventory, the Excess Availability shall be less than the amount required pursuant to Section 9.19 hereof, Agent shall

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have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such License Agreement, whether in its own name and behalf, or in the name and behalf of a designee or nominee of Agent or in the name and behalf of such Borrower or Guarantor, subject to and in accordance with the terms of such License Agreement. Agent may, but shall not be required to, perform any or all of such obligations of such Borrower or Guarantor under any of the License Agreements, including, but not limited to, the payment of any or all sums due from such Borrower or Guarantor thereunder. Any sums so paid by Agent shall constitute part of the Obligations.

      9.18 Credit Card Agreements. Each Borrower shall (a) observe and perform all material terms, covenants, conditions and provisions of the Credit Card Agreements to be observed and performed by it at the times set forth therein; and (b) at all times maintain in full force and effect the Credit Card Agreements and not terminate, cancel, surrender, modify, amend, waive or release any of the Credit Card Agreements, or consent to or permit to occur any of the foregoing; except, that, (i) any Borrower may terminate or cancel any of the Credit Card Agreements in the ordinary course of the business of such Borrower; provided, that, such Borrower shall give Agent not less than thirty (30) days prior written notice of its intention to so terminate or cancel any of the Credit Card Agreements; (d) not enter into any new Credit Card Agreements with any new Credit Card Issuer unless (i) Agent shall have received not less than thirty (30) days prior written notice of the intention of such Borrower to enter into such agreement (together with such other information with respect thereto as Agent may request) and (ii) such Borrower delivers, or causes to be delivered to Agent, a Credit Card Acknowledgment in favor of Agent, (e) give Agent immediate written notice of any Credit Card Agreement entered into by such Borrower after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may request; and (f) furnish to Agent, promptly upon the request of Agent, such information and evidence as Agent may require from time to time concerning the observance, performance and compliance by such Borrower or the other party or parties thereto with the terms, covenants or provisions of the Credit Card Agreements.

      9.19 Minimum Excess Availability. Borrowers shall at all times maintain Excess Availability of not less than the Specified Amount (it being understood that, solely for purposes of calculating this Section 9.19, the amount of Excess Availability shall be determined as if the Maximum Credit were equal to the Maximum Credit plus $7,500,000).

      9.20 After Acquired Real Property. If any Borrower or Guarantor hereafter acquires any Real Property, fixtures or any other property that is of the kind or nature described in the Mortgage and such Real Property, fixtures or other property is adjacent to, contiguous with or necessary or related to or used in connection with any Real Property then subject to a Mortgage, or if such Real Property is not adjacent to, contiguous with or related to or used in connection with such Real Property, then if such Real Property, fixtures or other property at any location (or series of adjacent, contiguous or related locations, and regardless of the number of parcels) has a fair market value in an amount equal to or greater than $250,000 (or if an Event of Default exists, then regardless of the fair market value of such assets), or if the Tupelo Real Property is not sold in accordance with the terms of this Agreement by December 31, 2005, without limiting any other rights of Agent or any Lender, or duties or obligations of any Borrower or Guarantor, reasonably promptly upon Agent's request, such Borrower or Guarantor shall execute and deliver to Agent a mortgage, deed of trust or deed to secure debt, as Agent may determine, in

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form and substance substantially similar to the Mortgage and as to any provisions relating to specific state laws satisfactory to Agent and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property or other property is located granting to Agent a first and only lien and mortgage on and security interest in such Real Property, fixtures or other property (except as such Borrower or Guarantor would otherwise be permitted to incur hereunder or under the Mortgage or as otherwise consented to in writing by Agent) and such other agreements, documents and instruments as Agent may require in connection therewith provided, that, as to any such Real Property that is not adjacent, contiguous or related to Real Property then subject to a Mortgage, if the purchase price for such Real Property (other than the Tupelo Real Property) is paid with the initial proceeds of a loan from a financial institution giving rise to Indebtedness permitted under Section 9.9(b) hereof, then such Borrower or Guarantor shall not be required to execute and deliver such mortgage, deed of trust or deed to secure debt in favor of Agent with respect to such Real Property.

      9.21 Foreign Assets Control Regulations, Etc. None of the requesting or borrowing of the Loans or the requesting or issuance, extension or renewal of any Letter of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 USC Section 1 et seq., as amended) (the "Trading With the Enemy Act") or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the "Foreign Assets Control Regulations") or any enabling legislation or executive order relating thereto (including, but not limited to (a) Executive order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the "Executive Order") and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56). None of Borrowers or any of their Subsidiaries is or will become a "blocked person" as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations or engages or will engage in any dealings or transactions, or be otherwise associated, with any such "blocked person".

      9.22 Costs and Expenses. Borrowers and Guarantors shall pay to Agent reasonably promptly after demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, Agent's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable);
(b) costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, background checks, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent's customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any Lender in connection with any Letter of Credit; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise

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enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and such Borrower's or Guarantor's operations, plus a per diem charge at Agent's then standard rate for Agent's examiners in the field and office (which rate as of the date hereof is $850 per person per day); and (g) the fees and disbursements of counsel (including legal assistants) to Agent in connection with any of the foregoing.

      9.23 Further Assurances. (a) In the case of the formation or acquisition by a Borrower or Guarantor of any Subsidiary after the date hereof, as to any such Subsidiary, (i) the Borrower or Guarantor forming such Subsidiary shall cause any such Subsidiary to execute and deliver to Agent, the following (each in form and substance satisfactory to Agent), (A) an absolute and unconditional guarantee of payment of the Obligations, (B) a security agreement granting to Agent a first security interest and lien (except as otherwise consented to in writing by Agent) upon all of the assets of any such Subsidiary of the type or category of the assets of Borrowers subject to the security interests and liens pursuant hereto, and (C) such other agreements, documents and instruments as Agent may require in connection with the documents referred to above in order to make such Subsidiary a party to this Agreement as a "Borrower" or as a "Guarantor" as Agent may determine, including, but not limited to, supplements and amendments hereto, authorization to file UCC financing statements, Collateral Access Agreements and other consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets purchased, corporate resolutions and other organization and authorizing documents of such Person, and favorable opinions of counsel to such person and (ii) the Borrower or Guarantor forming such Subsidiary shall (A) execute and deliver to Agent, a pledge and security agreement, in form and substance satisfactory to Agent, granting to Agent a first pledge of and lien on all of the issued and outstanding shares of Capital Stock of any such Subsidiary, and (B) deliver the original stock certificates evidencing such shares of Capital Stock (or such other evidence as may be issued in the case of a limited liability company), together with stock powers with respect thereto duly executed in blank (or the equivalent thereof in the case of a limited liability company in which such interests are certificated, or otherwise take such actions as Agent shall require with respect to Agent's security interests therein).

            (b) In the case of an acquisition of assets (other than Capital Stock) by a Borrower or Guarantor pursuant to a Permitted Acquisition after the date hereof, Agent shall have received, in form and substance satisfactory to Agent, (i) evidence that Agent has valid and perfected security interests in and liens upon all purchased assets, (ii) all Collateral Access Agreements and other consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets purchased, (iii) the agreement of the seller consenting to the collateral assignment by the Borrower or Guarantor purchasing such assets of all rights and remedies and claims for damages of such Borrower or Guarantor relating to the Collateral (including, without limitation, any bulk sales indemnification) under the agreements, documents and instruments relating to such acquisition and (iv) such other agreements,

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documents and instruments as Agent may require in connection with the documents referred to above, including, but not limited to, supplements and amendments hereto, corporate resolutions and other organization and authorizing documents and favorable opinions of counsel to such person.

            (c) At the request of Agent at any time and from time to time, Borrowers and Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Agent may at any time and from time to time request a certificate from an officer of any Borrower or Guarantor representing that all conditions precedent to the making of Loans and providing Letters of Credit contained herein are satisfied. In the event of such request by Agent, Agent and Lenders may, at Agent's option, cease to make any further Loans or provide any further Letters of Credit until Agent has received such certificate and, in addition, Agent has determined that such conditions are satisfied.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES

      10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

            (a) (i) any Borrower fails to pay any of the Obligations when due or
(ii) any Borrower or Guarantor fails to perform any of the covenants contained in Sections 9.3, 9.4, 9.13, 9.14, 9.15, and 9.16 of this Agreement and such failure shall continue for twenty (20) days; provided, that, such twenty (20) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such twenty (20) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by any Borrower or Guarantor of any such covenant or (iii) any Borrower or Guarantor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above or (iv) any Borrower or Guarantor fails to perform in any material respect any of the terms, covenants, conditions or provisions contained in any of the other Financing Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above;

            (b) any representation, warranty or statement of fact made by any Borrower or Guarantor to Agent in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

            (c) any Guarantor revokes or terminates or purports to revoke or terminate or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Agent or any Lender;

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            (d) one or more judgments for the payment of money is or are rendered against any Borrower or Guarantor in excess of $750,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or Guarantor or any of the Collateral having a value in excess of $750,000;

            (e) any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or any Borrower or Obligor, which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business;

            (f) any Borrower or Guarantor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer of any of their respective assets or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

            (g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or Guarantor or all or any part of its properties and such petition or application is not dismissed within thirty (30) days after the date of its filing or any Borrower or Guarantor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

            (h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or Guarantor or for all or any part of its property;

            (i) any default by any Borrower or Guarantor under any agreement, document or instrument relating to any Indebtedness owing to any person other than Lenders, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Lenders, in an amount in excess of $750,000 which default continues for more than the applicable cure period, if any, with respect thereto, or any default by any Borrower or Guarantor under any Material Contract, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto or any Credit Card Issuer or Credit Card Processor withholds payment of amounts otherwise payable to a Borrower to fund a reserve account or otherwise hold as collateral, or shall require a Borrower to pay funds into a reserve account or for such Credit Card Issuer or Credit Card Processor to otherwise hold as collateral, or any Borrower shall provide a letter of credit, guarantee, indemnity or similar instrument to or in favor of such Credit Card Issuer or Credit Card Processor such that in the aggregate all of such funds in the reserve account, other amounts held as collateral and the

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amount of such letters of credit, guarantees, indemnities or similar instruments shall exceed $750,000 or any such Credit Card Issuer or Credit Card Processor shall debit or deduct any amounts in excess of $750,000 in the aggregate in any fiscal year of Borrowers and Guarantors from any deposit account of any Borrower;

            (j) any Credit Card Issuer or Credit Card Processor shall send notice to Borrower that it is ceasing to make or suspending payments to Borrower of amounts due or to become due to Borrower or shall cease or suspend such payments, or shall send notice to Borrower that it is terminating its arrangements with Borrower or such arrangements shall terminate as a result of any event of default under such arrangements, which continues for more than the applicable cure period, if any, with respect thereto, unless (in the case of any of the foregoing) Borrower shall have entered into arrangements with another Credit Card Issuer or Credit Card Processor, as the case may be, within sixty
(60) days after the date of any such notice;

            (k) any bank at which any deposit account of Borrower or Guarantor is maintained shall fail to comply with any of the material terms of any Deposit Account Control Agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of Borrower or Guarantor shall fail to comply with any of the material terms of any Investment Property Control Agreement to which such person is a party;

            (l) any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto except as otherwise permitted herein or therein and except as to Collateral having an aggregate value of not more than $750,000;

            (m) an ERISA Event shall occur which results in or could reasonably be expected to result in liability of any Borrower in an aggregate amount in excess of $750,000;

            (n) any Change of Control;

            (o) the indictment by any Governmental Authority, or as Agent may reasonably and in good faith determine, the threatened indictment by any Governmental Authority of any Borrower or Guarantor of which any Borrower, Guarantor or Agent receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Agent, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against such Borrower or Guarantor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $750,000 or (ii) any other

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property of any Borrower or Guarantor which is necessary or material to the conduct of its business; or

            (p) there shall be a material adverse change in the business, assets or prospects of any Borrower or Guarantor after the date hereof.

      10.2 Remedies.

            (a) At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or Guarantor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower or Guarantor of this Agreement or any of the other Financing Agreements. Subject to Section 12 hereof, Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against any Borrower or Guarantor to collect the Obligations without prior recourse to the Collateral.

            (b) Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, at its option and shall upon the direction of the Required Lenders, (i) upon notice to Administrative Borrower, accelerate the payment of all Obligations and demand immediate payment thereof to Agent for itself and the benefit of Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), and (ii) terminate the Commitments whereupon the obligation of each Lender to make any Loan and Issuing Bank to issue any Letter of Credit shall immediately terminate (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), the Commitments and any other obligation of the Agent or a Lender hereunder shall automatically terminate).

            (c) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require any Borrower or Guarantor, at Borrowers' expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the

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Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower or Guarantor, which right or equity of redemption is hereby expressly waived and released by Borrowers and Guarantors and/or (vi) terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Administrative Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrowers and Guarantors waive any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower and Guarantor waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Agent's request, Borrowers will either, as Agent shall specify, furnish cash collateral to Issuing Bank to be used to secure and fund the reimbursement obligations to Issuing Bank in connection with any Letter of Credit Obligations or furnish cash collateral to Issuing Bank for the Letter of Credit Obligations. Such cash collateral shall be in the amount equal to one hundred ten (110%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Obligations.

            (d) At any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, enforce the rights of any Borrower or Guarantor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, Agent may, in its discretion, at such time or times (i) notify any or all account debtors (including Credit Card Issuers and Credit Card Processors), secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all account debtors(including Credit Card Issuers and Credit Card Processors), secondary obligors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests and the interests of Lenders. At any time that an Event of Default exists or has occurred and is continuing, at Agent's request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrowers and Guarantors shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Agent's request, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent's instructions,

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and not issue any credits, discounts or allowances with respect thereto without
Agent's prior written consent.

            (e) To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Borrower and Guarantor acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, except to the extent such failure violates applicable law, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Borrower or Guarantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties,
(xi) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Borrower and Guarantor acknowledges that the purpose of this
Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or Guarantor or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

            (f) For the purpose of enabling Agent to exercise the rights and remedies hereunder, each Borrower and Guarantor hereby grants to Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing) without payment of royalty or other compensation to any Borrower or Guarantor, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Borrower or Guarantor, wherever the same maybe located,

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including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

            (g) At any time an Event of Default exists or has occurred and is continuing, Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due or may hold such proceeds as cash collateral for the Obligations. Borrowers and Guarantors shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and expenses.

            (h) Without limiting the foregoing, upon the occurrence of a Default or an Event of Default, (i) Agent and Lenders may, at Agent's option, and upon the occurrence of an Event of Default at the direction of the Required Lenders, Agent and Lenders shall, without notice, (A) cease making Loans or arranging for Letters of Credit or reduce the lending formulas or amounts of Loans and Letters of Credit available to Borrowers and/or (B) terminate any provision of this Agreement providing for any future Loans to be made by Agent and Lenders or Letters of Credit to be issued by Issuing Bank and (ii) Agent may, at its option, establish such Reserves as Agent determines, without limitation or restriction, notwithstanding anything to the contrary contained herein.

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

      11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial
Waiver.

            (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

            (b) Borrowers, Guarantors, Agent, Lenders and Issuing Bank irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York in New York County and the United States District Court for the Southern District of New York, whichever Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent and Lenders shall have the right to bring any action or proceeding against any Borrower or Guarantor or its or their property in the courts of any other jurisdiction which Agent deems

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necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or Guarantor or its or their property).

            (c) Each Borrower and Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by U.S. certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed immediately upon receipt thereof by the applicable Borrower or Guarantor, or, at Agent's option, by service upon any Borrower or Guarantor (or Administrative Borrower on behalf of such Borrower or Guarantor) in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such Borrower or Guarantor shall appear in answer to such process, failing which such Borrower or Guarantor shall be deemed in default and judgment may be entered by Agent against such Borrower or Guarantor for the amount of the claim and other relief requested.

            (d) BORROWERS, GUARANTORS, AGENT, LENDERS AND ISSUING BANK EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS, GUARANTORS, AGENT, LENDERS AND ISSUING BANK EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY BORROWER, ANY GUARANTOR, AGENT, ANY LENDER OR ISSUING BANK MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

            (e) Agent, Lenders and Issuing Bank shall not have any liability to any Borrower or Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by such Borrower or Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent, such Lender and Issuing Bank, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Agent, Lenders and Issuing Bank shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement. Each Borrower and Guarantor: (i) certifies that neither Agent, any Lender, nor any representative, agent or attorney acting for or on behalf of Agent, any Lender or Issuing Bank has represented, expressly or otherwise, that Agent, Lenders and Issuing Bank would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent, Lenders and Issuing Bank are

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relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

      11.2 Waiver of Notices. Each Borrower and Guarantor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Borrower or Guarantor which Agent or any Lender may elect to give shall entitle such Borrower or Guarantor to any other or further notice or demand in the same, similar or other circumstances.

      11.3 Amendments and Waivers.

            (a) Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and the Required Lenders or at Agent's option, by Agent with the authorization or consent of the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), by any Borrower and such amendment, waiver, discharger or termination shall be effective and binding as to all Lenders only in the specific instance and for the specific purpose for which given; except, that, no such amendment, waiver, discharge or termination shall:

                  (i) reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan or Letter of Credit, in each case without the consent of each Lender directly affected thereby,

                  (ii) increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,

                  (iii) release any Collateral (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof), without the consent of Agent and all of Lenders,

                  (iv) reduce any percentage specified in the definition of Required Lenders, without the consent of Agent and all of Lenders,

                  (v) consent to the assignment or transfer by any Borrower or Guarantor of any of their rights and obligations under this Agreement, without the consent of Agent and all of Lenders,

                  (vi) amend, modify or waive any terms of this Section 11.3 hereof, without the consent of Agent and all of Lenders, or

                  (vii) increase the advance rates constituting part of the Borrowing Base, without the consent of Agent and all of Lenders.

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            (b) Agent, Lenders and Issuing Bank shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent, any Lender or Issuing Bank of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent, any Lender or Issuing Bank would otherwise have on any future occasion, whether similar in kind or otherwise.

            (c) Notwithstanding anything to the contrary contained in Section 11.3(a) above, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a "Non-Consenting Lender"), but the consent of any other Lenders to such amendment, waiver, discharge or termination that is required are obtained, if any, then Wachovia shall have the right, but not the obligation, at any time thereafter, and upon the exercise by Wachovia of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to Wachovia or such Eligible Transferee as Wachovia may specify, the Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto. Wachovia shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section, which notice shall specify on date on which such purchase and sale shall occur. Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender), except that on the date of such purchase and sale, Wachovia, or such Eligible Transferee specified by Wachovia, shall pay to the Non-Consenting Lender (except as Wachovia and such Non-Consenting Lender may otherwise agree) the amount equal to: (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee). Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Commitment of the Non-Consenting Lender shall terminate on such date.

            (d) The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Agent of any of its rights hereunder with respect to Reserves or Eligible Accounts or Eligible Inventory shall not be deemed an amendment to the advance rates provided for in this
Section 11.3. The consent of Issuing Bank shall be required for any amendment, waiver or consent affecting the rights or duties of Issuing Bank hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section, provided, that, the consent of Issuing Bank shall not be required for any other amendments, waivers or consents. Notwithstanding anything to the contrary contained in Section 11.3(a) above, (i) in the event that Agent shall agree that any items otherwise required to be delivered to Agent as a condition of the initial Loans and Letters of Credit hereunder may be delivered after the date hereof, Agent may, in its discretion, agree to extend the date for delivery of such items or take such other action as Agent may deem appropriate as a result of the failure

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to receive such items as Agent may determine or may waive any Event of Default as a result of the failure to receive such items, in each case without the consent of any Lender and (ii) Agent may consent to any change in the type of organization, jurisdiction of organization or other legal structure of any Borrower, Guarantor or any of their Subsidiaries and amend the terms hereof or of any of the other Financing Agreements as may be necessary or desirable to reflect any such change, in each case without the approval of any Lender.

            (e) The consent of Agent and any Bank Product Provider that is providing Bank Products and has outstanding any such Bank Products at such time that are secured hereunder shall be required for any amendment to the priority of payment of Obligations arising under or pursuant to any Hedge Agreements of a Borrower or Guarantor or other Bank Products as set forth in Section 6.4(a) hereof.

      11.4 Waiver of Counterclaims. Each Borrower and Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding involving Agent, Issuing Bank or any Lender with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

      11.5 Indemnification. Each Borrower and Guarantor shall, jointly and severally, indemnify and hold Agent, each Lender and Issuing Bank and their respective officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an "Indemnitee"), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except that Borrowers and Guarantors shall not have any obligation under this Section 11.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrowers or Guarantors as to any other Indemnitee). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers and Guarantors shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, no Borrower or Guarantor shall assert, and each Borrower and Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Financing Agreements or the transaction contemplated hereby or thereby, except for damages

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resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12. THE AGENT

      12.1 Appointment, Powers and Immunities. Each Secured Party irrevocably designates, appoints and authorizes Wachovia to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Secured Party; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Borrower or any Guarantor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent. Wachovia Capital Markets LLC is hereby designated as the sole lead arranger, manager and bookrunner with respect to the Credit Facility. The designation of Wachovia Capital Markets LLC as sole lead arranger, manager and bookrunner shall not create any rights in favor of it in such capacity nor subject it to any duties or obligations in such capacity.

      12.2 Reliance by Agent. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Agents and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

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      12.3 Events of Default.

            (a) Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letters of Credit hereunder, unless and until Agent has received written notice from a Lender, or Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a "Notice of Default or Failure of Condition". In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders. Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders to the extent provided for herein; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, unless and until otherwise directed by the Required Lenders, Agent may, but shall have no obligation to, continue to make Loans and Issuing Bank may, but shall have no obligation to, issue or cause to be issued any Letter of Credit for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit is in the best interests of Lenders.

            (b) Except with the prior written consent of Agent, no Lender or Issuing Bank may assert or exercise any enforcement right or remedy in respect of the Loans, Letters of Credit or other Obligations, as against any Borrower or Guarantor or any of the Collateral or other property of any Borrower or Guarantor.

      12.4 Wachovia in its Individual Capacity. With respect to its Commitment and the Loans made and Letters of Credit issued or caused to be issued by it (and any successor acting as Agent), so long as Wachovia shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include Wachovia in its individual capacity as Lender hereunder. Wachovia (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrowers (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and Wachovia and its Affiliates may accept fees and other consideration from any Borrower or Guarantor and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

      12.5 Indemnification. Lenders agree to indemnify Agent and Issuing Bank (to the extent not reimbursed by Borrowers hereunder and without limiting any obligations of Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or

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

thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

      12.6 Non-Reliance on Agent and Other Lenders. Each Secured Party agrees that it has, independently and without reliance on Agent or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrowers and Guarantors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or Guarantor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or Guarantor. Agent will use reasonable efforts to provide Lenders with any information received by Agent from any Borrower or Guarantor which is required to be provided to Lenders or deemed to be requested by Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from any Borrower or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent's own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent or deemed requested by Lenders hereunder (including the documents provided for in Section 12.10 hereof), Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or Guarantor that may come into the possession of Agent.

      12.7 Failure to Act. Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

      12.8 Additional Loans. Agent shall not make any Revolving Loans or Issuing Bank provide any Letter of Credit to any Borrower on behalf of Lenders intentionally and with actual knowledge that such Revolving Loans or Letter of Credit would cause the aggregate amount of the total outstanding Revolving Loans and Letters of Credit to exceed the Borrowing Base, without the prior consent of all Lenders, except, that, Agent may make such additional Revolving Loans or Issuing Bank may provide such additional Letter of Credit on behalf of Lenders, intentionally and with actual knowledge that such Revolving Loans or Letters of Credit will cause the total outstanding Revolving Loans and Letters of Credit to exceed the Borrowing Base, as Agent may deem necessary or advisable in its discretion, provided, that: (a) the total

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

principal amount of the additional Revolving Loans or additional Letters of Credit which Agent may make or Issuing Bank may provide after obtaining such actual knowledge that the aggregate principal amount of the Revolving Loans equal or exceed the Borrowing Base, plus the amount of Special Agent Advances made pursuant to Section 12.11(a)(ii) hereof then outstanding, shall not exceed the aggregate amount equal to five (5%) of the Maximum Credit and shall not cause the total principal amount of the Loans and Letters of Credit to exceed the Maximum Credit and (b) no such additional Revolving Loan or Letter of Credit shall be outstanding more than ninety (90) days after the date such additional Revolving Loan or Letter of Credit is made or issued (as the case may be), except as the Required Lenders may otherwise agree. Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Revolving Loans or Letters of Credit.

      12.9 Concerning the Collateral and the Related Financing Agreements. Each Secured Party authorizes and directs Agent to enter into this Agreement and the other Financing Agreements. Each Secured Party agrees that any action taken by Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all Secured Parties.

      12.10 Field Audit, Examination Reports and other Information; Disclaimer by Lenders. By signing this Agreement, each Lender:

            (a) is deemed to have requested that Agent furnish such Lender (and Agent agrees that it will furnish to such Lender), promptly after it becomes available, a copy of each field audit or examination report and report with respect to the Borrowing Base prepared or received by Agent (each field audit or examination report and report with respect to the Borrowing Base being referred to herein as a "Report" and collectively, "Reports"), appraisals with respect to the Collateral and financial statements with respect to Parent and its Subsidiaries received by Agent;

            (b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, appraisal or financial statement or (ii) shall not be liable for any information contained in any Report, appraisal or financial statement;

            (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Borrowers and Guarantors and will rely significantly upon Borrowers' and Guarantors' books and records, as well as on representations of Borrowers' and Guarantors' personnel; and

            (d) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.5 hereof, and not to distribute or use any Report in any other manner.

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

      12.11 Collateral Matters.

            (a) Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letters of Credit hereunder, make such disbursements and advances ("Special Agent Advances") which Agent, in its sole discretion, (i) deems necessary or desirable either to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by Borrowers and Guarantors of the Loans and other Obligations, provided, that, (A) the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii) outstanding at any time, plus the then outstanding principal amount of the additional Loans and Letters of Credit which Agent may make or provide as set forth in Section 12.8 hereof, shall not exceed the amount equal to five (5%) percent of the Maximum Credit and (B) the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii) outstanding at any time, plus the then outstanding principal amount of the Loans, shall not exceed the Maximum Credit, or (iii) to pay any other amount chargeable to any Borrower or Guarantor pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of
(A) costs, fees and expenses and (B) payments to Issuing Bank in respect of any Letter of Credit. The Special Agent Advances shall be repayable on demand and together with all interest thereon shall constitute Obligations secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Interest on Special Agent Advances shall be payable at the Interest Rate then applicable to Prime Rate Loans and shall be payable on demand. Without limitation of its obligations pursuant to
Section 6.11, each Lender agrees that it shall make available to Agent, upon Agent's demand, in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Special Agent Advance. If such funds are not made available to Agent by such Lender, such Lender shall be deemed a Defaulting Lender and Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent's option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent's demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans.

            (b) Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if Administrative Borrower or any Borrower or Guarantor certifies to Agent that the sale or disposition is made in compliance with
Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Borrower or Guarantor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than $5,000,000, and to the extent Agent may release its security interest in and lien upon any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by Lenders, or

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

(v) if required or permitted under the terms of any of the other Financing Agreements, including any intercreditor agreement, or (vi) approved, authorized or ratified in writing by all of Lenders. Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders. Upon request by Agent at any time, Lenders will promptly confirm in writing Agent's authority to release particular types or items of Collateral pursuant to this Section. In no event shall the consent or approval of Issuing Bank to any release of Collateral be required. Nothing contained herein shall be construed to require the consent of any Bank Product Provider to any release of any Collateral or termination of security interests in any Collateral.

            (c) Without any manner limiting Agent's authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of any Borrower or Guarantor in respect of) the Collateral retained by such Borrower or Guarantor.

            (d) Agent shall have no obligation whatsoever to any Lender, Issuing Bank or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or Guarantor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letters of Credit hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its discretion, given Agent's own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender or Issuing Bank.

      12.12 Agency for Perfection. Each Secured Party hereby appoints Agent and each other Secured Party as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Secured Party hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party. Should any Secured Party obtain possession of any such Collateral, such Lender

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

shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver such Collateral to Agent or in accordance with Agent's instructions.

      12.13 Successor Agent. Agent may resign as Agent upon thirty (30) days' notice to Lenders and Parent. If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Parent, a successor agent from among Lenders. Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term "Agent" as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent's notice of resignation, the retiring Agent's resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

      12.14 Other Agent Designations. Agent may at any time and from time to time determine that a Lender may, in addition, be a "Co-Agent", "Syndication Agent", "Documentation Agent" or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement. Any such designation shall be effective upon written notice by Agent to Administrative Borrower of any such designation. Any Lender that is so designated as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation by Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Financing Agreements other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender rely, on a Lender so identified as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS

      13.1 Term.

            (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date five (5) years from the date hereof (the "Maturity Date"), unless sooner terminated pursuant to the terms hereof. In addition, Borrowers may terminate this Agreement at any time upon ten (10) days prior written notice to Agent (which notice shall be irrevocable) and Agent may, at its option, and shall at the direction of Required Lenders, terminate this Agreement at any time on or after an Event of Default. Upon the Maturity Date or any other effective date of termination of the Financing Agreements, Borrowers shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent's option, a letter of credit issued for the account of Borrowers and at Borrowers' expense,

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

in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent, Lenders and Issuing Bank from loss, cost, damage or expense, including attorneys' fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Obligations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment (and including any contingent liability of Agent to any bank at which deposit accounts of Borrowers and Guarantors are maintained under any Deposit Account Control Agreement) and for any of the Obligations arising under or in connection with any Bank Products in such amounts as the party providing such Bank Products may require (unless such Obligations arising under or in connection with any Bank Products are paid in full in cash and terminated in a manner satisfactory to such other party). The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Obligations shall be in the amount equal to one hundred ten (110%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the then outstanding Letters of Credit. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Administrative Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon, Dallas, Texas time.

            (b) No termination of the Commitments, this Agreement or any of the other Financing Agreements shall relieve or discharge any Borrower or Guarantor of its respective duties, obligations and covenants under this Agreement or any of the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Agent's continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid. Accordingly, each Borrower and Guarantor waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Borrowers or Guarantors, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds.

            (c) If for any reason this Agreement is terminated prior to the second anniversary of the date hereof, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Agent's and each Lender's lost profits as a result thereof, Borrowers agree to pay to Agent, for the benefit of Lenders, upon the effective date of such termination, an early termination fee in the amount equal to

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

             Amount                                 Period
             ------                                 ------
(i)  .50% of Maximum Credit     From the date hereof to and excluding the first
                                anniversary of the date hereof

(ii) .25% of Maximum Credit     From and after the first anniversary of the
                                date hereof to and including the second
                                anniversary of the date hereof

Such early termination fee shall be presumed to be the amount of damages sustained by Agent and Lenders as a result of such early termination and Borrowers and Guarantors agree that it is reasonable under the circumstances currently existing (including, but not limited to, the borrowings that are reasonably expected by Borrowers hereunder and the interest, fees and other charges that are reasonably expected to be received by Agent and Lenders pursuant to the Credit Facility). In addition, Agent and Lenders shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Agent and Lenders do not exercise the right to terminate this Agreement, but elect, at their option, to provide financing to any Borrower or permit the use of cash collateral under the United States Bankruptcy Code. The early termination fee provided for in this Section 13.1 shall be deemed included in the Obligations.

      13.2 Interpretative Provisions.

            (a) All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

            (b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

            (c) All references to any Borrower, Guarantor, Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

            (d) The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

            (e) The word "including" when used in this Agreement shall mean "including, without limitation" and the word "will" when used in this Agreement shall be construed to have the same meaning and effect as the word "shall".

            (f) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as determined by Agent.

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

            (g) All references to the term "good faith" used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. Borrowers and Guarantors shall have the burden of proving any lack of good faith on the part of Agent or any Lender alleged by any Borrower or Guarantor at any time.

            (h) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Parent most recently received by Agent prior to the date hereof. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term "unqualified opinion" as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified and also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit.

            (i) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including", the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including".

            (j) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

            (k) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

            (l) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

            (m) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent's or any Lender's involvement in their preparation.

      13.3 Notices.

            (a) All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by

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

telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing by deposit (postage prepaid) in the U.S. mail. Notices delivered through electronic communications shall be effective to the extent set forth in Section 13.3(b) below. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

            If to any Borrower or Guarantor: Hancock Fabrics, Inc.
                                             One Fashion Way
                                             Baldwyn, MS 38824
                                             Attention: Bruce D. Smith
                                             Telephone No.: (662) 365-6112
                                             Telecopy No.: (662) 365-6025

            with a copy to:                  Baker, Donelson, Bearman, Caldwell
                                              & Berkowitz, PC
                                             165 Madison Avenue
                                             First Tennessee Building
                                             Memphis, TN 38103
                                             Attention: Sam D. Chafetz, Esq.
                                             Telephone No.: (901) 577-2148
                                             Telecopy No.: (901) 577-0854

            If to Agent:                     Wachovia Bank, National Association
                                             Heritage Square II, Suite 1050
                                             5001 LBJ Freeway
                                             Dallas, TX 75244
                                             Attention: Portfolio Manager
                                             Telephone No.: (214) 761-9044
                                             Telecopy No.: (214) 748-9118

            (b) Notices and other communications to Lenders and Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent or as otherwise determined by Agent, provided, that, the foregoing shall not apply to notices to any Lender pursuant to Section 2 hereof if such Lender or Issuing Bank, as applicable, has notified Agent that it is incapable of receiving notices under such Section by electronic communication. Unless Agent otherwise requires, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided, that, if such notice or other communication is not given during the normal business hours of the recipient, such notice shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the

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deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communications is available and identifying the website address therefor.

      13.4 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

      13.5 Confidentiality.

            (a) Agent, each Lender and Issuing Bank shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by any Borrower pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by such Borrower to Agent, such Lender or Issuing Bank, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, in connection with any litigation to which Agent, such Lender or Issuing Bank is a party, (iii) to any Lender or Participant (or prospective Lender or Participant) or to any Affiliate of any Lender or Issuing Bank so long as such Lender, Participant (or prospective Lender or Participant or Issuing
Bank) shall have agreed to treat such information as confidential in accordance with this Section 13.5 and such Lender, Participant (or prospective Lender or Participant or Issuing Bank) shall have caused such Affiliate to treat such information as confidential in accordance with this Section 13.5, or (iv) to counsel for Agent, any Lender, Issuing Bank or Participant (or prospective Lender or Participant).

            (b) In the event that Agent, any Lender or Issuing Bank receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Agent, such Lender or Issuing Bank, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent, such Lender or Issung Bank determines in good faith that it will not create any risk of liability to Agent, Issuing Bank or such Lender, Agent or such Lender or Issuing Bank will promptly notify Administrative Borrower of such request so that Administrative Borrower may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrowers of Agent's or Issuing Bank's or such Lender's expenses, cooperate with Administrative Borrower in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Administrative Borrower so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent, such Lender or Issuing Bank determines in good faith that it will not create any risk of liability to Agent, such Lender or Issuing Bank.

            (c) In no event shall this Section 13.5 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by any Borrower, Guarantor or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent, any Lender, Issuing Bank (or any Affiliate of any Lender or Issuing
Bank) on a non-confidential basis from a person other than a Borrower or Guarantor (unless Agent, Issuing Bank or such Lender knows that such information was disclosed in violation of a confidentiality agreement or applicable law),
(iii) to require Agent, any Lender or Issuing Bank to return any materials furnished by a Borrower or Guarantor to Agent, a Lender or Issuing Bank or prevent Agent, a Lender or Issuing Bank from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Agent, Lenders and Issuing Bank under this Section 13.5 shall supersede and replace the obligations of Agent, Lenders or Issuing Bank under any confidentiality letter signed prior to the date hereof or any other arrangements concerning the confidentiality of information provided by any Borrower or Guarantor to Agent, any Lender or Issuing Bank. In addition, Agent, Lenders and Issuing Bank may disclose information relating to the Credit Facility to Gold Sheets and other similar publications with such information to consist of deal terms and other information customarily found in such publications and that Agent and its affiliates may otherwise use the corporate name and logo of Borrowers and Guarantors in "tombstones" or other advertisements or public statements.

      13.6 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Secured Parties, Issuing Bank, Borrowers, Guarantors and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders. Any such purported assignment without such express prior written consent shall be void. No Lender may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 13.7 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrowers, Guarantors, Agent, Issuing Bank and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

      13.7 Assignments; Participations.

            (a) Each Lender may, with the prior written consent of Agent, assign all or, if less than all, a portion equal to at least $10,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (i) such transfer or assignment will not be effective until recorded by Agent on the Register and (ii) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $5,000.

            (b) Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the "Register"). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and any Borrowers, Guarantors, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

            (c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of CreditObligations) of a Lender hereunder and thereunder and the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

            (d) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, Guarantor or any of their Subsidiaries or the performance or observance by any Borrower or Guarantor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Agent and Lenders may furnish any information concerning any Borrower or Guarantor in the possession of Agent or any Lender from time to time to assignees and Participants.

            (e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Obligations, without the consent of Agent or the other Lenders); provided, that, (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Guarantors, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Financing Agreements, and (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Guarantor hereunder shall be determined as if such Lender had not sold such participation.

            (f) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank; provided, that, no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

            (g) Borrowers and Guarantors shall assist Agent or any Lender permitted to sell assignments or participations under this Section 13.7 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants. Borrowers shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Borrowers and Guarantors and their affairs provided, prepared or reviewed by any Borrower or Guarantor that are contained in any selling materials and all other information provided by it and included in such materials.

            (h) Any Lender that is an Issuing Bank may at any time assign all of its Commitments pursuant to this Section 13.7. If such Issuing Bank ceases to be Lender, it may, at its option, resign as Issuing Bank and such Issuing Bank's obligations to issue Letters of Credit shall terminate but it shall retain all of the rights and obligations of Issuing Bank hereunder with respect to Letters of Credit outstanding as of the effective date of its resignation and all Letter of Credit Obligations with respect thereto (including the right to require Lenders to make Revolving Loans or fund risk participations in outstanding Letter of Credit Obligations), shall continue.

      13.8 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

      13.9 USA Patriot Act. Each Lender subject to the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the "Act") hereby notifies Borrowers and Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of Borrowers and Guarantors and other information that will allow such Lender to identify such person in accordance with the Act and any other applicable law. Borrowers and Guarantors are hereby advised that any Loans or Letters of Credit hereunder are subject to satisfactory results of such verification.

      13.10 Counterparts, Etc. This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, Agent, Lenders, Borrowers and Guarantors have caused these presents to be duly executed as of the day and year first above written.

                                    BORROWERS

                                    HANCOCK FABRICS, INC.

                                    By: ____________________________

                                    Title: _________________________

                                    HF MERCHANDISING, INC.

                                    By: __________________________

                                    Title: ________________________

                                    HANCOCK FABRICS OF MI, INC.

                                    By: __________________________

                                    Title: ________________________

                                    HANCOCKFABRICS.COM, INC.

                                    By: __________________________

                                    Title: ________________________

                                    HANCOCK FABRICS, LLC

                                    By: _________________________

                                    Title: ________________________

                                    GUARANTORS

                                    HF ENTERPRISES, INC.

                                    By: ___________________________

                                    Title: ________________________

                                    HF RESOURCES, INC.

                                    By: ___________________________

                                    Title: ________________________

                       [SIGNATURES CONTINUED ON NEXT PAGE]

                    [SIGNATURES CONTINUED FROM PREVIOUS PAGE]

                                    AGENT

                                    WACHOVIA BANK, NATIONAL
                                    ASSOCIATION, as Agent and Issuing Bank

                                    By: ____________________________

                                    Title: _________________________

                    [SIGNATURES CONTINUED FROM PREVIOUS PAGE]

                                    WACHOVIA BANK, NATIONAL
                                    ASSOCIATION, as Lender

                                    By: __________________________

                                    Title: ________________________

                    [SIGNATURES CONTINUED FROM PREVIOUS PAGE]

                                    THE CIT GROUP/BUSINESS CREDIT, INC.,
                                     as Lender

                                    By: __________________________

                                    Title: ________________________

                                    EXHIBIT A
                                       to
                           LOAN AND SECURITY AGREEMENT

                   Form of Assignment and Acceptance Agreement

                       ASSIGNMENT AND ACCEPTANCE AGREEMENT

      This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this "Assignment and Acceptance") dated as of _____________, 200_ is made between ________________________ (the "Assignor") and ____________________ (the
"Assignee").

                              W I T N E S S E T H:

      WHEREAS, Wachovia Bank, National Association, in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, "Agent"), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a "Lender" and collectively, "Lenders") have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Hancock Fabrics, Inc., HF Merchandising, Inc., Hancock Fabrics of MI, Inc., hancockfabrics.com, Inc. and Hancock Fabrics, LLC (collectively, "Borrowers") as set forth in the Loan and Security Agreement, dated June 29, 2005, by and among Borrowers, certain of their affiliates, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the "Loan Agreement"), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the "Financing Agreements");

      WHEREAS, as provided under the Loan Agreement, Assignor committed to making Loans (the "Committed Loans") to Borrowers in an aggregate amount not to exceed $___________ (the "Commitment");

      WHEREAS, Assignor wishes to assign to Assignee [part of the] [all] rights and obligations of Assignor under the Loan Agreement in respect of its Commitment in an amount equal to $______________ (the "Assigned Commitment Amount") on the terms and subject to the conditions set forth herein and Assignee wishes to accept assignment of such rights and to assume such obligations from Assignor on such terms and subject to such conditions;

      NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

      1. Assignment and Acceptance.

            (a) Subject to the terms and conditions of this Assignment and Acceptance, Assignor hereby sells, transfers and assigns to Assignee, and Assignee hereby purchases, assumes and undertakes from Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) an interest in (i) the Commitment and each of the Committed Loans of Assignor and (ii) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Loan Agreement and the other Financing Agreements, so that after giving effect thereto, the Commitment of Assignee shall be as set forth below and the Pro Rata Share of Assignee shall be _______ (__%) percent.

            (b) With effect on and after the Effective Date (as defined in Section 5 hereof), Assignee shall be a party to the Loan Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Loan Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Commitment Amount. Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender. It is the intent of the parties hereto that the Commitment of Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Commitment Amount and Assignor shall relinquish its rights and be released from its obligations under the Loan Agreement to the extent such obligations have been assumed by Assignee; provided, that, Assignor shall not relinquish its rights under Sections 2.2, 6.4, 6.9, 11.5 and 12.5 of the Loan Agreement to the extent such rights relate to the time prior to the Effective Date.

            (c) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignee's Commitment will be $_____________.

            (d) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignor's Commitment will be $______________ (as such amount may be further reduced by any other assignments by Assignor on or after the date hereof).

      2. Payments.

            (a) As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, Assignee shall pay to Assignor on the Effective Date in immediately available funds an amount equal to $____________, representing Assignee's Pro Rata Share of the principal amount of all Committed Loans.

            (b) Assignee shall pay to Agent the processing fee in the amount specified in Section 13.7(a) of the Loan Agreement.

      3. Reallocation of Payments. Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment, Committed Loans and outstanding Letters of Credit shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Commitment Amount shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

      4. Independent Credit Decision. Assignee acknowledges that it has received a copy of the Loan Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements of _____________ and its Subsidiaries, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance and agrees that it will, independently and without reliance upon Assignor, Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Loan Agreement.

      5. Effective Date; Notices.

            (a) As between Assignor and Assignee, the effective date for this Assignment and Acceptance shall be _______________, 200_ (the "Effective Date"); provided, that, the following conditions precedent have been satisfied on or before the Effective Date:

                  (i) this Assignment and Acceptance shall be executed and delivered by Assignor and Assignee;

                  (ii) the consent of Agent as required for an effective assignment of the Assigned Commitment Amount by Assignor to Assignee shall have been duly obtained and shall be in full force and effect as of the Effective Date;

                  (iii) written notice of such assignment, together with payment instructions, addresses and related information with respect to Assignee, shall have been given to Administrative Borrower and Agent;

                  (iv) Assignee shall pay to Assignor all amounts due to Assignor under this Assignment and Acceptance; and

                  (v) the processing fee referred to in Section 2(b) hereof shall have been paid to Agent.

            (b) Promptly following the execution of this Assignment and Acceptance, Assignor shall deliver to Administrative Borrower and Agent for acknowledgment by Agent, a Notice of Assignment in the form attached hereto as
Schedule 1.

      6. Agent. [INCLUDE ONLY IF ASSIGNOR IS AN AGENT]

            (a) Assignee hereby appoints and authorizes Assignor in its capacity as Agent to take such action as agent on its behalf to exercise such powers under the Loan Agreement as are delegated to Agent by Lenders pursuant to the terms of the Loan Agreement.

            (b) Assignee shall assume no duties or obligations held by Assignor in its capacity as Agent under the Loan Agreement.]

      7. Withholding Tax. Assignee (a) represents and warrants to Assignor, Agent and Borrowers that under applicable law and treaties no tax will be required to be withheld by Assignee, Agent or Borrowers with respect to any payments to be made to Assignee hereunder or under any of the Financing Agreements, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to Agent and Borrowers prior to the time that Agent or Borrowers are required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form W-8BEN or W-8ECI, as applicable (wherein Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new such forms upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

      8. Representations and Warranties.

            (a) Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any security interest, lien, encumbrance or other adverse claim, (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder, (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance, and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights and to general equitable principles.

            (b) Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any of the other Financing Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto. Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of Borrowers, Guarantors or any of their respective Affiliates, or the performance or observance by Borrowers, Guarantors or any other Person, of any of its respective obligations under the Loan Agreement or any other instrument or document furnished in connection therewith.

            (c) Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder, (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights to general equitable principles.

      9. Further Assurances. Assignor and Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to Borrowers or Agent, which may be required in connection with the assignment and assumption contemplated hereby.

      10. Miscellaneous.

            (a) Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other for further breach thereof.

            (b) All payments made hereunder shall be made without any set-off or counterclaim.

            (c) Assignor and Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

            (d) This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

      THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. Assignor and Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in New York County, New York over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

      ASSIGNOR AND ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER,

OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE LOAN AGREEMENT, ANY OF THE OTHER FINANCING AGREEMENTS OR ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

      IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.

                                    [ASSIGNOR]

                                    By:___________________________________

                                    Title:________________________________

                                    [ASSIGNEE]

                                    By:___________________________________

                                    Title:________________________________

                                   SCHEDULE 1

                       NOTICE OF ASSIGNMENT AND ACCEPTANCE

                                                                       ___, 20__

_______________________________
_______________________________
_______________________________
Attn.: ______________________

            Re: Hancock Fabrics, Inc. et al.

Ladies and Gentlemen:

      Wachovia Bank, National Association, in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, "Agent"), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a "Lender" and collectively, "Lenders") have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Hancock Fabrics, Inc., HF Merchandising, Inc., Hancock Fabrics of MI, Inc., hancockfabrics.com, Inc. and Hancock Fabrics, LLC (collectively, "Borrowers") as set forth in the Loan and Security Agreement, dated June 29, 2005, by and among Borrowers, certain of their affiliates, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the "Loan Agreement"), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the "Financing Agreements"). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

      We hereby give you notice of, and request your consent to, the assignment by __________________________ (the "Assignor") to ___________________________
(the "Assignee") such that after giving effect to the assignment Assignee shall have an interest equal to ________ (__%) percent of the total Commitments pursuant to the Assignment and Acceptance Agreement attached hereto (the "Assignment and Acceptance"). We understand that the Assignor's Commitment shall be reduced by $_____________, as the same may be further reduced by other assignments on or after the date hereof.

      Assignee agrees that, upon receiving the consent of Agent to such assignment, Assignee will be bound by the terms of the Loan Agreement as fully and to the same extent as if the Assignee were the Lender originally holding such interest under the Loan Agreement. The following administrative details apply to Assignee:

            (A)   Notice address:

                  Assignee name: ______________________________
                  Address: ____________________________________
                  Attention: __________________________________
                  Telephone: __________________________________
                  Telecopier: _________________________________

            (B)   Payment instructions:

                  Account No.: ________________________________
                  At: _________________________________________
                  Reference: __________________________________
                  Attention: __________________________________

      You are entitled to rely upon the representations, warranties and covenants of each of Assignor and Assignee contained in the Assignment and Acceptance.

      IN WITNESS WHEREOF, Assignor and Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

                                    Very truly yours,

                                    [NAME OF ASSIGNOR]

                                    By: _________________________________

                                    Title: ______________________________

                                    [NAME OF ASSIGNEE]

                                    By: _________________________________

                                    Title: ______________________________

ACKNOWLEDGED AND ASSIGNMENT

CONSENTED TO:

WACHOVIA BANK, NATIONAL
ASSOCIATION, as Agent

By: ___________________________

Title: ________________________

                                   EXHIBIT B
                                       TO
                          LOAN AND SECURITY AGREEMENT

                            Information Certificate

                                 [See Attached]

                                    EXHIBIT C
                                       TO
                           LOAN AND SECURITY AGREEMENT

                       Form of Borrowing Base Certificate

                                 [See Attached]

                                    EXHIBIT D
                                       TO
                           LOAN AND SECURITY AGREEMENT

                             Compliance Certificate

To:   Wachovia Bank, National Association, as Agent
      Heritage Square II, Suite 1050
      5001  LBJ Freeway,
      Dallas, TX 75244

Ladies and Gentlemen:

      I hereby certify to you pursuant to Section 9.6 of the Loan Agreement (as defined below) as follows:

      1. I am the duly elected Chief Financial Officer of Hancock Fabrics, Inc., a Delaware corporation ("Parent"). Capitalized terms used herein without definition shall have the meanings given to such terms in the Loan and Security Agreement, dated June 29, 2005, by and among Wachovia Bank, National Association, as agent for the financial institutions party thereto as lenders (in such capacity, "Agent") the financial institutions party thereto as lenders (collectively, "Lenders"), Parent and certain of their affiliates (as such Loan and Security Agreement is amended, modified or supplemented, from time to time, the "Loan Agreement").

      2. I have reviewed the terms of the Loan Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the financial condition of Borrowers and Guarantors, during the immediately preceding fiscal month.

      3. The review described in Section 2 above did not disclose the existence during or at the end of such fiscal month, and I have no knowledge of the existence and continuance on the date hereof, of any condition or event which constitutes a Default or an Event of Default, except as set forth on Schedule I attached hereto. Described on Schedule I attached hereto are the exceptions, if any, to this Section 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which any Borrower or Guarantor has taken, is taking, or proposes to take with respect to such condition or event.

      4. I further certify that, based on the review described in Section 2 above, no Borrower or Guarantor has at any time during or at the end of such fiscal month, except as specifically described on Schedule II attached hereto or as permitted by the Loan Agreement, done any of the following:

            (a) Changed its respective corporate name, or transacted business under any trade name, style, or fictitious name, other than those previously described to you and set forth in the Financing Agreements.

            (a) Changed the location of its chief executive office, changed its jurisdiction of incorporation, changed its type of organization or changed the location of or disposed of any of its properties or assets (other than pursuant to the sale of Inventory in the ordinary course of its business or as otherwise permitted by Section 9.7 of the Loan Agreement), or established any new asset locations.

            (b) Materially changed the terms upon which it sells goods (including sales on consignment) or provides services, nor has any vendor or trade supplier to any Borrower or Guarantor during or at the end of such period materially adversely changed the terms upon which it supplies goods to any Borrower or Guarantor.

            (c) Permitted or suffered to exist any security interest in or liens on any of its properties, whether real or personal, other than as specifically permitted in the Financing Agreements.

            (d) Received any notice of, or obtained knowledge of any of the following not previously disclosed to Agent: (i) the occurrence of any event involving the release, spill or discharge of any Hazardous Material in violation of applicable Environmental Law in a material respect or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any applicable Environmental Law by any Borrower or Guarantor in any material respect or (B) the release, spill or discharge of any Hazardous Material in violation of applicable Environmental Law in a material respect or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials in violation of applicable Environmental Laws in a material respect or
(D) any other environmental, health or safety matter, which has a material adverse effect on any Borrower or Guarantor or its business, operations or assets or any properties at which such Borrower or Guarantor transported, stored or disposed of any Hazardous Materials.

            (e) Become aware of, obtained knowledge of, or received notification of, any breach or violation of any material covenant contained in any instrument or agreement in respect of Indebtedness for money borrowed by any Borrower or Guarantor.

            (f) Failed to pay when due any rent or other amounts owing under any real property lease (or similar agreement).

            (g) Failed to pay when due any royalty payment or other amounts owing under any License Agreement (or similar agreement).

      5. Attached hereto as Schedule III are the calculations used in determining, as of the end of such fiscal month whether Borrowers and Guarantors are in compliance with the covenants set forth in Section 9.19 of the Loan Agreement for such fiscal month.

      6. Attached hereto as Schedule IV are the calculations used in determining, as of the end of the most recently ended fiscal quarter, the EBITDA of the Parent and its Subsidiaries for the four (4) fiscal quarter period ending on the last day of such fiscal quarter.

      The foregoing certifications are made and delivered this day of ___________, 20__.

                                    Very truly yours,

                                    _______________________________

                                    By:____________________________

                                    Title:__________________________

                                  SCHEDULE 1.27
                                       TO
                           LOAN AND SECURITY AGREEMENT

Lender                                                        Commitment
------                                                       -------------
Wachovia Bank, National Association                          $  75,000,000
The CIT Group/Business Credit, Inc.                          $  35,000,000

                  TOTAL                                      $ 110,000,000

                                  SCHEDULE 1.35
                                       TO
                           LOAN AND SECURITY AGREEMENT

                                 Customs Brokers

                           Marisol International, LLC
                        1645 W. Republic Road, Suite B-2
                              Springfield, MO 65807

                                  SCHEDULE 1.55
                                       TO
                           LOAN AND SECURITY AGREEMENT

                                Existing Lenders

SouthTrust Bank

Union Planters Bank, National Association

BancorpSouth Bank

                                  SCHEDULE 1.95
                                       TO
                           LOAN AND SECURITY AGREEMENT

                           Owned Store Real Properties

Stores

1240 Ellis Avenue
Jackson, Mississippi 39209

215 East Kings Highway
Shreveport, Louisiana 71104

16010 Maple Dale Boulevard
Tampa, Florida 33624

4325 Highway 6
Sugar Land, Texas 77478

3314 South Linden
Flint, Michigan 48507

Parking Lot

3922 S. W. Alaska Street
Seattle, Washington  98116

                                  SCHEDULE 8.16
                                       TO
                           LOAN AND SECURITY AGREEMENT

                             Credit Card Agreements

                        Discover Financial Services, Inc.
                               2500 Lake Cook Road
                              Riverwoods, IL 60015

             American Express Travel Related Services Company, Inc.
                            3 World Financial Center
                                200 Vesey Street
                             New York, NY 10285-4906

                         NOVA Information Systems, Inc.
                        One Concourse Parkway, Suite 300
                                Atlanta, GA 30328

                         BancorpSouth Credit Card Center
                                  P.O. Box 789
                                Tupelo, MS 38802
         (Former credit card processor, currently servicing 3 locations)